As filed with the Securities and Exchange Commission on May 14, 2004

No. 333-112252

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	5013	23-2950980
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

44 Tunkhannock Avenue

Exeter, Pennsylvania 18643

(800) 233-8321

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(additional registrants listed on succeeding pages)

c/o Bryant Bynum

44 Tunkhannock Avenue

Exeter, Pennsylvania 18643

(800) 233-8321

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, Esq.

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022-4675

(212) 446-4800

Approximate date of commencement of proposed sale of the securities to the public:    The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (3)

9 3/4% Senior Subordinated Notes due 2013	$175,000,000	$22,173

Guarantees (2)	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	No separate consideration will be received for the guarantees, and no separate fee is payable, pursuant to Rule 457(n) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

KEYSTONE AUTOMOTIVE OPERATIONS OF CANADA, INC.

(Exact name of registrant as specified in its charter)

Delaware	5013	23-2996445
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

KEYSTONE AUTOMOTIVE OPERATIONS MIDWEST, INC.

(Exact name of registrant as specified in its charter)

Delaware	5013	23-2996020
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

DRIVERFX.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	5013	52-2204596
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

AMERICAN SPECIALTY EQUIPMENT CORP.

(Exact name of registrant as specified in its charter)

New York	5013	11-2153031
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

KEYSTONE AUTOMOTIVE DISTRIBUTIONS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	5013	23-2999264
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

KEYCOMP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	5013	23-3010118
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

A&A AUTOPARTS STORES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	5013	23-3001870
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

KAO MANAGEMENT SERVICES, INC.

(Exact name of registrant as specified in its charter)

Nevada	5013	88-0424595
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

KEYSTONE MARKETING SERVICES, INC.

(Exact name of registrant as specified in its charter)

Nevada	5013	88-0424596
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 14, 2004

PROSPECTUS

$175,000,000

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

Offer for all outstanding 9 3/4% Senior Subordinated Notes due 2013 in aggregate principal amount at maturity of $175,000,000 in exchange for up to $175,000,000 aggregate principal amount at maturity of 9 3/4% Senior Subordinated Exchange Notes due 2013.

Terms of the Exchange Offer

•	Expires 5:00 p.m., New York City time, , 2004, unless extended.

•	Not subject to any condition other than that the exchange offer not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

•	We can amend or terminate the exchange offer pursuant to the conditions set forth in this prospectus.

•	We will exchange all 9 3/4% Senior Subordinated Notes due 2013 that are validly tendered and not validly withdrawn.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

•	You may withdraw tendered outstanding 9 3/4% Senior Subordinated Notes due 2013 any time before the expiration of the exchange offer.

Terms of the Exchange Notes

•	The terms of the exchange notes are identical to our outstanding 9 3/4% Senior Subordinated Notes due 2013 except for transfer restrictions and registration rights.

•	The exchange notes rank junior to any of our and the guarantors’ senior indebtedness, equally with any of our and the guarantors’ senior subordinated indebtedness and senior to any of our and the guarantors’ subordinated indebtedness.

•	The exchange notes mature on November 1, 2013. The exchange notes will bear interest, which will be payable semi-annually in arrears, at a rate of 9 3/4% per annum on each May 1 and November 1, commencing May 1, 2004.

•	We may redeem the exchange notes, in whole or in part, on or prior to November 1, 2008. Prior to November 1, 2006, we may redeem up to 35% of the exchanges notes with the net cash proceeds from certain equity offerings.

•	The exchange notes are guaranteed by all of our existing and future domestic restricted subsidiaries on a senior subordinated basis.

•	Upon a change of control, we may be required to offer to repurchase the exchange notes.

For a discussion of certain factors that you should consider before participating in this exchange offer, see “ Risk Factors” beginning on page 13 of this prospectus.

There is no public market for our outstanding 9 3/4% Senior Subordinated Notes due 2013 or the exchange notes. Our outstanding 9 3/4% Senior Subordinated Notes due 2013 trade in the Private Offerings Resale and Trading through Automatic Linkages, or PORTAL™, market.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, sales person or other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information in this prospectus is correct as of any date subsequent to the date on the cover of this prospectus.

Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new securities. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where those securities were acquired by this broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

i

MARKET AND INDUSTRY DATA

Some of the market and industry data contained in this prospectus are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified, and we can and cannot assure you as to the accuracy or completeness of this information. As a result, you should be aware that the market and industry data contained in this prospectus, and beliefs and estimates based on such data, may not be reliable. Unless otherwise indicated, all industry data contained in this prospectus was prepared by The Specialty Equipment Market Association, which began preparing market information as of 1985. Industry data on growth is, unless otherwise specified, through the end of 2002, the latest period for which data is currently available.

ii

PROSPECTUS SUMMARY

The following summary contains basic information about us and this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this prospectus and the documents to which we have referred you. As used herein, “Keystone,” the “Company,” “we,” “us,” and “our” refer to Keystone Automotive Operations, Inc. and its subsidiaries. Financial information presented herein with respect to a particular year is presented for the fiscal year ended on the Saturday closest to December 31 of that year.

Our Company

We are the leading distributor of specialty equipment purchased by consumers to improve the performance, functionality and appearance of their vehicles. We occupy a critical position in our industry by linking a highly fragmented base of approximately 650 vendors with an even more fragmented base of approximately 17,000 customers. In 2003, we believe we had net sales nearly four times higher than our largest competitor. The market in which we compete, as measured by manufacturers’ sales, is approximately $9.3 billion and grew at a compound annual growth rate of 8.3% in the period from 1985 to 2002. We have a differentiated business model and hard-to-replicate distribution network, which have enabled us to generate growth in excess of the market in the period from 1985 to 2003 at a compound annual growth rate of 11.0% with such growth rate including growth by acquisition which may be more costly or not available in the future. For the twelve months ended January 3, 2004, we generated pro forma net sales and net income of $403.7 million and $3.0 million, respectively. For the twelve months ended January 3, 2004, we generated net sales and a net loss of $403.7 million and $4.6 million, respectively.

Our customers are principally small, independent retailer/installers of specialty equipment with annual revenues of less than $1.0 million and annual purchases from us of less than $250,000. These businesses depend on us to provide a broad range of products, rapid delivery, marketing support and technical assistance. Similarly, our vendors are typically small to mid-sized businesses with annual revenues of less than $100.0 million, the majority of which have revenues of less than $30.0 million. We provide a critical service to our vendors by stocking the full range of their products, managing the distribution of their products to our fragmented customer base, and providing marketing support to develop demand for their products. The valuable services we provide and the deep level of integration we have with the business operations of our customers and vendors have resulted in a strong and stable position within the industry.

We offer the most comprehensive selection of specialty equipment in our industry. We warehouse approximately 160,000 SKUs, which we are able to deliver to nearly all of our customers on a next or second-day basis. We have a hub-and-spoke distribution network, which we believe differentiates us from our competitors, and allows us to provide rapid and dependable delivery of a broad selection of products. This network enables us to transport products from our three centralized warehouse distribution centers to our 16 non-inventory carrying cross-docks, which provide distribution points to key regional markets. Our fleet of over 270 trucks delivers these products directly to our customers along 250 routes in the East Coast, Midwest, Southeastern Canada and Southern California. We believe that this network meets the rapid delivery needs of specialty retailer/installers and ensures regular customer contact, allowing us to provide a superior level of service to our customers.

We have experienced robust revenue and profit growth as a result of market growth, our ability to generate higher levels of sales from our existing customers, and by attracting new customers both in existing and in new regions. We believe that there is significant growth potential in the specialty equipment market, which we expect will permit additional future opportunities for revenue and profit growth in the future.

Industry Overview

We compete in the highly attractive specialty equipment segment of the broader automotive aftermarket equipment industry. In 2002, the specialty equipment market had annual retail sales of approximately $26.8 billion and manufacturers’ sales of approximately $9.3 billion.

The specialty equipment market is distinct from the other major segment in the automotive aftermarket—the replacement parts segment—and addresses a broad range of consumers seeking to improve the performance, functionality and appearance of their vehicles. A sampling of these consumers includes sports enthusiasts purchasing roof, bike and ski racks, fog lights and trailer hitches; urban appearance buyers purchasing spoilers, ground effects and racing seats; light truck owners purchasing toolboxes, grille guards and cargo nets; suburban families purchasing running boards, in-car video systems and luggage carriers; off-road enthusiasts purchasing suspension kits, winches and rollbars; and “hot rodders,” or performance enthusiasts, purchasing custom exhaust systems, superchargers and gauges. Significant product variety exists within these groupings as specialty products differ by vehicle platform and are often unique to a particular vehicle model year and type. The diverse and specialized nature of the products and consumers’ desire for customization differ from the replacement parts market, which is characterized by commodity products such as batteries, brakes, spark plugs, fan belts and other parts common to many vehicle platforms.

The specialty equipment market has experienced strong historical growth. The Specialty Equipment Market Association (or “SEMA”) estimates that, from 1992 to 2002, the market grew at a compound annual growth rate of approximately 7%, which compares to approximately 4% for the replacement parts segment of the automotive aftermarket equipment industry. Despite the recent recession, the specialty equipment market grew by more than 3% in each of 2001 and 2002. Growth in the specialty equipment market has been consistent, with growth being recorded in each of the last 20 years except for the recession year of 1991. This steady growth has been driven by a number of factors, including a growing installed base of vehicles and the penetration of new consumer segments. Over the past 20 years, both the range of consumers purchasing specialty equipment and the available products in the market have grown substantially.

The structure of the specialty equipment market creates a critical role for distributors. While replacement parts are generally sold by large, concentrated vendors directly to relatively consolidated automotive retail chains, the specialty equipment market is comprised of thousands of small vendors who sell their products through distributors to a fragmented base of over 35,000 specialty retailer/installers. Most of the retailer/installers in the specialty market are single-store, independently owned businesses operated by enthusiasts. Due to the multitude of product niches within the specialty equipment market, retailers often focus on a single product category such as off-road, speed and performance, or trucks where they can leverage their product knowledge and sales expertise. Because of this focused merchandising approach, retailers in the specialty equipment market have remained small and fragmented. Distributors fill a critical need by enabling vendors to economically access the multitude of retailer/installers and allowing retailer/installers to focus on meeting the broad range of consumer needs. SEMA estimates that warehouse distributors are the dominant means of distribution and are used by over 75% of manufacturers, with approximately 850 warehouse distributors operating today. These include many small distributors focused on local markets and larger distributors, such as Keystone, offering a broader range of products across several markets. Over time, as products have proliferated, larger distributors that have the scale to support a large inventory base have played an increasingly important role in the market.

Purchases in the specialty equipment market tend to be driven largely by selection and availability. It is often cost-prohibitive for a retailer/installer to stock a sufficient number of products due to the diversity of consumer needs in the specialty equipment market. Retailer/installers thus rely on distributors to provide them with “virtual inventory.” Because retailer/installers offer but do not stock these products, they are typically more focused on the rapid and reliable delivery of products—which enables them to consummate sales—than they are on the product’s price, which is typically bundled with installation charges into the overall sale. These characteristics are different from the replacement parts market where most parts are standard and easily compared, leading to greater price competition.

The following compares the key attributes of the specialty equipment and replacement parts markets:

Specialty Equipment Market		Replacement Parts Market

•	More fragmented vendors and retailers	•	More concentrated vendors and retailers

•	More specialized products	•	More commodity products

•	Faster market growth	•	Slower market growth

As a result of these factors, distributors in the specialty equipment market add significant value, while the replacement parts market has experienced greater penetration of direct distribution.

Competitive Strengths

We believe our key strengths are:

•	Leading Market Position;

•	Breadth and Depth of Product Selection;

•	Industry-Leading Service;

•	Innovative Sales and Marketing;

•	Superior and Distinctive Technology;

•	Strong Financial Performance; and

•	Experienced and Dedicated Management Team.

Business Strategy

We intend to continue to expand our business, enhance our market position and increase our revenues and cash flow by focusing on the following:

•	Continue to Increase Sales to Existing Customers;

•	Leverage Existing Infrastructure to Expand into New Customer Markets; and

•	Selectively Pursue Acquisitions.

The Transactions

On August 29, 2003, we entered into a merger agreement with Keystone Automotive Holdings, Inc. (“Holdings”), a newly formed holding company owned by affiliates of Bain Capital, pursuant to which Holdings agreed to acquire all of our outstanding capital stock for a purchase price of $440.0 million (subject to a post-closing working capital adjustment) less amounts used to repay existing indebtedness. Following the acquisition, Holdings’ capital stock is at least 95% owned by Bain Capital, its affiliates and co-investors, and the remainder is owned by existing members of management who elected to reinvest their merger consideration for shares of Holdings’ capital stock.

To finance the acquisition, we issued 9 3/4% Senior Subordinated Notes due 2013, entered into senior credit facilities, under which we borrowed $115.0 million of term loans and and received an equity contribution from Holdings. The transactions referred to above are collectively referred to in this prospectus as the “Transactions.” The closing of these Transactions occurred on October 30, 2003. As a result of the Transactions, we have a substantial amount of debt. As of January 3, 2004, we had total indebtedness of $293.3 million ($290.0 million in debt and $3.3 million in accrued interest).

Our company is incorporated under the laws of the Commonwealth of Pennsylvania. Our principal executive offices are located at 44 Tunkhannock Avenue, Exeter, Pennsylvania 18643. Our telephone number is (800) 233-8321. We maintain the following web sites: www.ekeystone.com, www.driverfx.com and www.key-stone.com. Information contained on these web sites, however, is not incorporated into this prospectus.

Purpose of the Exchange Offer

On October 30, 2003, we sold, through a private placement exempt from the registration requirements of the Securities Act, $175,000,000 of our 9 3/4% Senior Subordinated Notes due 2013. We refer to these notes as “old notes” in this prospectus.

Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the registration rights agreement, we are required to use our commercially reasonable efforts to cause a registration statement for substantially identical notes, which will be issued in exchange for the old notes, to become effective on or within 240 days of issuance of the old notes. We refer to the notes to be registered under this exchange offer registration statement as “exchange notes” and collectively with the old notes, we refer to them as the “notes” in this prospectus. You may exchange your old notes for exchange notes in this exchange offer. You should read the discussion under the headings “—Summary of the Exchange Offer,” “The Exchange Offer” and “Description of the Exchange Notes” for further information regarding the exchange notes.

We did not register the old notes under the Securities Act or any state securities law, nor do we intend to after the exchange offer. As a result, the old notes may only be transferred in limited circumstances under the securities laws. If the holders of the old notes do not exchange their old notes in the exchange offer, they lose their right to have the old notes registered under the Securities Act, subject to certain limitations. Anyone who still holds old notes after the exchange offer may be unable to resell their old notes.

However, we believe that holders of the exchange notes may resell the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act, if they meet certain conditions. You should read the discussion under the headings “—Summary of the Exchange Offer” and “The Exchange Offer” for further information regarding the exchange offer and resales of the exchange notes.

Summary of the Exchange Offer

The Initial Offering of Old Notes	We sold the old notes on October 30, 2003 to Banc of America
Securities LLC and UBS Securities LLC. We refer to Banc of
America Securities LLC and UBS Securities LLC in this prospectus as the “initial purchasers.” The initial purchasers subsequently resold the old notes to (1) qualified institutional buyers pursuant to Rule
144A under the Securities Act and (2) outside the United States in accordance with Regulation S under the Securities Act.

Registration Rights Agreement	Simultaneously with the initial sale of the outstanding securities, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, (i)
to file a registration statement with the SEC as soon as practicable after the issuance of the old notes, but in no event later than 90 days after the issuance of the old notes and (ii) to use our commercially reasonable efforts to cause such registration statement to be declared effective by the SEC at the earliest possible time, but in no event later than 240 days after the issuance of the old notes. We also agreed to use our commercially reasonable efforts to cause the exchange offer to be consummated on the earliest practicable day after the
registration statement is declared effective, but in no event later than
30 business days after the exchange registration statement is declared effective, unless required by the Securities Act or the Exchange Act.
The exchange offer is intended to satisfy our obligations under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The Exchange Offer	We are offering to exchange the exchange notes, which are being registered under the Securities Act, for your old notes. To be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the
expiration of the exchange offer.

Resales	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the exchange notes are being acquired in the ordinary course of your business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an “affiliate” of ours as defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for old notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, that no proceedings have been instituted or threatened against us which would impair our ability to proceed with the exchange offer, and that we have received all necessary governmental approvals to proceed with the exchange offer.

Procedures for Tendering Old Notes

We issued the old notes as global securities. When the old notes were issued, we deposited the global securities representing the old notes with The Bank of New York, as book-entry depositary. The Bank of New York issued a certificateless depositary interest in each global security we deposited with it, which together represent a 100% interest in the old notes, to The Depository Trust Company, known as DTC. Beneficial interests in the old notes, which are held by direct or indirect participants in DTC through the certificateless depositary interests, are shown on records maintained in book-entry form by DTC.

You may tender your old notes through book-entry transfer in accordance with DTC’s Automated Tender Offer Program, known as ATOP. To tender your old notes by a means other than book-entry transfer, a letter of transmittal must be completed and signed according to the instructions contained in the letter of transmittal. The letter of transmittal and any other documents required by the letter of transmittal must be delivered to the exchange agent by mail, facsimile, hand delivery or overnight carrier. In addition, you must deliver the old notes to the exchange agent or comply with the procedures for guaranteed delivery. See “The Exchange Offer—Procedures for Tendering Old Notes” for more information.

Do not send letters of transmittal and certificates representing old notes to us. Send these documents only to the exchange agent. See “The Exchange Offer—Exchange Agent” for more information.

Special Procedures for Beneficial Owners

If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interests or old notes in the exchange offer, you should contact the person in whose name your book-entry interests or old notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time on , 2004.

Federal Income Tax Considerations	The exchange of old notes will not be a taxable event for United States federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer.

The Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the old notes. The exchange notes represent the same debt as the old notes. The old notes and the exchange notes are governed by the same indenture and are together considered a “series” of securities under that indenture. We use the term “notes” in this prospectus to refer collectively to the old notes and the exchange notes.

Issuer	Keystone Automotive Operations, Inc.

The Exchange Notes	$175,000,000 principal amount of 9 3/4% Senior Subordinated Notes due 2013.

Maturity	November 1, 2013

Interest rate	9 3/4% per year (calculated using a 360-day year of twelve 30-day months).

Interest payment dates	Each May 1 and November 1, beginning on May 1, 2004. Interest will accrue from the issue date of the notes.

Ranking	The notes and the guarantees will be unsecured senior subordinated obligations and will rank junior to any of our and the guarantors’
senior indebtedness, equally with any of our and the guarantors’
senior subordinated indebtedness and senior to any of our and the guarantors’ subordinated indebtedness.

Guarantees	All of our existing and future domestic restricted subsidiaries will jointly and severally, fully and unconditionally guarantee the notes on a senior subordinated basis. If we cannot make payments required by the notes, the subsidiary guarantors must make them. The guarantees may be released under certain circumstances.

Optional Redemption	Prior to November 1, 2008, we may redeem some or all of the notes at a redemption price equal to 100% plus a make-whole premium and accrued and unpaid interest. On or after November 1, 2008, we may redeem some or all of the notes at the redemption prices listed elsewhere in this prospectus. See “Description of the Notes—Optional
Redemption.”

In addition, at any time (which may be more than once) before
November 1, 2006, we can choose to redeem up to 35% of the
outstanding notes with money that we raise in certain equity offerings, as long as:

• we pay 109.750% of the principal amount of the notes plus accrued and unpaid interest;

• we redeem the notes within 90 days of completing the equity offering; and

• at least 65% of the aggregate principal amount of notes originally issued remains outstanding afterwards.

Change of control offer	If a change in control of our company occurs, we must give holders the opportunity to sell their notes to us at 101% of their principal amount plus accrued and unpaid interest.

We might not be able to pay the required price for notes presented to us at the time of a change of control because:

	•	we might not have enough funds at the time; or

	•	the terms of our senior credit facilities may prevent us from paying.

Restrictive covenants	The indenture governing the notes will contain covenants that, among other things, limit our and our restricted subsidiaries’ ability to:

	•	incur additional indebtedness;

	•	pay dividends or distributions on, or redeem or repurchase, our capital stock;

	•	issue preferred stock of subsidiaries;

	•	make certain investments;

	•	create liens on our assets;

	•	enter into transactions with affiliates;

	•	merge or consolidate or sell all or substantially all of our assets;

	•	create restrictions on the payment of dividends or other amounts to us; and

	•	transfer or sell assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes—Certain Covenants.”

Risk Factors	You should carefully consider all of the information in this prospectus and, in particular, you should evaluate the specific risk factors set forth under “Risk Factors.”

For more complete information about the notes, see the “Description of the Notes” section of this prospectus.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

The summary of our historical and unaudited pro forma consolidated financial data set forth below should be read in conjunction with our consolidated financial statements and unaudited pro forma consolidated financial data included elsewhere in this prospectus. The summary historical consolidated financial data for the years ended December 29, 2001 and December 28, 2002 and for the periods from December 29, 2002 to October 30, 2003 and October 31, 2003 to January 3, 2004 have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. We changed our fiscal year effective January 1, 2001 and operate on a 52/53 week year basis, with the year ending on the Saturday nearest December 31. Prior to 2001, our fiscal year ended on December 31. The unaudited pro forma statement of operations data for the fiscal year ended January 3, 2004 gives effect to the Transactions as if they had occurred at December 29, 2002 (the first day of our 2003 fiscal year). See “The Transactions,” “Unaudited Pro Forma Consolidated Financial Data,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto and other financial data included elsewhere in this prospectus.

As a result of the Transactions, we had a change in our basis of accounting as of October 30, 2003, as the fair value of the Transactions was “pushed-down” to our books and records. As a result of the change in basis of accounting on October 30, 2003, the consolidated statement of operations and comprehensive income, of cash flows and of stockholders’ equity have been prepared for both the period December 29, 2002 to October 30, 2003 (“Predecessor”) and the period October 31, 2003 to January 3, 2004 (“Successor”).

Periods Ended	Pro Forma Year Ended
Year Ended December 29, 2001	Year Ended December 28, 2002	December 29, 2002 to October 30, 2003	October 31, 2003 to January 3, 2004	January 3, 2004
Predecessor	Successor	(unaudited)
(dollars in thousands)
Statement of Operations Data:
Net sales	$345,981	$371,014	$339,261	$64,423	$403,684
Cost of sales (1)	235,972	249,222	228,036	53,432	271,685

Gross profit	110,009	121,792	111,225	10,991	131,999
Selling, general and administrative expenses (2)	81,154	82,336	95,691	18,165	102,861
Net (gain) loss on the sale of property, plant and equipment	(11)	(720)	(36)	(3)	(39)
Reorganization and other charges (income) (3)	3,077	1,436	6,244	—	(251)

Income (loss) from operations	25,789	38,740	9,326	(7,171)	29,428
Other (income) expense:
Interest income	(39)	(10)	(21)	(10)	(31)
Interest expense	13,274	9,926	5,501	4,104	24,552
Other, net	306	(107)	73	35	108

Income (loss) before provision (benefit) for income taxes and cumulative effect of change in accounting principle	12,248	28,931	3,773	(11,300)	4,799
Income tax provision (benefit)	4,554	11,674	1,297	(4,261)	1,847

Net income (loss)	$7,694	$17,257	$2,476	$(7,039)	$2,952

Other Financial Data:
Cash flows provided by (used in):
Operating activities	$4,572	$23,966	$15,614	$(7,044)
Investing activities	(3,859)	(2,409)	(7,003)	(327,877)
Financing activities	(62)	(21,914)	(5,010)	336,924
Depreciation and amortization	6,021	6,651	6,034	3,641	24,357
Capital expenditures (including capitalized software costs)	(3,859)	(3,512)	(7,450)	(434)	(3,512)
Gross margin	31.8%	32.8%	32.8%	17.1%	32.7%
EBITDA (4)	$31,504	$45,498	$15,287	$(3,565)	$53,667
Ratio of earnings to fixed charges (5)	1.6	x	2.5	x	1.3	x	—	1.2	x

	Periods Ended
	December 31, 1999	December 31, 2000	December 29, 2001	December 28, 2002	January 3, 2004
	Predecessor				Successor
Balance Sheet Data:
Cash and cash equivalents	$3,394	$1,518	$2,043	$1,715	$7,552
Working capital (6)	33,745	22,719	39,101	44,535	54,263
Total assets	178,309	196,734	184,407	179,328	563,694
Total debt (7)	151,153	137,297	141,382	117,409	290,000
Redeemable and convertible preferred stock	76,195	89,933	96,395	104,853	—
Total shareholders’ (deficit) equity	(95,578)	(94,394)	(95,463)	(85,234)	171,694

(1)	Cost of sales for the period October 31, 2003 to January, 2004 includes $9.8 million in non-cash charges related to recognition of a portion of the fair market value adjustment on inventory recorded as part of the Transactions.
(2)	Selling, general and administrative expenses include management and advisory fees paid to the Company’s former and current equity sponsors totaling $0.5 million for the years ended December 31, 1999, and 2000; December 29, 2001; and December 28, 2002; and $0.4 million for the period December 29, 2002 to October 30, 2003 and $0.3 million for the period October 31, 2003 to January 3, 2004. Additionally, selling, general and administrative expenses for the period December 29, 2002 to October 30, 2003 include $26.6 million in Transaction-related bonuses.

(3)	Reorganization and other charges consists of restructuring charges in connection with certain severance arrangements and lease terminations in fiscal 2001, a legal settlement and loss on shutdown of the ATV business in fiscal 2002 and our Transactions costs and a final adjustment related to the sale of ATV in fiscal 2003.
(4)	EBITDA is defined as income before income taxes, interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. We believe EBITDA provides investors and analysts in the distribution industry useful information with which to analyze and compare our operational performance and ability to service and incur debt with other companies in our industry. However, EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation from net income (a GAAP measure) to EBITDA:

	Year Ended				Pro Forma Year Ended
	December 29, 2001	December 28, 2002	December 29, 2002 to October 30, 2003	October 31, 2003 to January 3, 2004	January 3, 2004
	Predecessor			Successor
Net Income (loss)	$7,694	$17,257	$2,476	$(7,039)	$2,952
Income tax provision (benefit)	4,554	11,674	1,297	(4,261)	1,847
Interest expense, net	13,235	9,916	5,480	4,094	24,521
Depreciation and amortization	6,021	6,651	6,034	3,641	24,357

EBITDA	$31,504	$45,498	$15,287	$(3,565)	$53,677

(5)	For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings represents pro forma income (loss) before income taxes plus fixed charges. Fixed charges consist of total pro forma interest expense and a portion of operating lease expenses that management believes is representative of the interest component of operating leases.

Pro Forma Year Ended January 3, 2004
Earnings
Income before provision for income taxes	$4,799
Plus: fixed charges	25,443

$30,242

Fixed Charges
Interest expense	$24,552
Estimate of interest portion of operating leases	891

Total fixed charges	$25,443
Earnings to fixed charges ratio	1.2x

For the period October 31, 2003 to January 3, 2004 earnings were insufficient to cover fixed charges by $7.0 million.

(6)	Working capital is defined as current assets less current liabilities.
(7)	Includes $0, $0, $3.8 million, $1.7 million, and $0, respectively, representing our liability under previously outstanding interest rate swap agreements for the years ended December 31, 1999 and 2000, December 29, 2001; December 28, 2002 and for the period ended January 3, 2004, respectively.

RISK FACTORS

You should carefully consider the following risks, along with the information provided elsewhere in this prospectus before deciding whether to exchange your old notes for the exchange notes to be issued in this exchange offer.

Risk Factors Related to the Exchange Notes

Because there is no public market for the exchange notes, you may not be able to sell your exchange notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

We understand that the initial purchasers presently intends to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

In addition, any holder of old notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will issue exchange notes pursuant to this exchange offer only after a timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

If you do not exchange your old notes, your old notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your old notes.

We did not register the old notes, nor do we intend to do so following the exchange offer. Old notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your old notes, you will lose your right to have your old notes registered under the federal securities laws. As a result, if you hold old notes after the exchange offer, you may be unable to sell your old notes.

If a large number of outstanding old notes are exchanged for exchange notes issued in the exchange offer, it may be difficult for holders of outstanding old notes that are not exchanged in the exchange offer to sell their old notes, since those old notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of old notes outstanding, there may not be a very liquid market in those old notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market.

If you exchange your old notes, you may not be able to resell the exchange notes you receive in the exchange offer without registering them and delivering a prospectus.

You may not be able to resell exchange notes you receive in the exchange offer without registering those exchange notes or delivering a prospectus. Based on interpretations by the Commission in no-action letters, we believe, with respect to exchange notes issued in the exchange offer, that:

•	holders who are not “affiliates” of Keystone Automotive Operations, Inc. within the meaning of Rule 405 of the Securities Act;

•	holders who acquire their exchange notes in the ordinary course of business; and

•	holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the exchange notes;

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the SEC in no-action letters, and would have to register the exchange notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of exchange notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding exchange notes in market-making activities or other trading activities and must deliver a prospectus when they resell notes they acquire in the exchange offer in order not to be deemed an underwriter.

Risks Related to the Notes

Our substantial leverage may impair our financial condition and we may incur significant additional debt.

We have a substantial amount of debt. As of January 3, 2004, we had total indebtedness of $293.3 million. In addition, as of January 3, 2004, we were able to borrow up to an additional $47.2 million under our senior credit facilities, subject to customary borrowing conditions. See “Capitalization” for additional information.

Our substantial debt could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions by making it more difficult for us to react quickly to changing conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

•	requiring a substantial portion of our cash flow from operations for the payment of interest on our debt and reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

These limitations and consequences may place us at a competitive disadvantage to other less-leveraged competitors.

Subject to specified limitations, the indenture governing the notes and the credit agreement governing our senior credit facilities will permit us and our subsidiaries to incur substantial additional debt. If new debt is added to our and our subsidiaries’ current debt levels, the risks described above could intensify. See “Description of Senior Credit Facilities” and “Description of the Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” for additional information.

We will require a significant amount of cash, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund working capital needs and planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. For example, our need to stock substantial inventory could increase our working capital needs. We cannot assure you that our business will continue to generate cash flow from operations at current levels or that our cash needs will not increase. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other needs, we may have to refinance all or a portion of our existing debt or obtain additional financing or reduce expenditures that we deem necessary to our business. We cannot assure you that any refinancing of this kind would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the notes.

Your right to receive payments on the notes and the subsidiary guarantees is junior to all of our and the subsidiary guarantors’ senior indebtedness.

The notes and the subsidiary guarantees are contractually junior in right of payment to all of our and the subsidiary guarantors’ existing and future senior indebtedness. As of January 3, 2004, the notes and the subsidiary guarantees were subordinated to $115.2 million, not including $2.8 million of outstanding letters of credit, of senior indebtedness. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy or similar proceeding relating to us or the subsidiary guarantors, or if there is a payment default under, or an acceleration of, any senior indebtedness, the holders of senior indebtedness of Keystone and the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to these notes or the subsidiary guarantees. Accordingly, we and the subsidiary guarantors may not have enough assets remaining after payments to holders of senior indebtedness to pay you.

Because the notes are junior to all of our and the subsidiary guarantors’ senior indebtedness, your payments may be blocked upon the occurrence of defaults on the senior indebtedness.

All payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default or, upon notice from designated senior lenders, other defaults in respect of designated senior indebtedness unless such indebtedness has been repaid in full or the default has been cured or waived. In addition, all payments on the notes and the subsidiary guarantees may be prohibited for up to 179 days each year in the event of non-payment defaults on such senior indebtedness.

Because the notes are junior to all of our and the subsidiary guarantors’ senior indebtedness, your payments in bankruptcy may be less than other creditors.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Keystone or the subsidiary guarantors, holders of the notes will participate with all other holders of our subordinated indebtedness and the subsidiary guarantors in the assets remaining after we and the subsidiary guarantors have paid all of the senior indebtedness. Because we have agreed that our senior indebtedness must be paid first, you may receive proportionately less than other unsubordinated creditors, including trade creditors, in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of these notes may therefore receive ratably less than other creditors.

Covenant restrictions under our indebtedness may limit our ability to operate our business and, in such an event, we may not have sufficient assets to pay amounts due to you on the notes.

The credit agreement governing our senior credit facilities, the indenture governing the notes and our future debt agreements will contain covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. Our senior credit facilities and the indenture will restrict, among other things, our ability and the ability of our restricted subsidiaries to:

•	borrow money;

•	pay dividends or make distributions;

•	purchase or redeem stock;

•	make investments and extend credit;

•	engage in transactions with affiliates;

•	consummate certain asset sales;

•	effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

•	create liens on our assets.

In addition, our senior credit facilities will require us to maintain specified financial ratios and satisfy certain financial condition tests, including a minimum consolidated interest coverage ratio of 1.75:1.00, a maximum consolidated leverage ratio of 5.95:1.00, and a minimum consolidated fixed charge coverage ratio of 1:00:1.00. Each of these ratios will increase over time. For the year ended January 3, 2004 our consolidated interest coverage ratio was 2.57:1.00, our consolidated leverage ratio was 5.10:1.00 and our consolidated fixed charge ratio was 1.54:1.00. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our senior credit facilities and the indenture. If an event of default under our senior credit facilities occurs, the lenders could terminate all commitments to lend and elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If we were unable to pay such amounts, the lenders could proceed against the collateral pledged to them. We will pledge substantially all of our assets to the lenders. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, you may receive less than the full amount you would be otherwise entitled to receive on the notes. See “Description of Senior Credit Facilities” and “Description of the Notes” for additional information.

Fraudulent transfer statutes may limit your rights as a holder of the notes.

Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

•	avoid all or a portion of our obligations to holders of the notes;

•	subordinate our obligations to holders of the notes to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

•	take other action detrimental to holders of the notes, including invalidating the notes.

In that event, we cannot assure you that you would ever be repaid.

Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

(1) issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

(2) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

(a) were insolvent or were rendered insolvent by reason of the issuance of the notes;

(b) were engaged, or were about to engage, in a business or transaction for which our assets were unreasonably small; or

(c) intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. To the extent that proceeds of this offering are being used to make payments to our former stockholders, a court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the notes.

The measure of insolvency for purposes of the foregoing considerations will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

•	the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation, or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including continent liabilities) as they become absolute and matured.

We cannot assure you what standard a court would apply in determining our solvency and whether it would conclude that we were solvent when we incurred our obligations under the notes.

Our obligations under the notes will be guaranteed by all of our domestic restricted subsidiaries, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, because the guarantees were incurred for the benefit of the issuer, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the Notes. In addition, the liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

We may not be able to make the change of control offer required by the indenture.

Upon a change of control, subject to certain conditions, we are required to offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of notes tendered. In addition, the terms of our senior credit facilities will limit our ability to repurchase your notes and will provide that certain change of control events will constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the notes or that restrictions in our senior credit facilities and the indenture will not allow such repurchases. See “Description of the Notes—Change of Control” and “Description of Senior Credit Facilities” for additional information.

There is no established trading market for the notes and the notes contain restrictions on transfer that may make it difficult for you to sell or pledge your notes.

Prior to the offering of the notes, there was no public market for the notes. Although the notes are expected to be eligible for trading in PORTAL™, we cannot assure you that an active trading market will develop for the notes. Because the notes have not been registered under the Securities Act, the notes are subject to restrictions on transfer. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. The initial purchasers are not obligated to repurchase the notes or to provide markets that would allow the notes to be traded. If a market for the notes does not develop, you will not be able to resell your notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the notes as collateral for loans. Moreover, if markets for the notes do develop in the future, we cannot assure you that these markets will continue indefinitely or that the notes can be sold at a price equal to or greater than their initial offering price. In addition, in response to prevailing interest rates and market conditions generally as well as our performance, the notes could trade at a price lower than their initial offering price.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market for the notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the notes.

Risk Factors Related to our Company

We depend on our relationships with our vendors and a disruption of these relationships or of our vendors’ operations could have an adverse effect on our business and results of operations.

Our business depends on developing and maintaining productive relationships with our vendors. Many factors outside our control may harm these relationships. For example, financial difficulties that some of our vendors may face may increase the cost of the products we purchase from them. Our vendors’ ability to supply products to us is also subject to a number of risks, including destruction of their facilities or work stoppages. In addition, our failure to promptly pay, or order sufficient quantities of inventory from, our vendors may increase the cost of products we purchase or may lead to vendors refusing to sell products to us at all. We generally do not have long-term contracts with our vendors.

The automotive aftermarket equipment industry is subject to cycles in the general economy. A downturn in the economy could reduce consumer spending on specialty automotive equipment.

A downturn in the economy may delay or reduce consumer purchases of our products and services, which could adversely affect our revenues, cash flow and profits. Growth in our industry significantly slowed in 2001 and 2002 from the industry’s historic average growth rates due to the recession, and sales in our industry have declined on an annual basis in prior recessions. A continued slowdown in economic activity could adversely effect our results. Many factors affect the level of consumer spending on specialty automotive equipment, including, among others, general business conditions, interest rates, gasoline prices, the availability of consumer credit and consumer confidence in future economic conditions. While the number of automobiles registered in the United States has steadily increased, should a reduction in the number of automobiles driven by automobile owners or a reduction in new car purchases occur, it would adversely affect the demand for our products.

Because all of our inventory is stored in our warehouse distribution centers, a disruption in our warehouse distribution centers could adversely affect the results of our operations by increasing our costs and distribution lead times.

We maintain all of our inventory in three warehouse distribution centers. A serious disruption to these distribution centers or to the flow of goods in or out of these centers due to inclement weather, fire, earthquake, act of terrorism or any other cause could damage a significant portion of our inventory and could materially impair our ability to distribute our products to customers in a timely manner or at a reasonable cost. We could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace a distribution center, which would reduce our revenues and profits and impair our relationships with our customers.

Our business could be adversely affected by consolidation among vendors and customers as it may reduce our importance as a holder of sizeable inventory thereby reducing our revenues and earnings.

Our success has been dependent, in part, on the fragmented vendor and customer base in our industry. Because of the small size of most vendors and customers, they cannot support substantial inventory positions and thus we fill an important role as our size permits us to maintain a sizable inventory. If a trend towards consolidation among vendors or customers developed in the future, it could reduce our importance and reduce our revenues, margins and earnings. We generally do not have long-term contracts with our customers and they can cease doing business with us at any time.

Our growth strategy of identifying and consummating acquisitions and expanding our services into new regions entails integration, financing and other risks, including expenditures associated with developing a distribution infrastructure with new distribution centers, cross-docks and routes.

We intend to continue to grow in part through acquisitions. This growth strategy entails risks inherent in identifying desirable acquisition candidates, in integrating the operations of acquired businesses into our existing operations and risks relating to potential unknown liabilities associated with acquired businesses. In addition, we may not be able to finance the acquisition of a desirable candidate or to pay as much as our competitors because of our leveraged financial condition or general economic conditions.

In connection with future acquisitions, we may assume the liabilities of the companies we acquire. These liabilities could materially and adversely affect our business. Difficulties that we may encounter in integrating the operations of acquired businesses could also have a material adverse effect on our results of operations and financial condition. Moreover, we may not realize any of the anticipated benefits of an acquisition, and integration costs may exceed anticipated amounts. Our prior management team experienced difficulties in integrating certain acquisitions.

The launch of our distribution services into new regions will require expenditures to develop a distribution infrastructure, including new distribution centers, cross-docks and routes, and we generally do not expect to achieve profitability from new regions for a period of time. We may also face competition from existing distributors in those regions that could reduce the benefits we anticipate from such expansion.

We could be adversely effected by compliance with environmental regulations and could incur costs relating to environmental matters, particularly those relating to our distribution centers and retail locations.

We are subject to various federal, state, local and foreign environmental protection and health and safety laws and regulations governing, among other things:

•	the emission and discharge of hazardous materials into the ground, air, or water;

•	the exposure to hazardous materials; and

•	the generation, handling, storage, use, treatment, identification, transportation and disposal of industrial by-products, waste water, storm water and hazardous materials.

We are also required to obtain permits from governmental authorities for some of our operations. If we violate or fail to obtain or comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators. We could also become liable if employees or other third parties are improperly exposed to hazardous materials.

We operate distribution centers and retail locations, and under certain environmental laws, we could be held responsible for some or all of the costs relating to any contamination at, or migrating to or from, our current or past facilities or our predecessors’ past facilities and at sites where we disposed wastes. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of such hazardous substances.

Environmental laws are complex, change frequently and have tended to become more stringent over time. Our costs of complying with current and future environmental and health and safety laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances may adversely affect our business, financial position, results of operations or cash flows to date. See “Business—Environmental Matters.”

Our reliance on intellectual property and proprietary rights for certain of our electronic offerings that may not be adequately protected under current laws may harm our competitive position and materially and adversely affect our business and results of operations.

We rely on copyright, trademark and other intellectual property laws to establish and protect our proprietary rights in certain of our electronic offerings, which include internet-based and other technology-based services and products which are material to our business, and are operated using proprietary software, and other intellectual property. However, we cannot assure you that our proprietary rights in our software or other intellectual property used to provide certain material services and products to customers will not be challenged, invalidated or circumvented. If we are unable to adequately protect our intellectual property and proprietary rights, our competitive position may be harmed and our business and financial results could be materially and adversely affected.

If we experience problems with our fleet of trucks or are otherwise unable to make timely deliveries of parts to our customers, our business and reputation could be harmed.

We use a fleet of trucks to deliver vehicle parts to our customers, most of which are owned by us and some of which are leased from third parties. We are therefore subject to the risks associated with providing trucking services, including inclement weather, disruptions in the transportation infrastructure, including disruptions in our lease arrangements, availability and price of fuel, and liabilities arising from accidents to the extent we are not covered by insurance. Our failure to deliver parts in a timely and accurate manner could harm our reputation and brand, which could have an adverse effect on our business.

Our business could be adversely affected by the current high price of fuel.

Both the industry in which we operate and our distribution methods are affected by the availability and price of fuel. Because we use a fleet of trucks to deliver specialty automotive equipment parts to our customers, the current high price of fuel may cause us to incur increased costs in operating our fleet, which may have an adverse effect on our business, financial condition and results of operations.

We could be subject to product liability, personal injury or other litigation claims which could have an adverse effect on our business, financial condition and results of operations.

Purchasers of our products, or their employees or customers, could be injured or suffer property damage from exposure to, or defects in, products we sell or distribute, or have sold or distributed in the past, and we could be subject to claims, including product liability or personal injury claims. These claims may not be covered by insurance and vendors may be unwilling or unable to satisfy their indemnification obligations to us with respect to these claims. As a result, the defense, settlement or successful assertion of any future product liability, personal injury or other litigation claims could cause us to incur significant costs and could have an adverse effect on our business, financial condition, results of operations or cash flows.

Loss of key personnel and/or failure to attract and retain highly qualified personnel could make it more difficult for us to generate cash flow from operations and service our debt.

We are dependent on the continued services of our senior management team, particularly Robert Vor Broker, President, Chairman and Chief Executive Officer; Bryant Bynum, Executive Vice President and Chief Financial Officer; and Richard Piontkowski, Senior Vice President of Sales. We believe the loss of such key personnel could adversely affect our financial performance. In addition, our ability to manage our anticipated growth will depend on our ability to identify, hire and retain qualified management personnel. We cannot assure you that we can attract and retain sufficient qualified personnel to meet our business needs. See “Management—Directors and Executive Officers.”

Prior to the offering of the notes we were not required to comply with SEC reporting requirements; future public reporting obligations may put significant demands on our financial, operational and management resources, requiring us to hire additional accounting and finance staff and to implement new financial systems.

Prior to the offering of the notes, we were a private company and did not prepare quarterly financial information that complied with the timelines and regulations specified by the SEC. We agreed in the indenture governing the notes to deliver quarterly and annual financial information to the Trustee and, following registration of the notes with the SEC, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended. In order to comply with these requirements, we expect that we may need to hire additional accounting and finance staff and implement new financial systems and procedures. We cannot assure you that we will be able to hire additional staff or implement appropriate procedures on a timely basis. Failure to hire such staff and implement such procedures could have an adverse effect on us.

The interests of our controlling shareholder may be in conflict with your interests as a holder of notes.

Bain Capital owns securities representing a substantial majority of the voting power of Holdings’ common stock on a fully diluted basis and has the ability to elect a majority of the board of directors and generally to control the affairs and policies of Keystone. Circumstances may occur in which the interests of Bain Capital, as our shareholder could be in conflict with the interests of the holders of the notes. For example, Bain Capital may have an interest in pursuing transactions that, in its judgment, enhance the value of its equity investment in our company, even though those transactions may involve risks to you as a holder of the notes. See “Security Ownership and Certain Beneficial Owners” and “Certain Relationships and Related Transactions.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans, future industry growth and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations, or “cautionary statements,” are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

THE TRANSACTIONS

The Merger

On August 29, 2003, we entered into a merger agreement with Holdings, Keystone Merger Sub, Inc., and LAGE LLC, as representative of the selling stockholders, pursuant to which Holdings agreed to acquire all of our outstanding capital stock for a purchase price of $440.0 million less amounts used to repay existing indebtedness. Holdings is a holding company with no material assets or operations other than its ownership of our capital stock, and no liabilities other than a $3.5 million term loan, the proceeds of which were used to make an equity contribution to us to pay a portion of the merger purchase price. The purchase price is subject to a post-closing working capital adjustment. A portion of the merger consideration was deposited into escrow accounts, including $15.0 million to support indemnity obligations of the selling stockholders and $5.0 million to support the selling stockholders’ post-closing working capital adjustment obligations. At least 95% of Holdings’ capital stock is owned by Bain Capital, its affiliates and co-investors, and the remainder is owned by existing members of management who elected to either reinvest merger consideration or rollover their common stock for shares of Holdings’ capital stock. The Transactions closed on October 30, 2003. Upon the consummation of the transactions, we became a wholly-owned subsidiary of Holdings.

In connection with the merger, each holder of shares of our common stock and preferred stock was entitled to receive a portion of the merger consideration equal to $9.25 per share and $1,933.07 per share, respectively, in each case subject to post-merger working capital adjustments. To the extent any existing holder of options to acquire shares of our common stock did not exercise such options prior to the effective date of the merger, we paid such option holder an amount in cash equal to the per-share consideration less the exercise price of the option, in complete satisfaction of any obligations owing to such option holder in respect of such options, and such options were cancelled and extinguished. We paid approximately $26.6 million for Transactions-related bonuses to certain members of our management and other employees and former employees.

Financing of the Merger

In order to finance the merger, repay our existing debt and pay related fees and expenses, we:

•	entered into $165.0 million of senior credit facilities with a group of financial institutions led in part by affiliates of the initial purchasers consisting of a $50.0 million revolving credit facility (of which $45.0 million was available upon closing of the merger) and a $115.0 million term loan facility. See “Description of Senior Credit Facilities”;

•	issued $175.0 million of the old notes;

•	received a capital contribution from Holdings of $3.5 million, representing proceeds from a term loan which is repayable upon realization of certain Transactions-related tax benefits. See “Certain Relationships and Related Transactions”; and

•	received a $175.0 million capital contribution from Holdings consisting of the proceeds from an investment in the common stock of Holdings by Bain Capital, its affiliates and co-investors and management.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus. The old notes surrendered in exchange for exchange notes will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

The proceeds from the offering of the old notes were $175,000,000, less the initial purchasers’ commission and fees and expenses. The net proceeds from the offering of the old notes, together with borrowings under the senior credit facilities and proceeds of capital contributions from Holdings, were used to consummate the Transactions, repay all of our existing debt and to pay fees and expenses in relation to the Transactions. See “The Transactions.”

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Simultaneously with the sale of the old notes, we entered into a registration rights agreement with Banc of America Securities LLC and UBS Securities LLC. In the registration rights agreement, we agreed, among other things, (i) to file a registration statement with the SEC as soon as practicable after the issuance of the old notes, but in no event later than 90 days after the issuance of the old notes and (ii) to use our commercially reasonable efforts to cause such registration statement to be declared effective by the SEC at the earliest possible time, but in no event later than 240 days after the issuance of the old notes. We also agreed to use our commercially reasonable efforts to cause the exchange offer to be consummated on the earliest practicable day after the registration statement is declared effective, but in no event later than 30 business days after the exchange registration statement is declared effective, unless required by the Securities Act or the Exchange Act. A copy of the registration rights agreement has been filed as an exhibit herewith.

We are conducting the exchange offer to satisfy our contractual obligations under the registration rights agreement. The form and terms of the exchange notes are the same as the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act, and holders of the exchange notes will not be entitled to the payment of any additional amounts pursuant to the terms of the registration rights agreement, as described below.

The registration rights agreements provides that, promptly after the registration statement has been declared effective, we will offer to holders of the old notes the opportunity to exchange their existing notes for exchange notes having a principal amount, interest rate, maturity date and other terms substantially identical to the principal amount, interest rate, maturity date and other terms of their old notes. We will keep the exchange offer open for at least 30 business days (or longer if we are required to by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes and use our commercially reasonable efforts to complete the exchange offer no later than 30 days after the exchange registration statement is declared effective. The exchange notes will be accepted for clearance through The Depository Trust Company, Clearstream, Luxembourg and the Euroclear System with a new CUSIP and ISIN number and common code. All of the documentation prepared in connection with the exchange offer will be made available at the offices of The Bank of New York, our exchange agent.

Based on existing interpretations of the Securities Act by the staff of the SEC, we believe that the holders of the exchange notes (other than holders who are broker-dealers) may freely offer, sell and transfer the exchange notes. However, holders of old notes who are our affiliates, who intend to participate in the exchange offer for the purpose of distributing the exchange notes, or who are broker-dealers who purchased the old notes from us for resale, may not freely offer, sell or transfer the old notes, may not participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, sale or transfer of old notes.

Each holder of old notes who is eligible to and wishes to participate in the exchange offer will be required to represent that it is not our affiliate, that it is not a broker-dealer tendering securities directly acquired from us for its own account and that it acquired the old notes and will acquire the exchange notes in the ordinary course of its business and that it has no arrangement with any person to participate in the distribution of the exchange notes. In addition, any broker-dealer who acquired the old notes for its own account as a result of market-making or other trading activities must deliver a prospectus (which may be the prospectus contained in the registration statement if the broker-dealer is not reselling an unsold allotment of old notes) meeting the requirements of the Securities Act in connection with any resales of the exchange notes. We will agree to provide sufficient copies of the latest version of such prospectus to such broker-dealers, if subject to similar prospectus delivery requirements for a period ending on the earlier of (i) 180 days from the date on which the exchange offer is consummated (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

If,

(i) we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

(ii) any holder of transfer restricted securities (as defined in the registration rights agreement) notifies us prior to the 20th day following consummation of the exchange offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer; (b) that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or (c) that it is a broker-dealer and owns old notes acquired directly from the Issuer or an affiliate of the Issuer, then we shall promptly deliver to the holders and the trustee written notice thereof, or give notice and shall file a shelf registration covering the resale of the affected securities within 90 days after the shelf notice is given to the holders and shall use our commercially reasonable efforts to cause the shelf registration to be effective under the Securities Act on or prior to the 240th day after the shelf notice is given.

We will use our commercially reasonable efforts to keep effective the shelf registration statement until the earlier of (i) two years following the effective date of the initial shelf registration statement or (ii) the time when all of the securities have been sold thereunder or are no longer restricted securities.

In the event that a shelf registration statement is filed, we will provide to each affected holder copies of the prospectus that is a part of the shelf registration statement, notify each affected holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the securities. A holder that sells securities pursuant to the shelf registration statement will be required to be named as a selling security holder in the prospectus and to deliver a prospectus to purchasers. A selling holder will also be subject to certain of the civil liability provisions under the Securities Act in connection with sales and will be bound by the provisions of the registration rights agreement that are applicable to it, including certain indemnification rights and obligations.

If we are permitted under SEC rules to conduct the exchange offer and we have not filed an exchange offer registration statement or a shelf registration statement by a specified date, if the exchange offer registration statement or the shelf registration statement is not declared effective by a specified date, or if either we have not consummated the exchange offer within a specified period of time or, if applicable, we do not keep the shelf registration statement effective from a specified period of time, then, in addition to the interest otherwise payable on the notes, the interest that is accrued and payable on the principal amount of the old notes will increase by 0.25% per annum during the 90-day period immediately following the occurrence of any such registration default. The amount of interest shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period until the requirement is satisfied, up to a maximum amount of interest of 1.00% per annum. Upon the filing of the registration statement, the effectiveness of the exchange offer registration statement, the consummation of the exchange offer or the effectiveness of the shelf registration statement, as the case may be, the additional interest will cease to accrue from the date of filing, effectiveness or consummation, as the case may be.

If a registration statement is declared effective and we fail to keep it continuously effective or useable for resales for the period required by the registration rights agreement, then from the day that the registration statement ceases to be effective until the earlier of the date that the registration statement is again deemed effective or is useable, the date that is the second anniversary of our issuance of these securities (or, if Rule 144(k) under the Securities Act is amended to provide a shorter restrictive period, the shorter period) or the date as of which all of the applicable securities are sold pursuant to the shelf registration statement, the interest that is accrued and payable on the principal amount of the existing notes will increase by 0.25 per annum. The amount of interest shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period until the requirement is satisfied, up to a maximum amount of interest of 1.00% per annum.

Any additional amounts will be payable in cash on May 1 and November 1 of each year to the holders of record on the preceding May 1 and November 1, respectively.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the existing notes except that:

(i) the exchange notes bear a series B designation and a different CUSIP number from the old notes;

(ii) the exchange notes have been registered under the Securities Act and will therefore not bear legends restricting their transfer; and

(iii) the holders of the exchange notes will be deemed to have agreed to be bound by the provisions of the registration rights agreement and each security will bear a legend to that effect.

The exchange notes will evidence the same debt as the outstanding securities and will be entitled to the benefits of the indenture.

Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporations Law, or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted old notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of existing notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on                     , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1) notify the exchange agent of any extension by oral or written notice, and

(2) mail to the registered holders an announcement of any extension.

We reserve the right, in our sole discretion,

(1) if any of the conditions below under the heading “—Conditions” shall have not been satisfied,

(A) to delay accepting any old notes,

(B) to extend the exchange offer; provided, however, that if we are required to extend the exchange offer in the event of a change in price or a change in the percentage of old notes sought, we will extend the exchange offer for a period of ten business days after such change in price or percentage, or

(C) to terminate the exchange offer, or

(2) to amend the terms of the exchange offer in any manner; provided, however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders. We will give oral or written notice of any delay, extension or termination to the exchange agent.

Interest on the Exchange Notes

The exchange notes will bear interest from their date of issuance. Holders of existing notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on May 1, 2004. Interest on the old notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Interest on the exchange notes is payable semi-annually on each May 1 and November 1, commencing on May 1, 2004.

Procedures for Tendering Existing Notes

Only a holder of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer; and

•	mail or otherwise deliver the letter of transmittal or the facsimile, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

To tender old notes effectively, the holder must complete a letter of transmittal or an agent’s message and other required documents and the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the old notes shall be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding securities that the participant has received and agrees:

(1) to participate in ATOP;

(2) to be bound by the terms of the letter of transmittal; and

(3) that we may enforce the agreement against the participant.

By executing the letter of transmittal, each holder will make to us the representations set forth above in the fifth paragraph under the heading See “—Purpose of the Exchange Offer.”

The tender by a holder and the acceptance of the tender by us will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of the existing notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is that the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

An institution that is a member firm of the Medallion system must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the old notes are tendered:

(1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

(2) for the account of a member firm of the Medallion system.

If the letter of transmittal is signed by a person other than the registered holder of any existing notes listed in that letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the old notes. An institution that is a member firm of the Medallion System must guarantee the signature.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding securities at DTC for the purpose of facilitating the exchange offer, and subject to the establishment of this account, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding securities by causing DTC to transfer the old notes into the exchange agent’s account with respect to the old notes in accordance with DTC’s procedures for the transfer. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any existing notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of old notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding securities and:

(1) whose old notes are not immediately available;

(2) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent; or

(3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

1. they tender through an institution that is a member firm of the Medallion System;

2. prior to the expiration date, the exchange agent receives from an institution that is a member firm of the Medallion System a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount of old notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the old notes or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

3. the exchange agent receives

(A)  such properly completed and executed letter of transmittal or facsimile of the letter of transmittal,

(B)  the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, and

(C)  all other documents required by the letter of transmittal upon three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, we will send a notice of guaranteed delivery to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders may withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes in the exchange offer, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

(1) specify the name of the person having deposited the old notes to be withdrawn;

(2) identify the old notes to be withdrawn, including the certificate number(s) and principal amount of the old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of the old notes into the name of the person withdrawing the tender; and

(4) specify the name in which any old notes are to be registered, if different from that of the person depositing the old notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices. Our determination will be final and binding on all parties. We will not deem old notes so withdrawn to have been validly tendered for purposes of the exchange offer. We will not issue exchange notes for withdrawn old notes unless you validly retender the withdrawn old notes. We will return any old notes which have been tendered but which are not accepted for exchange to the holder of the old notes at our cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above under “—Procedures for Tendering Existing Notes” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue exchange notes for, any old notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

(1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

(2) the exchange offer violates any applicable law or any applicable interpretation by the staff of the SEC; or

(3) any governmental approval has not been obtained, which we believe would be reasonably necessary for the consummation of the exchange offer as outlined in this prospectus.

These conditions are for our sole benefit and we may assert them at any time before the expiration of the exchange offer. Our failure to exercise any of the foregoing rights will not be a waiver of our rights. We may decide to waive conditions (1) and (3) above, but we will not waive condition (2).

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offer. You should direct all

•	executed letters of transmittal,

•	questions,

•	requests for assistance,

•	requests for additional copies of this prospectus or of the letter of transmittal, and

•	requests for notices of guaranteed delivery,

to the exchange agent at the following address:

THE BANK OF NEW YORK

By Facsimile:	By Hand:	By Overnight Courier or Registered/Certified Mail:
(212) 298-1915 Attention: Customer Service	101 Barclay Street, 7 East New York, New York 10286 Attention: Corporate Trust Operations	101 Barclay Street, 7 East New York, New York 10286 Attention: Corporate Trust Operations

For Information, call: (212) 815-6331

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the old notes, which is the accreted value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than a registered tendering holder will be responsible for the payment of any applicable transfer tax on that transfer.

Consequences of Failure to Exchange

The old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the old notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder (other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act) in exchange for old notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of January 3, 2004. This information should be read in conjunction with the “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and accompanying notes thereto appearing elsewhere in this prospectus.

As of January 3, 2004
(in millions)
Cash and cash equivalents	$7.6

Debt:
Senior credit facilities: (1)
Revolving credit facility	—
Term loan facility	115.0
Senior subordinated notes	175.0
Accrued interest	3.3

Total debt	293.3
Redeemable and convertible preferred stock	—
Total shareholders’ equity (2)	171.7

Total capitalization	$465.0

(1)	In connection with the Transactions, we entered into the senior credit facilities, which consist of a five-year $50.0 million revolving credit facility, (subject to customary borrowing conditions) and a six-year $115.0 million term loan facility. See “Description of Senior Credit Facilities.”
(2)	As of January 3, 2004, the 1,000 shares of our common stock issued and outstanding was owned by Holdings. Our common stock has a par value of $0.01 per share. In conjunction with the Transaction, Holdings contributed $178.5 million of capital to us representing $175.0 million of gross proceeds from the sale of the common stock of Holdings, which is comprised of the contribution by Bain Capital, its affiliates, co-investors and management, and $3.5 million from a capital contribution from Holdings used to pay for the portion of the purchase price representing the value of the Transactions tax benefits which we expect will be repaid to Holdings if such Transaction-related tax benefits are realized.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

We derived the unaudited pro forma consolidated financial data set forth below by the application of pro forma adjustments to our historical financial statements appearing elsewhere in this prospectus.

The unaudited pro forma consolidated statement of operations for the fiscal year ended January 3, 2004 gives effect to the Transactions as if they had occurred at December 29, 2002 (the first day of our 2003 fiscal year). The unaudited pro forma consolidated financial data does not purport to represent what our results of operations, or financial information would have been if the Transactions had occurred as of the dates indicated, nor are they indicative of results for any future periods. No pro forma consolidated balance sheet is presented as the Transactions have already been accounted for within the January 3, 2004 consolidated balance sheet.

The unaudited pro forma consolidated financial data has been prepared giving effect to the Transactions, which is accounted for in accordance with SFAS No. 141, “Business Combinations.” The total purchase price has been allocated to net assets based upon estimates of fair value. The purchase price allocation was performed with the assistance of an independent appraisal firm to determine valuations of certain tangible and identifiable intangible assets. The purchase price allocation is preliminary, pending finalization of the working capital adjustment provided for in the terms of the Transactions. See the consolidated financial statements and related notes for additional information.

The adjustments to the unaudited pro forma consolidated statements of operations are based upon available information and certain assumptions that we believe are reasonable and exclude certain non-recurring charges as described in the notes thereto. You should read the unaudited pro forma consolidated financial statements and the accompanying notes in conjunction with the audited historical financial statements and the accompanying notes thereto and other financial information contained in “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended January 3, 2004

(in thousands)

	Predecessor	Successor	Adjustments		Pro Forma (1)
Statement of Operations Data:
Net sales	$339,261	$64,423	$—		$403,684
Cost of sales	228,036	53,432	(9,783	)(3)	271,685

Gross profit	111,225	10,991	9,783		131,999

Selling, general and administrative expenses	95,691	18,165	14,682	(4)	102,861
			(667	)(2)
			1,600	(2)
			(26,610	)(5)
Net (gain) on sale of property, plant and equipment	(36)	(3)	—		(39)
Reorganization and other charges (income)	6,244	—	(6,495	)(8)	(251)

Total operating expenses	101,899	18,162	(17,490)		102,571

Income (loss) from operations	9,326	(7,171)	27,273		29,428
Interest income	(21)	(10)	—		(31)
Interest expense	5,501	4,104	14,947	(6)	24,552
Other, net	73	35	—		108

Total other expenses, net	5,553	4,129	14,947		24,629

Income (loss) before provision (benefit) for income taxes	3,773	(11,300)	12,326		4,799
Income tax provision (benefit)	1,297	(4,261)	4,811	(7)	1,847

Net income (loss)	$2,476	$(7,039)	$7,515		$2,952

Ratio of earnings to fixed charges (9)					1.2x

See Notes to Unaudited Pro Forma Consolidated Statements of Operations.

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(1)	On October 30, 2003 in a series of transactions, a newly formed holding Company, Keystone Automotive Holdings, Inc. (“Holdings”), owned by Bain Capital Partners, LLC (“Bain Capital”), its affiliates, co-investors and management, acquired all of the Company’s outstanding capital stock for a purchase price of $440 million, subject to adjustment based upon working capital, as defined in the Purchase Agreement. The aggregate cash costs, together with funds necessary to refinance certain existing indebtedness of the Company and associated fees and expenses were financed by equity contributions of $179 million from Holdings, new senior credit facilities in the amount of $115 million, and the issuance and sale of $175 million of 9.75% senior subordinated notes due 2013. The purchase of the Company by Holdings is referred to as “the Transactions,” hereafter.

The acquisition of our Company by Holdings was accounted for under the purchase method of accounting. Under purchase accounting, the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder being allocated to goodwill. This is referred to as the “Successor” basis of accounting. The following table reflects the allocation that has been recorded on the consolidated balance sheet at October 31, 2003. This purchase price allocation is preliminary, pending finalization of the working capital adjustments provided for in the terms of the Transactions.

(in thousands)
Aggregate enterprise value	$440,000
Plus: Transaction costs	4,125
Less: Remaining net assets acquired	123,611

Excess purchase price	$320,514

Inventory Fair Value Adjustment	$13,313
Property, Plant and Equipment Fair Value Adjustment .	26,593

Retail Trade Name—A&A	3,000
eServices Trade Name—DriverFX.com	1,000
Wholesale Trade Name—Keystone	50,000
Vendor Agreements	60,000
Customer Relationships	95,000

Total Identifiable Intangible Assets	209,000
Goodwill	168,029
Less: Deferred Taxes	96,421

Excess Purchase Price	$320,514

(2)	Reflects the elimination of the aggregate historical management and advisory fees paid to our former equity sponsors. These payments ceased as part of the Transactions and were replaced by contingency-based management fee agreements between Bain Capital and Keystone and between Advent and Keystone. The advisory services fees under the agreements through 2006 range from $0 to $1.5 million per year, for Bain Capital, and $0 to $0.1 million, for Advent, depending upon our EBITDA performance. After 2006 the advisory service fees under the agreements range from $0-$3.0 million per year for Bain Capital and $0-$0.1 million for Advent. The adjustment to historical expense reflects the maximum amounts due related to the agreements for the year ended January 3, 2004 because the fee for that period will be payable based on Consolidated Adjusted EBITDA for 2004 which has not yet been determined. No advisory services fees will be paid unless annual Consolidated Adjusted EBITDA as defined in the credit agreement, less any advisory services fees paid, exceeds $52.7 million, and no advisory services fees for 2003 will be paid unless 2004 Consolidated Adjusted EBITDA exceeds $52.7 million (after reducing such Adjusted EBITDA for such year by the payment of the advisory services fees with respect to such year).
(3)	Reflects the elimination of incremental cost of sales from October 31, 2003 to January 3, 2004 resulting from the step-up to fair value of inventory from the Transactions.

(4)	Reflects the adjustment to historical expense to reflect estimated depreciation and amortization expense for the applicable period:

Year Ended January 3, 2004
(in thousands)
New depreciation on fixed asset step-up (a)	$3,736
New amortization of limited-life intangible assets (b)	10,951
Less: Historical amortization	(5)

Adjustment to depreciation and amortization	$14,682

(a)	Represents depreciation on $26.6 million of fixed assets (which have expected useful lives of 14 years for buildings and improvements and 3 years for machinery and equipment) related to fair value adjustments from purchase accounting. See the January 3, 2004 consolidated financial statements and related notes for additional information.
(b)	Represents amortization of $209.0 million of identifiable intangible assets over their estimated average life of approximately fifteen years. See the January 3, 2004 consolidated financial statements and related notes for additional information on amounts allocated to intangible assets.

(5)	Reflects the elimination of the effects of one-time costs related to Transaction-related bonuses paid at the closing.
(6)	Reflects the net change in interest expense as a result of the new financing arrangements to fund the Transactions, which is calculated as follows:

Year Ended January 3, 2004
(in thousands)
Interest on new borrowings:
Revolving credit facility (a)	$430
Term loan facility (b)	4,328
Senior subordinated notes	17,063

Total cash interest from the debt requirements of the Transactions	21,821
Amortization of deferred financing costs (c)	2,731

Total pro forma interest expense	$24,552
Historical interest expense	(9,605)

Net adjustment to interest expense	$14,947

(a)	Represents the sum of a 0.75% commitment fee on the $47.2 million of undrawn funds under the revolving credit facility, interest calculated at a rate of 275 basis points on $2.8 million of outstanding letters of credit and interest calculated at a rate of 275 basis points over a 1.14% LIBOR rate applied to pro forma outstanding balance of $0.0 million.
(b)	Represents interest rates equal to 275 basis points over a 1.14% LIBOR rate applied to amounts outstanding under the term loan facility as if scheduled principal payments occurred assuming the term loan facility was outstanding beginning December 29, 2002. An 1/8% increase or decrease in the assumed weighted-average interest rate would change pro forma interest expense for the year ended January 3, 2004 by $0.1 million.
(c)	Represents annual amortization expense of $20.9 million of deferred financing fees, utilizing a weighted average debt maturity of 7.6 years.

(7)	Reflects the income tax adjustment required to result in a pro forma income tax provision on our historical pre-tax results as well as the direct tax effects of the pro forma adjustments for the Transactions described herein. A statutory tax rate of 38.5% has been used.

Year Ended January 3, 2004
(in thousands)
Elimination of Keystone’s historical income taxes	$2,964
Taxation on Keystone’s pre-tax income at a statutory income tax rate of 38.5%.	(2,898)

66
Taxation benefit on the pro forma adjustments at a statutory income tax rate of 38.5%	4,745

Pro forma income tax adjustment	$4,811

(8)	Represents the elimination of broker, legal and accounting fees and expenses incurred directly related to the Transactions.
(9)	For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings represents pro forma income (loss) before income taxes plus fixed charges. Fixed charges consist of total pro forma interest expense and a portion of operating lease expenses that management believes is representative of the interest component of operating leases.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables present our selected historical consolidated financial data as of the dates and for the periods indicated. The financial data as of and for the years ended December 31, 1999, December 31, 2000, December 29, 2001, and December 28, 2002 and for the periods from December 29, 2002 to October 30, 2003 and from October 31, 2003 to January 3, 2004 has been derived from the historical consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants (which contain an explanatory paragraph relating to the Company’s change in basis of accounting as of October 30, 2003 as described in Note 1 to the financial statements). We changed our fiscal year effective January 1, 2001 and operate on a 52/53 week year basis with the year ending on the Saturday nearest December 31. Prior to 2001, our fiscal year ended on December 31. Fiscal years 2001 and 2002 each consisted of 52 weeks.

As a result of the Transactions, we had a change in our basis of accounting as of October 30, 2003, as the fair value of the Transactions was “pushed-down” to our books and records. As a result of the change in basis of accounting on October 30, 2003, the consolidated statement of operations and comprehensive income, of cash flows and of stockholders’ equity have been prepared for both the period December 29, 2002 to October 30, 2003 (“Predecessor”) and the period October 31, 2003 to January 3, 2004 (“Successor”).

The selected information below should be read in conjunction with “Capitalization,” “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto of Keystone included elsewhere in this prospectus.

	Periods Ended
	Year Ended December 31, 1999		Year Ended December 31, 2000		Year Ended December 29, 2001		Year Ended December 28, 2002		December 29, 2002 to October 30, 2003		October 31, 2003 to January 3, 2004
			Predecessor								Successor
	(dollars in thousands)
Statement of Operations Data:
Net sales	$264,904		$327,015		$345,981		$371,014		$339,261		$64,423
Cost of sales (1)	181,071		220,677		235,972		249,222		228,036		53,432

Gross profit	83,833		106,338		110,009		121,792		111,225		10,991
Selling, general and administrative expenses (2)	54,883		80,775		81,154		82,336		95,691		18,165
Net (gain) on sale of property, plant and equipment	—		—		(11)		(720)		(36)		(3)
Reorganization and other charges (3)	—		—		3,077		1,436		6,244		—

Total operating expenses	54,883		80,775		84,220		83,052		101,899		18,162

Income from operations	28,950		25,563		25,789		38,740		9,326		(7,171)
Other (income) expense:
Interest income	(140)		(323)		(39)		(10)		(21)		(10)
Interest expense	12,359		14,066		13,274		9,926		5,501		4,104
Other, net	(95)		282		306		(107)		73		35

Total other expense, net	12,124		14,025		13,541		9,809		5,553		4,129
Income before provision (benefit) for income taxes and cumulative effect of change in accounting principle	16,826		11,538		12,248		28,931		3,773		(11,300)
Income tax provision (benefit)	6,722		4,238		4,554		11,674		1,297		(4,261)

Income (loss) before cumulative effect of change in accounting principle	10,104		7,300		7,694		17,257		2,476		(7,039)
Cumulative effect of change in accounting principle, net of tax	360		—		—		—		—		—

Net income (loss)	$10,464		$7,300		$7,694		$17,257		$2,476		$(7,039)

Other Financial Data:
Capital expenditures (including capitalized software costs)	$(4,974)		$(18,131)		$(3,859)		$(3,512)		$(7,450)		$(434)
Depreciation and amortization	3,319		5,065		6,021		6,651		6,034		3,641
Ratio of earnings to fixed charges (4)	1.9	x	1.5	x	1.6	x	2.5	x	1.3	x	—

	Periods Ended
	December 31, 1999	December 31, 2000	December 29, 2001	December 28, 2002	January 3, 2004
	Predecessor				Successor
	(dollars in thousands)
Balance Sheet Data (end of period):
Cash and cash equivalents	$3,394	$1,518	$2,043	$1,715	$7,552
Working capital (5)	33,745	22,719	39,101	44,535	54,263
Total assets	178,309	196,734	184,407	179,328	563,694
Total debt (6)	151,153	137,297	141,382	117,409	290,000
Redeemable and convertible preferred stock	76,195	89,933	96,395	104,853	—
Total shareholders’ (deficit) equity	(95,578)	(94,394)	(95,463)	(85,234)	171,694

(1)	Cost of sales for the period October 31, 2003 to January, 2004 includes $9.8 million in non-cash charges related to recognition of a portion of the fair market value adjustment on inventory recorded as part of the Transactions.
(2)	Selling, general and administrative expenses include management and advisory fees paid to the Company’s former and current equity sponsors totaling $0.5 million for the years ended December 31, 1999, and 2000; December 29, 2001; and December 28, 2002; and for the period December 29, 2002 to October 30, 2003 and $0.3 million for the period October 31, 2003 to January 3, 2004. Additionally, selling, general and administrative expenses for the period December 29, 2002 to October 30, 2003 include $26.6 million in Transaction-related bonuses.
(3)	Reorganization and other charges consists of restructuring charges in connection with certain severance arrangements and lease terminations in fiscal 2001, a legal settlement and loss on shutdown of the ATV business in fiscal 2002 and $6.5 million of Transaction-related costs net of a final adjustment related to the sale of ATV in the period December 29, 2002 to October 30, 2003.
(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of total interest expense and the portion of operating lease expense that management believes is representative of the interest component of operating leases. For the period from October 31, 2003 to January 3, 2004, earnings were insufficient to cover fixed charges by $7.0 million.
(5)	Working capital is defined as current assets less current liabilities.
(6)	Includes $0, $0, $3.8 million, $1.7 million and $0, respectively representing our liability under previously outstanding interest rate swap agreements for the years ended December 31, 1999, and 2000; December 29, 2001; and December 28, 2002; and for the period ended January 3, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data” and the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our markets, the demand for our products and our future results. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” sections of this prospectus.

Items Affecting Comparability

Changes in Fiscal Year/2003 Period

We changed our fiscal year as of January 1, 2001 and operate on a 52/53-week year basis with the year ending on the Saturday nearest December 31. Prior to 2001, our fiscal year ended on December 31. The year ended January 3, 2004 consists of 53 weeks compared to December 28, 2002 and December 29, 2001 each having 52 weeks.

As a result of the Transactions, outlined below, we had a change in our basis of accounting as of October 30, 2003, as the fair value of the Transactions was “pushed-down” to our books and records. As a result of the change in basis of accounting on October 30, 2003, the consolidated statement of operations and comprehensive income, of cash flows and of stockholders’ equity have been prepared for both the period December 29, 2002 to October 30, 2003 and the period October 31, 2003 to January 3, 2004. For comparability between fiscal year periods, the results of operations for the periods from December 29, 2002 to October 30, 2003 and from October 31, 2003 to January 3, 2004 have been combined in the Management’s Discussion and Analysis. Material changes in the results of operations, as a result of the Transactions outlined below, have been separately identified in the Management’s Discussion and Analysis.

The Transactions

On October 30, 2003 in a series of transactions, we merged with Keystone Automotive Holdings, Inc. (“Holdings”), a newly formed holding company owned by Bain Capital Partners, LLC (“Bain Capital”) and its affiliates, pursuant to which Keystone Automotive Holdings, Inc. acquired all of our outstanding capital stock for a purchase price of $440 million, subject to adjustment based upon working capital as defined in the Purchase Agreement. The aggregate cash costs, together with funds necessary to refinance certain of our existing indebtedness, and associated fees and expenses were financed by equity contributions of $179 million, new senior credit facilities in the amount of $115 million, and the issuance and sale of $175 million of unsecured 9.75% senior subordinated notes due 2013.

The acquisition of our company by Holdings was accounted for under the purchase method of accounting. Under purchase accounting, the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder being allocated to goodwill. The increase in the basis of these assets resulted in and will result in non-cash charges in future periods, principally related to the amortization of the step-up in the value of inventory, depreciation of property, plant and equipment and amortization of intangible assets. Additionally, interest expense increased as a result of the acquisition and we incurred sizable non-recurring expenses of $26.6 million for Transaction-related bonus payouts and $6.5 million related to Transaction costs. The preliminary purchase price allocation is as follows:

(in thousands)
Aggregate enterprise value	$440,000
Plus: Transaction costs	4,125
Less: Remaining net assets acquired	123,611

Excess purchase price	$320,514

Inventory Fair Value Adjustment	$13,313
Property, Plant and Equipment Fair Value Adjustment	26,593

Retail Trade Name—A&A	3,000
eServices Trade Name—DriverFX.com	1,000
Wholesale Trade Name—Keystone	50,000
Vendor Agreements	60,000
Customer Relationships	95,000

Total Identifiable Intangible Assets	209,000
Less: Deferred Taxes	96,421
Goodwill	168,029

Excess Purchase Price	$320,514

The factors that contributed to the purchase price and resulting goodwill included our market positioning, distribution network and workforce. We do not expect any of the goodwill recognized as a result of the Transactions to be deductible for tax purposes.

Overview

We are the leading distributor of specialty equipment purchased by consumers to improve the performance, functionality and appearance of their vehicles. We provide a critical link between a highly fragmented base of approximately 650 vendors and an even more fragmented base of approximately 17,000 customers. Our customers are principally small, independent installers and retailers of specialty equipment with annual revenues of less than $1.0 million and annual purchases from us of less than $250,000. Due to their size, these businesses use us to provide a broad range of products, rapid delivery, marketing support and technical assistance. Similarly, our vendors are typically small to mid-sized businesses with annual revenues of less than $100.0 million, the majority of which have revenues of less than $30.0 million, and we typically represent a significant portion of their sales. We provide a critical service to our vendors by stocking the full range of their products, managing the distribution of their products to a fragmented customer base, and providing marketing support to develop demand for their products.

In 1999 we acquired three companies: Automotive Performance Wholesalers, located in Kansas City, Kansas; Performance Improvements, located in Toronto, Canada; and American Specialty Equipment, located in Hauppauge, New York.

•	Automotive Performance Wholesalers, acquired in March of 1999, had operations in Kansas City, Memphis, Dallas, and Denver. This acquisition allowed us to establish a presence in the Midwest and introduce our distribution network to this area.

•	Performance Improvements, acquired in April of 1999, consisted primarily of a customer list. This acquisition gave us an immediate market presence in Canada and has contributed to a significant increase in sales to customers in Canada.

•	American Specialty Equipment, acquired in September of 1999, was a distributor of specialty automotive equipment with distribution centers in New York and Atlanta, and five retail stores located in New York. Located within the same geographic proximity as our main distribution facility in Exeter, Pennsylvania, this acquisition allowed for increased customer penetration.

During 2001, we restructured the organizational composition of these operations in order to eliminate duplicative costs, implement our sales and marketing techniques, and introduce our distribution network. Net sales and net income in these markets have grown significantly since the time of acquisition. These acquisitions, together with the establishment of additional cross-dock locations, have also allowed us to extensively expand our geographic presence over the last three years.

In April 2002 we disposed of all five of American Specialty Equipment’s “ATV” retail stores to existing customers. These customers continue to rely on us to provide inventory. As a result, we were able to eliminate the expense of operating these stores while we continue to generate net sales. Additionally, this on-going supply of the “ATV” retail stores and continued servicing of the same customer base precluded recognition of the disposal as a discontinued operation.

Results of Operations

The following table sets forth the percentages of net sales that certain items of operating data constitute for the periods indicated:

	Fiscal Year Ended
	December 29, 2001	December 28, 2002	January 3, 2004
Statement of operations data:
Net sales	100.0%	100.0%	100.0%
Cost of sales	68.2	67.2	69.7
Gross profit	31.8	32.8	30.3
Selling, general and administrative expenses	23.5	22.2	28.2
Net gain on sale of property, plant and equipment	—	(0.2)	—
Reorganization and other charges	0.9	0.4	1.5
Income from operations	7.4	10.4	0.5
Interest expense	3.8	2.7	2.4
Other, net	0.1	0.1	—
Income (loss) before income tax expense (benefit)	3.5	7.8	(1.9)
Income tax expense (benefit)	1.3	3.1	(0.7)
Net income (loss)	2.2	4.7	(1.1)

Period Ended January 3, 2004 Compared to the Period Ended December 28, 2002

Net Sales. Net sales represent the selling price of the products, promotional items, and fees, and all shipping and handling costs paid by customers, less any customer-related incentives and less any reserve for returns. Net sales increased by $32.7 million, or 8.8%, from $371.0 million for the period ended December 28, 2002 to $403.7 million for the period ended January 3, 2004. The increase in net sales was primarily a result of an increase in the number of delivery runs per week, the maturing of cross-docks opened in 2001 and 2002, and was partially offset by a reduction in net sales due to the impact of inclement weather in February 2003. The period ended January 3, 2004 includes a 53rd week, which contributed $4.8 million to the increase in net sales.

Gross Profit. Gross profit represents net sales less cost of goods sold, which includes third-party delivery costs. Gross profit increased $0.4 million, or 0.3%, from $121.8 million for the period ended December 28, 2002 to $122.2 million for the period ending January 3, 2004. The $122.2 million includes a non-cash charge of $9.8 million related recognition of a portion of fair market value adjustment on inventory recorded as part of the Transaction. The increase in gross profit was primarily the result of an increase in net sales. Gross margin for the period ended December 28, 2002 was 32.8% and for the period ended January 3, 2004 was 30.3%. The gross margin for the period ended January 3, 2004 was impacted by $9.8 million, or 2.4% of sales, of non cash charges described above.

Selling, General and Administrative Expenses. Selling, general and administrative expenses include all non-product related operating expenses, including depreciation and amortization, occupancy, warehousing, delivery, marketing, selling, information technology, and general and administrative expenses less certain benefits received from promotional activities. Selling, general and administrative expenses increased by $31.6 million, or 38.4%, from $82.3 million for the period ended December 28, 2002 to $113.9 million for the period ended January 3, 2004. Included in selling, general and administrative expenses is $26.6 resulting from the Transaction-related bonus payout, $1.9 million increase in amortization and depreciation related to the Transactions and $3.2 million relating to an increase in delivery expense due to the impact of additional cross-docks and delivery routes in 2003. The increase in expenses related to the 53rd week in 2003 was offset by management’s ability to control and lower selling, general and administrative expenses during the year.

Net Gain on Sale of Property, Plant and Equipment. In 2002, we had a $0.7 million gain on the sale of a building in North Carolina offset by immaterial disposal costs.

Reorganization and Other Charges. Reorganization and other charges increased approximately $4.8 million from $1.4 million for the period ended December 28, 2002, to $6.2 million for the period ended January 3, 2004. Reorganization and other charges for the period ended December 28, 2002 consisted primarily of litigation expense and costs associated with the disposition of our ATV retail stores. Reorganization and other charges for the period ended January 3, 2004 consisted primarily of $6.5 million of Transaction-related costs, primarily for accounting, legal and banking services. These costs were partially offset by an adjustment of $0.3 million related to resolution of a contingency related to a prior year divestiture.

Interest Expense. Interest expense decreased by $0.3 million, or 3.0%, from $9.9 million for the period ended December 28, 2002 to $9.6 million for the period ended January 3, 2004, due primarily to lower interest expense from a reduction of outstanding indebtedness and lower interest rates.

Income Tax Expense. Income tax expense decreased by $14.7 million from expense of $11.7 million for the period ended December 28, 2002 with an effective tax rate of 39.5% to a benefit of $3.0 million with an effective tax rate of 38.7% for the period ended January 3, 2004. This decrease is due to lower pretax income and from the tax treatment of certain Transaction-related charges.

Net Income. Net income decreased by $21.9 million from $17.3 million for the period ended December 28, 2002 to a loss of $4.6 million for the period ended January 3, 2004. The primary reason for the decrease is the Transaction-related items included in the period ended January 3, 2004, including $26.6 million in Transaction-related bonus payouts, $9.8 million in Transaction-related non cash charges of inventory, $6.5 million in Transaction-related charges and $1.8 million in amortization of intangible assets.

Results by Reportable Segment. We operate in two reportable segments: Distribution and Retail. The Distribution reportable segment encompasses our hub-and-spoke distribution network that distributes specialty automotive equipment for vehicles to our customers. The Retail reportable segment encompasses our 24 retail stores in Pennsylvania under the A&A Auto Parts name. A&A Stores sell replacement and specialty parts. See Note 13 to the Consolidated Financial Statements for additional information. Of our $32.7 million increase in consolidated net sales for the year ended January 3, 2004 over the year ended December 28, 2002, $32.1 million is due to increases in the Distribution reportable segment. The increase in the Distribution reportable segment is due primarily to new customer growth, increased customer penetration, and geographic expansion. The remaining increase of $0.6 million is due to increases in the Retail reportable segment. The Retail distribution segment is not expected to contribute significantly to the Company’s growth, because of our decision not to expand the number of retail stores beyond 24. Net income by reportable segment decreased by $21.6 million in the Distribution reportable segment and decreased by $0.2 million in the Retail reportable segment due largely to the Transaction-related costs described above.

Period Ended December 28, 2002 Compared to the Period Ended December 29, 2001

Net Sales. Net sales increased by $25.0 million, or 7.2%, from $346.0 million for 2001 to $371.0 million for 2002. The increase in net sales was primarily a result of increased sales to existing customers and the addition of new customer accounts. New customer accounts were added partially as a result of our expanded geographical coverage in 2002.

Gross Profit. Gross profit increased $11.8 million, or 10.7%, from $110.0 million for 2001 to $121.8 million for 2002. The increase in gross profit was primarily the result of an increase in net sales and was also due to a continuing improvement in margins in the Midwest as a result of an improved product mix. Gross margin increased to 32.8% in 2002 from 31.8% in 2001.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.1 million, or 1.4%, from $81.2 million for 2001, to $82.3 million for 2002. The increase in selling, general and administrative expenses was primarily a result of an increase in net sales and performance-based compensation expense and was partially offset by savings associated with the 2001 restructuring of our Midwest operations, the integration of the American Specialty Equipment acquisition, and the elimination of amortization of goodwill beginning in 2002. Selling, general and administrative expenses as a percentage of net sales declined to 22.2% in 2002 from 23.5% in 2001.

Net Gain on Sale of Property, Plant and Equipment. In 2002 we had a $0.7 million gain on the sale of a building in North Carolina which was being leased by the purchaser. Lease proceeds prior to the sale approximated $0.1 million annually and were accounted for in other income.

Reorganization and Other Charges. Reorganization and other charges decreased $1.7 million, or 54.8%, from $3.1 million for 2001, to $1.4 million for 2002. Reorganization and other charges in 2001 consisted of charges associated with our Midwest restructuring and the integration of the American Specialty Equipment acquisition. In 2002 these charges consist primarily of litigation expense and costs associated with the disposition of our ATV retail stores.

Interest Expense. Interest expense decreased by $3.4 million, or 25.6%, from $13.3 million for 2001 to $9.9 million for 2002. The decrease in interest expense was primarily attributable to a reduction of outstanding indebtedness and lower interest rates.

Income Tax Expense. Income tax expense increased by $7.1 million, or 154.3%, from $4.6 million for 2001 with an effective tax rate of 37.2% to $11.7 million for 2002 with an effective tax rate of 40.4%. The increase in income tax expense was primarily a result of the increase in income before income tax expense and the increase in the effective tax rate.

Net Income. Net income increased by $9.6 million or 124.7%, from $7.7 million for 2001 to $17.3 million for 2002. The increase was due to the increase in sales, improvement in gross margins and reduction in interest expense, offset by the increases in selling, general and administrative expenses and income taxes.

Results by Reportable Segment. Of the $25.0 million increase in consolidated net sales, $25.1 million were from the Distribution reportable segment. The Distribution reportable segment sales increased from

$319.9 million in 2001 to $345.0 million in 2002, primarily as a result of increased sales to existing customers and the addition of new customers following geographical expansion. The remaining decrease in consolidated net sales of $0.1 million is related to the Retail distribution segment. Net income for the Distribution reportable segment of $19.4 million for 2002, increased by $9.7 million from $9.7 million for 2001, due primarily to the continuing geographic expansion and customer penetration. Net loss for the Retail reportable segment increased by $0.1 million from $2.1 million in 2001 to $2.2 million in 2002.

Liquidity and Capital Resources

Operating Activities. Net cash provided by operating activities during the period ended January 3, 2004 was $8.6 million compared with net cash provided by operating activities of $24.0 million during the period ended December 28, 2002. The decrease in net cash provided by operating activities for the period ended January 3, 2004 was primarily the result of Transaction-related expenses. Net cash provided by operating activities was $24.0 million for 2002, compared with $4.6 million for 2001. The lower amount of net cash provided by operations for 2001 was primarily the result of the timing of certain disbursements made in January 2001 instead of December 2000, which increased working capital in 2001.

Investing Activities. Net cash used in investing activities was $334.9 million for the period ended January 3, 2004, compared with net cash used in investing activities of $2.4 million for the period ended December 28, 2002. Net cash used in investing activities for the period ended January 3, 2004 was the result of the Transaction, purchase of previously leased equipment and investment in property, plant and equipment to support the West Coast expansion. Net cash used in investing activities was $2.4 million for 2002, compared with $3.9 million for 2001. Net cash used in investing activities in 2002 and 2001 was primarily for geographical expansion and replacing delivery vehicles.

Financing Activities. Net cash provided by financing activities during the period ended January 3, 2004 was $331.9 million, compared to a use of $21.9 million during the period ended December 28, 2002. The increase primarily resulted from the impact of the Transaction. Net cash used in financing activities during 2002 was $21.9 million, compared with $0.1 million for 2001. The lower amount of net cash used in financing for 2001 was primarily the result of reduced cash from operating activities due to the timing of certain disbursements made in January 2001 instead of December 2000.

Post-Transactions

Our principal sources of liquidity are cash flow from operations and borrowings under our senior secured credit facilities. We believe that these funds will provide us with sufficient liquidity and capital resources for us to meet our current and future financial obligations, including our scheduled principal and interest payments, as well as to provide funds for working capital, capital expenditures, and other needs for at least the next twelve months. Given our historical operating performance, including working capital, capital expenditures, and operating costs necessary to support organic growth, we believe that our principal sources of liquidity will be sufficient to support our cash requirements through the maturity of our senior secured credit facilities. In the event that we consummate an acquisition during this period, the total cost of the acquisition may not be funded completely from our current sources of liquidity and may require additional borrowings. As of January 3, 2004, we had $54.8 million in cash and borrowing capacity under our revolving credit facility. Our principal uses of cash are debt service requirements, capital expenditures, working capital requirements, dividends to Holdings, and acquisitions.

Debt Service. As of January 3, 2004, we had total indebtedness of $290.0 million and $47.2 million of borrowings available under our senior credit facilities and senior subordinated notes, subject to customary conditions. We have $2.8 million of letters of credit that reduce availability under the senior credit facilities.

The senior credit facilities consist of a five-year $50.0 million revolving credit facility and a six-year amortizing $115.0 million term loan facility. Borrowings under the senior credit facilities generally bear interest based on a margin over, at our option, the base rate or the reserve-adjusted LIBOR. For the first six months, the applicable margin is 2.75% over LIBOR and 1.75% over the base rate for revolving credit loans and 3.25% over LIBOR and 2.25% over the base rate for term loans. Beginning six months after closing, the applicable margin for revolving credit loans will vary based upon our leverage ratio as defined in the senior credit facilities. The senior credit facilities will be secured by first priority interests in, and mortgages on, substantially all of our tangible and intangible assets and first priority pledges of all the equity interests owned by us in our existing and future domestic subsidiaries.

The notes mature in 2013 and are fully and unconditionally guaranteed by each of our existing domestic restricted subsidiaries, jointly and severally, on a senior subordinated basis. Interest on the notes accrues at the rate of 9 3/4% per annum and is payable semi-annually in cash in arrears on May 1 and November 1, commencing May 1, 2004. The notes and the guarantees are unsecured senior subordinated obligations and will be subordinated to all of our and the guarantors’ existing and future senior debt. If we cannot make payments required by the notes, the subsidiary guarantors must make them.

Capital Expenditures. We anticipate that we will spend approximately $4.0 million on capital expenditures in 2004 and similar amounts thereafter. The senior credit facilities contain restrictions on our ability to make capital expenditures. Based on current estimates, management believes that the amount of capital expenditures permitted to be made under the senior credit facilities are adequate to grow our business according to our business strategy and to maintain the properties and business of our continuing operations.

Working Capital. Working capital totaled approximately $54.3 million at January 3, 2004. We maintain sizable inventory in order to maintain our position as a critical link in the industry between vendors and consumers, and believe that we will continue to require working capital consistent with past experience. Our working capital needs are seasonal, and we build working capital in the winter months when sales are slower in anticipation of the peak summer driving season, during which time our working capital tends to be reduced.

Distributions to Holdings. Holdings has no assets other than our equity. Its cash needs are expected to include general administrative costs and debt service on a term loan which will be repayable with proceeds of certain tax refunds we expect to receive. We expect to make distributions to Holdings as necessary to satisfy its cash needs. Our ability to make such distributions are limited by the indenture and the senior credit facilities.

Acquisitions. As a part of our business strategy, we will continue to look for acquisition opportunities in regions that are not well served by our existing distribution facilities. We cannot guarantee that any acquisitions will be consummated. If we do consummate any acquisition, it could be material to our business and require us to incur additional debt under our senior credit facilities or otherwise. There can be no assurance that additional financing will be available when required or, if available, that it will be on terms satisfactory to us.

Our principal sources of funds are cash flows from operating activities and available borrowings under the senior credit facilities. We believe that these funds will provide us with sufficient liquidity and capital resources for us to meet our current and future financial obligations, including our scheduled principal and interest payments, as well as to provide funds for working capital, capital expenditures and other needs for at least the next twelve months.

Contractual and Commercial Commitments Summary

The following tables present our long-term contractual cash obligations as of January 3, 2004:

	Payments Due by Period
Contractual Obligations (1)	2004	2005-2006	2007-2008	2009 and thereafter	Total
	(in millions)
Term loan facility	$10.0	$20.0	$30.0	$55.0	$115.0
Senior subordinated notes	—	—	—	175.0	175.0
Operating lease obligations	3.5	5.0	2.4	0.5	11.4
Interest on indebtedness (2)	26.3	40.8	38.9	81.9	187.9

Total contractual cash obligations	$39.8	$65.8	$71.3	$312.4	$489.3

(1)	The Company is contingently liable for certain advisory fees. See Item 13 “Certain Relationships and Related Transactions”.
(2)	Represents interest on the notes and interest on the senior credit facility assuming LIBOR of 1.12%. Each increase or decrease in LIBOR of 0.125% would result in an increase or decrease in annual interest on the senior credit facilities of $0.1 million assuming outstanding indebtedness of $115.0 million under our senior credit facilities.

Recent Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” With the rescission of SFAS No. 4 and 64, only gains and losses from extinguishments of debt that meet the criteria of Accounting Principles Board, or “APB,” Opinion No. 30 would be classified as extraordinary items. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. Upon adoption on January 1, 2003, gains or losses from extinguishments of debt are classified as income from continuing operations. Adoption of SFAS No. 145 has not had an impact on our consolidated financial statements.

In July 2002, SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was issued. This standard addresses the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities, and is effective for exit or disposal activities initiated after December 31, 2002. Adoption of SFAS No. 146 has not had a material impact on our financial condition or results of operations, as we have not engaged in any exit or disposal activities subsequent to its adoption.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires a guarantor to recognize, at the inception of a qualified guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The guarantee disclosure requirements of FIN 45 became effective in the fourth quarter of 2002. The initial recognition and measurement requirements are effective on a prospective basis for qualified guarantees issued or modified after December 31, 2002. The adoption of FIN 45 has not had a material impact on our consolidated financial statements.

In November 2002, the FASB reached a consensus on EITF Issue No. 02-16. “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF No. 02-16”). EITF No. 02-16 provides that cash consideration received from a vendor is presumed to be a reduction of the prices of the vendor’s products or services and should, therefore, be characterized as a reduction in cost of sales unless it is a payment for assets or services delivered to the vendor, in which case the cash consideration should be characterized as revenue, or it is a reimbursement of costs incurred to sell the vendor’s products, in which case the cash consideration should be characterized as a reduction of that cost. This consensus is generally effective for new and modified agreements subsequent to November 2002. We were previously accounting for rebates in accordance with this consensus, and as a result, the adoption did not have any effect on the consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”) “Consolidation of Variable Interest Entities,” which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” FIN 46 requires that a company that has a controlling financial interest in a variable interest entity consolidate the assets, liabilities and results of operations of the variable interest entity in the company’s consolidated financial statements. In December 2003, the FASB issued FIN 46R to address certain implementation issues encountered with FIN 46. Among other things, FIN 46R defers the effective date of application of FIN 46 for all entities, other than Special Purpose Entities (as defined), created before February 1, 2003 to the first interim period ending after March 15, 2004. FIN 46R also clarifies which types of entities, other than Special Purpose Entities, are within its scope and provides other computational guidance for applying the provisions of FIN 46. The Company has determined it does not have any variable interests in Special Purpose Entities and is evaluating the impact of the remaining provisions of FIN 46R, but does not expect FIN 46R to have a material effect on our consolidated financial statements.

In May 2003, the FASB issued the first standard in connection with its larger scale project on liabilities and equity, SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 requires that certain instruments be classified as liabilities in statements of financial position, including certain financial instruments that, under previous guidance, issuers could account for as equity. We adopted the provisions of SFAS No. 150 effective June 29, 2003. The adoption of SFAS No. 150 had no effect on our consolidated financial statements since our preferred stock did not qualify as a liability under SFAS No. 150.

Critical Accounting Policies

Our significant accounting policies are described in Note 3 to our consolidated financial statements included elsewhere in this prospectus. While all significant accounting policies are important to our consolidated financial statements, some of these policies may be viewed as being critical. Such policies are those that are both most important to the portrayal of our financial condition and require our most difficult, subjective and complex estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. These estimates are based upon our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Our actual results may differ from these estimates under different assumptions or conditions. We believe our most critical accounting policies are as follows:

Revenue Recognition. Revenue is recognized when title and risk of loss is transferred to the customer, which occurs upon receipt by the customer when shipped on company-owned vehicles and upon shipment of the product to the customer when shipped via common carrier. Revenue includes selling price of the product, promotional items and fees, and all shipping and handling costs paid by the customer. Revenue is reduced at the time of sale for estimated sales returns based on historical experience. We review sales returns and maintain a reserve for sales returns based on the historical trends. If returns were to increase, additional reserves could be required.

Accounts Receivable. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments, which is included in bad debt expense. We determine the adequacy of this allowance by regularly reviewing our accounts receivable aging and evaluating individual customer receivables, considering customers’ financial condition, credit history, and current economic conditions. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories. We maintain a reserve for potential losses on the disposal of our obsolete and slow moving inventory based on our evaluation of levels of inventory that cannot be returned. We evaluate reserves based on judgments on our ability to restock inventory or return it to vendors. If our evaluation is incorrect, we could be required to take larger reserves. We value our inventories on a lower of cost or market basis using an average cost methodology. Average costs reflect actual costs for inventory purchases and an estimate of rebates due from vendors primarily related to volume. Accordingly, inventory values and cost of goods sold could vary if estimates of rebates differ from amounts actually received.

Income Taxes. We have substantial deferred tax assets, as of January 3, 2004, and no related valuation allowance. We believe a valuation allowance is not required because our estimate of future taxable income, including the impact of the reversal of deferred tax liabilities associated with the fair value adjustments recorded as part of the Transaction, will be sufficient to realize the associated tax benefits. If we were to reduce our estimates of future taxable income, we may be required to record a valuation allowance against our deferred tax assets.

Impairment. We evaluate our long-lived assets, including intangible assets, for impairments whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable, and, in any event, at least annually. We consider the carrying value of a long-lived asset to have been impaired if the anticipated undiscounted cash flows from such an asset is less than its carrying value. If our operating performance declines significantly, we may need to test long-lived asset for impairment and record charges to reduce the carrying value of our long-lived assets.

We evaluate our goodwill for impairment, at least annually, as of the end of the fiscal year, in accordance with the requirements of Statement of Financial Accounting No. 142, Goodwill and Intangible Assets. We consider the carrying value of goodwill to have been impaired if the anticipated discounted cash flows from our reporting units are less the carrying value of goodwill assigned to the reporting unit. The resulting impairment charge is determined by recalculating goodwill through a hypothetical purchase price allocation of the fair value and reducing the current carrying value to the extent it exceeds the recalculated goodwill. If our operating performance declines significantly, we may need to test goodwill for impairment and record charges to reduce the carrying value of goodwill.

Insurance-Related Liabilities. We are self-insured for workers’ compensation, automotive liability and general liability claims, up to certain deductible levels. As a result, we are required to estimate the amount of reserves required for both reported claims and incurred, but not reported claims. The estimation of the amount of reserves required, performed in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 5, Accounting for Contingencies, involves significant management judgment.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to certain market risks as part of our on-going business operations. Primary exposure includes changes in interest rates as borrowings under our senior credit facilities bear interest at floating rates based on LIBOR or the prime rate, in each case plus an applicable borrowing margin. We will manage our interest rate risk by balancing the amount of fixed-rate and floating-rate debt. For fixed-rate debt, interest rate changes affect the fair market value but do not affect earnings or cash flows. Conversely, for floating-rate debt, interest rate changes generally do not affect the fair market value but do impact our earnings and cash flows, assuming other factors are held constant.

We may use derivative financial instruments, where appropriate, to manage our interest rate risks. However, as a matter of policy we will not enter into derivative or other financial investments for trading or speculative purposes. We do not have any speculative or leveraged derivative transactions. Most of our sales are denominated in U.S. dollars; thus our financial results are not subject to any material foreign currency exchange risks.

Interest Rate Risk and Sensitivity Analysis

In connection with the Transactions in October 2003, we entered into a Credit Agreement that provides for a Revolving Credit Facility, Term Loan Facility, and a Senior Subordinated Note. As of January 3, 2004, the Company has $290 million in debt. The Revolving Credit Facility was undrawn and the Senior Subordinated Note for $175 million is fixed at 9.75%. As of January 3, 2004, our exposure to changes in interest rates is related solely to our Term Loan of $115 million which provided for quarterly principal and interest payments and is LIBOR plus 2.75 percent and matures in 2009, and our undrawn revolver. Based on the amount outstanding and affected by variable interest rates, a 100 basis point charge would result in approximately $1.1 million change to interest expense.

BUSINESS

Company Overview

In 1972, Keystone Automotive Warehouse was started as a partnership. In March of 1998, the Company was sold thus dissolving the partnership, and the new owners formed Keystone Automotive Operations, Inc. incorporated under the laws of the State of Pennsylvania. Our original concentration was in the Northeastern part of the United States. As we grew, we expanded and opened call centers and non-inventory stocking distribution centers (cross-docks) in Ohio, North Carolina, and Massachusetts. In March of 1999, we purchased the assets of Automotive Performance Warehouse (APW), a distributor in Kansas City, Kansas, with warehouse locations in Texas, Tennessee, Illinois, and Colorado. In 1999, we purchased the assets of a distributor in Toronto, Canada and purchased the stock of American Specialty Equipment Corp., a distributor in Long Island, New York which had serviced the East Coast. From 2000 to 2002, we opened new cross-docks in Pennsylvania, Maryland, Florida, Georgia, Indiana, Alabama, and Cornwall, Canada. In November of 2003, we opened our first call center and warehouse in Corona, California, allowing us to penetrate the West Coast market.

We are the leading distributor of specialty equipment purchased by consumers to improve the performance, functionality and appearance of their vehicles. We occupy a critical position in our industry by linking a highly fragmented base of approximately 650 vendors with an even more fragmented base of approximately 17,000 customers. In 2003, we believe we had net sales nearly four times higher than our largest competitor. The market in which we compete, as measured by manufacturers’ sales, is approximately $9.3 billion and grew at a compound annual growth rate of 8.3% in the period from 1985 to 2002. We have a differentiated business model and hard-to-replicate distribution network, which have enabled us to generate growth in excess of the market in the period from 1985 to 2003 at a compound annual growth rate of 11.0%.

Our customers are principally small, independent retailer/installers of specialty equipment with annual revenues of less than $1.0 million and annual purchases from us of less than $250,000. These businesses depend on us to provide a broad range of products, rapid delivery, marketing support and technical assistance. Similarly, our vendors are typically small to mid-sized businesses with annual revenues of less than $100.0 million, the majority of which have revenues of less than $30.0 million. We provide a critical service to our vendors by stocking the full range of their products, managing the distribution of their products to our fragmented customer base, and providing marketing support to develop demand for their products. The valuable services we provide and the deep level of integration we have with the business operations of our customers and vendors have resulted in a strong and stable position within the industry.

We offer the most comprehensive selection of specialty equipment in our industry. We warehouse approximately 160,000 SKUs, which we are able to deliver to nearly all of our customers on a next or second-day basis. We have a hub-and-spoke distribution network, which we believe differentiates us from our competitors, and allows us to provide rapid and dependable delivery of a broad selection of products. This network enables us to transport products from our three centralized warehouse distribution centers to our 16 non-inventory carrying cross-docks, which provide distribution points to key regional markets. Our fleet of over 270 trucks delivers these products directly to our customers along 250 routes in the East Coast, Midwest, Southeastern Canada and Southern California. We believe that this network meets the rapid delivery needs of specialty retailer/installers and ensures regular customer contact, allowing us to provide a superior level of service to our customers.

We have experienced robust revenue and profit growth as a result of market growth, our ability to generate higher levels of sales from our existing customers, and by attracting new customers both in existing and in new regions. We believe that there is significant growth potential in the specialty equipment market, which we expect will permit additional opportunities for revenue and profit growth in the future.

Segment Information

We operate two business segments: Distribution and Retail as described below.

Distribution

This segment of our business is our hub-and-spoke distribution network. The distribution segment generated $377.0 million or 93.4% of the net sales in 2003. This segment distributes specialty automotive equipment for vehicles to specialty retailer/installers and our network is designed to meet the availability and rapid delivery needs of our customers. This network is comprised of: (i) three inventory stocking warehouse distribution centers, which are located in Exeter, Pennsylvania; Kansas City, Kansas; and Corona, California; (ii) 16 non-inventory stocking cross-docks spread throughout the East Coast, Midwest, and parts of Canada; and (iii) our fleet of over 270 trucks that provide multi-day per week delivery and returns along our over 250 routes which cover 40 states and parts of Canada. The Exeter, Kansas City, and California warehouse distribution centers hold all of our inventory and distribute merchandise to cross-docks in their respective regions for next-day or second-day delivery to customers.

Our distribution operations are comprised of three primary steps:

Order Processing. Order requests are received through any of our call centers or directly through the Internet, and then sent to the warehouse for processing. Items are individually picked from the warehouse shelves, consolidated into crates or on pallets for shipping, and loaded onto trucks depending on the location of the customer and the cross-dock. We have achieved a pick accuracy rate of greater than 99%.

Transportation to Cross-Docks. We transport shipments from our central distribution centers to the cross-docks via tractor trailers. Once these trucks arrive at a local cross-dock, product is unloaded, sorted by delivery routes, and then reloaded into smaller 18-foot delivery trucks.

Transportation to Customers. Our fleet of delivery trucks delivers the products to customers and picks up goods to be returned to us. When delivery trucks return to the cross-dock, returned goods are unloaded, sorted and returned to the warehouse distribution centers via the tractor trailers, thereby reducing wasted miles on the fleet’s return trips to the warehouse distribution centers. At our discretion, returned goods are either sent back to the manufacturer for full credit or restocked into inventory. We provide delivery on company-owned trucks within one to two days to customers representing nearly all of our sales on company-owned trucks throughout 40 states and parts of Canada. This ensures regular customer contact and meets the rapid delivery needs of specialty retailer/installers.

We believe that our hub-and-spoke distribution network has enabled us to achieve significant competitive advantages in delivery service, cost structure, and our ability to expand efficiently.

Retail Operations

This segment of our business operates 24 retail stores in Pennsylvania under the A&A Auto Parts name. A&A Stores sell replacement parts, as well as specialty parts, to consumers and are primarily located in stand-alone facilities. A&A Stores are visible from high traffic areas and provide customers ease of access and drive-up parking. These retail operations generated $26.6 million or 6.6% of our net sales in 2003. While a small part of our business, we believe that our retail operations allow us to stay close to end-consumer and product merchandising trends. Due to the close proximity of many of the A&A Stores to the Exeter warehouse distribution center, the full range of SKUs carried at the Exeter distribution center are delivered within 24 hours to any of our retail locations.

Competitive Strengths

We believe our key strengths are:

Leading Market Position. We are the leading distributor of specialty equipment in North America with revenues nearly four times higher than our largest competitor. Geographic coverage of our distribution network now extends to the East Coast, Midwest, parts of Canada and southern California. We believe the key benefits of our scale are: an ability to economically carry extensive inventory due to the critical mass of customers we serve; volume discounts from our vendors; an ability to invest in sales tools and technologies to support our customers; and operating efficiencies from leveraging our existing infrastructure. We believe our leading market position enhances our ability to increase sales to existing customers, attract new customers and enter into new markets.

Breadth and Depth of Product Selection. We offer the most comprehensive selection of specialty equipment in the industry, with access to over 260,000 SKUs, of which we stock approximately 160,000 SKUs in our distribution centers. This compares to approximately 50,000 SKUs for our next largest competitor. Because of our size, we are able to carry many hard-to-find products, which represented over 40% of our net sales in 2003, yet we have experienced minimal inventory obsolescence. We believe our broad product selection, which encompasses popular and hard-to-find equipment, enables us to attract and retain customers.

Industry-Leading Service. Our hub-and-spoke distribution network provides substantial scale and reach, which enables us to better serve our customers. We provide delivery on company-owned trucks within one to two days to nearly all of our customers throughout 40 states and parts of Canada. We believe we are the only distributor with an in-house delivery system serving multiple regions in the United States. Our customers generally receive their orders in full shipments during consistent time windows on specific delivery days each week, rather than partial shipments during various times throughout the day or week by third-party common carriers. This customer service is enhanced by seven call centers that receive customer orders, respond to technical and other inquiries and proactively place outbound calls to customers. Our approximately 270 call center representatives are complemented by a geographically dispersed outside sales force of approximately 30 employees. We believe this approach to customer service has proven extremely effective in building a large and loyal customer base.

Innovative Sales and Marketing. Through our effective use of sales resources and innovative marketing techniques, we are able to deliver value-added services to our customers and vendors. Our marketing techniques include: industry-leading catalogs; online initiatives; advertising, sponsorship and promotional activities; and marketing and merchandising support. In 2003, we distributed over 1.9 million catalogs, including our annual Keystone Specialty Catalog, which showcases over 70,000 products. The Keystone Specialty Catalog is distributed to over 17,000 retailers and sells approximately 350,000 copies per year and we believe it has become the industry standard in the specialty equipment market. We also organize a leading trade show, where we and approximately 250 vendors display specialty products to over 5,000 industry participants. Through these sales and marketing initiatives, we further enhance our brand and reputation as the leading distributor in the specialty equipment industry.

Superior and Distinctive Technology. We have developed distinctive technologies for the benefit of our customers and vendors. Central to our technology strategy is the Keystone eCatalog, which we believe is the industry’s only electronic catalog providing sophisticated searching capabilities and vehicle application data for over 100,000 SKUs. Other distinctive technologies include: eKeystone.com, our business-to-business website, which provides product information and online ordering to subscribing retailers; DriverFX.com, our business-to-consumer website, which facilitates and controls online marketing and order processing, tracking and fulfillment for our customers and also permits direct ordering by consumers; and Key Solutions, a proprietary retail store management system that we sell to retailers which allows, among other things, online ordering. In the period ended January 3, 2004, 32.3% of our warehouse sales were placed electronically, improving efficiency and service and reducing call center costs.

Strong Financial Performance. We experienced compound annual revenue growth of approximately 11.0% while maintaining gross margins of 30.0% or greater in the period from 1985 to 2003. Despite the recent economic slowdown, our net sales increased 8.8% in 2003 compared to 2002. Most of our revenue growth has been organic, and we have experienced positive revenue growth in each of the past 20 years, except for the recession year of 1991. In addition, we have generated high and sustainable cash flow margins, as a result of our scale and the low cash needs of our business model.

Experienced and Dedicated Management Team. Our senior management team, led by our Chief Executive Officer, Robert Vor Broker, our Chief Financial Officer, Bryant Bynum, and our Senior Vice President of Sales Richard Piontkowski is comprised of seasoned industry and Keystone veterans and complemented by experienced professional distribution executives. Our senior management team collectively hold approximately 4% of our capital stock.

Business Strategy

We intend to continue to expand our business, enhance our market position and increase our revenues and cash flow by focusing on the following:

Continue to Increase Sales to Existing Customers. We intend to continue providing our customers with a broad range of products and industry-leading service through our innovative sales and marketing techniques. By leveraging these competitive strengths and capitalizing on the critical role that large distributors play in the specialty equipment industry, we believe we will be able to increase sales to our existing customers. We believe that potential for sales growth to existing customers exists in all regions in which we do business. In the last five years, we have expanded from our historic base of operations in the Northeast by opening cross-dock facilities in the Southeast, Midwest, parts of Canada and a warehouse operation in Southern California. Due to the relatively early stage of our penetration of these markets, although the margins are similar, our sales per customer in each region is less than half the level of the established Northeast region. We regard the potential to grow our existing accounts in these regions as a significant revenue and profit opportunity.

Leverage Existing Infrastructure to Expand into New Customer Markets. Our hub-and-spoke distribution infrastructure provides extensive operating leverage. We intend to add new routes that utilize existing warehouses, cross-docks and sales and marketing infrastructure with relatively low additional capital expenditures and risk. Because inventory is consolidated within our distribution centers, the primary capital costs associated with expanding into a new region often involve simply leasing space for a local cross-dock and purchasing delivery trucks. New routes allow us to expand our customer base by penetrating markets which have not had ready access to the breadth and depth of products which we carry. We recently launched a regional operation in California. This represents a significant new market for us as California currently accounts for approximately 13% of all cars registered in the United States.

We believe that large retail auto chains represent an additional source of growth for us. These chains are relatively minor players in the specialty equipment market because their distribution infrastructure and business models are optimized to deliver and merchandise high-volume replacement parts. Lacking internal capability, they have traditionally relied upon a patchwork of local distributors and common carrier shipments to deliver their specialty equipment demand. As our geographic footprint has expanded, we have entered into preferred agreements with several of these retailers to supply their specialty equipment needs.

Selectively Pursue Acquisitions. We believe we are well-suited to capitalize on opportunities to acquire smaller companies with key customer relationships. We have significant experience in acquiring other distributors, securing their customer relationships and sales force and implementing our hub-and-spoke distribution network. We believe that this experience will help us to select suitable acquisition opportunities in the future. Consistent with this strategy, we continue to evaluate potential acquisition targets.

Products

We believe we offer the most comprehensive product selection in the specialty equipment industry, covering product lines from approximately 650 vendors with access to over 260,000 SKUs, of which we stock approximately 160,000 SKUs in our inventory. No particular SKU contributed more than 0.5% to our net sales in 2003. We have grown our product mix based on consumer demand for new technologies and products throughout many product growth periods, including speed and performance during the late 1960s and 1970s, trucks and SUVs in the 1980s and 1990s and the recent growth of the market for sport compact vehicle specialty equipment and mobile electronics. These product growth periods have served to continuously expand and diversify our products across a mix of consumer demographics. Major consumer end-markets and representative products include:

Light Truck Owner		Suburban Family

Utility-focused pickup and light truck owners:		Domestic, family-focused consumers:

•	Toolboxes	•	Running boards
•	Grille guards	•	In-car video
•	Cargo nets	•	Luggage carriers

Sports Enthusiast		Off-Road Enthusiast

Outdoors, active-lifestyle consumers:		Extreme-sport, rugged off-road enthusiasts:

•	Roof and ski racks	•	Suspension kits
•	Trailer hitches	•	Winches
•	Fog lights	•	Rollbars

Hot Rodder		Urban Appearance

Classic, muscle-car hobbyists:		Young, fashion and speed oriented-consumers:

•	Custom exhaust	•	Spoilers
•	Superchargers	•	Ground effects
•	Gauges	•	Racing seats

Inventory Management

We have developed and implemented a variety of initiatives to manage a balanced level of inventory. These include implementing a customized computer program that assists our purchasing group in forecasting inventory needs and making purchasing decisions, consolidating all inventory at the Exeter, Kansas City and Southern California warehouse distribution centers, and examining on-hand inventory regularly to ensure that slow-moving inventory is returned to vendors. Further, pursuant to standard industry practice, most manufacturers provide us with the opportunity to return unsold inventory at certain times during the year. The “stock adjustment” process allows us to maintain an inventory of active products with minimal risk of accumulating slow-moving inventory or obsolete products as products are returnable if not sold or if returned to us by our customers. Stock adjustments encourage warehouse distributors to carry additional inventory, especially new products with no precedent sales data, as products that do not sell may generally be returned without penalty to distributors.

Management’s commitment to inventory management is reflected by a reduction of inventory as a percentage of net sales from 2000 to 2003.

Sales

Our employee sales force is comprised of approximately 270 inside sales personnel located within eight call centers and approximately 30 outside sales personnel.

Inside Sales Force. Our inside sales force is responsible for cultivating existing customer relationships. This sales force receives customer orders, responds to technical and other inquiries and proactively places outbound sales calls to customers.

•	Outbound calling representatives are responsible for contacting approximately 5,000 customers per day, primarily to maintain an active dialogue with customers regarding new promotions, marketing initiatives, new products and our marketing events.

•	Inbound calling representatives are responsible for responding to the approximately 17,000 inbound calls per day in connection with customer requests and order placement and fulfillment.

Outside Sales Force. The focus of our outside sales force is to identify and acquire new customers and to further develop relationships with existing customers. Outside sales personnel are responsible for specific geographic regions across the United States, and they work with regional managers to penetrate and service new and existing markets. Outside sales personnel also sell value-added marketing services, such as merchandising support, e-services and loyalty programs.

Marketing

Our strong performance has been achieved through efficient and effective use of sales resources and innovative marketing. At the core of our marketing strategy is our mission to deliver value-added services to both customers and vendors. From industry-leading catalogs and online initiatives to numerous advertising, sponsorship and promotional activities, we believe we are recognized as one of the most innovative marketers in the specialty equipment industry.

Trade Shows and Events

We sponsor a series of vendor-supported special events and trade shows throughout the year to drive sales growth and showcase products, including a leading trade show, the “Big Show,” where we and approximately 250 vendors display specialty products to over 3,800 industry participants. Flyers and promotional information are sold and distributed to our customers via our call centers and truck drivers. In addition, we develop loyalty programs based on purchasing levels where customers earn rewards toward annual prizes and trips.

Catalogs

We produce the specialty equipment industry’s leading online and print catalogs. Our catalogs are used throughout the industry to buy, sell and market products. We distribute catalogs to customers who circulate the catalogs to end consumers. In 2003, we distributed over 1.9 million catalogs, including our annual Keystone Specialty Catalog, which contains more than 1,150-pages showcasing over 70,000 products. The Keystone Specialty Catalog is distributed to over 17,000 retailers, sells approximately 350,000 copies per year and we believe has become the industry standard in the specialty equipment market. In addition to our primary Keystone Specialty Catalog, we publish other catalogs targeted to specific vehicle, market and product categories.

Online Initiatives

We launched our eServices initiatives in 1999 to provide customers with the added convenience of ordering online and to further extend consumer reach by enabling commercial customers to offer online shopping to end consumers. In the period ended January 3, 2004, 32.3% of our distribution sales were placed electronically. Our online initiatives include the following:

•

eCatalog. Our eCatalog is the largest specialty equipment product catalog on the internet today. eCatalog is a proprietary catalog and is a critical component of a number of other initiatives, such as eKeystone.com and DriverFX.com. It is also utilized by the internal sales organization. We believe our eCatalog provides several unique features such as vehicle-specific search and cross-referencing capabilities. Currently, the eCatalog includes over 100,000 product images, detailed product information, technical notes and alternative specialty equipment in the event that the desired part is out of stock.

•	eKeystone.com. eKeystone.com is our online business-to-business website that provides customers with access to our eCatalog, current stock information, product descriptions, marketing opportunities and other information to assist subscribing retailers in operating their businesses. Customers are also able to place orders with retailer-specific pricing. eKeystone.com is fully integrated with our ordering system.

•	DriverFX.com. DriverFX.com was developed to enable our commercial customers to offer an enhanced online shopping experience to the end consumer. The DriverFX.com portal can be accessed directly, or via one of over 100 affiliate customer websites. Each affiliate’s website is built and maintained by us for ease of operation and branded with unique URLs, store names, physical locations, contact information, logos and store pictures for a distinctive look. Consumers log onto personalized customer DriverFX.com websites to purchase products. When a sale is made, our customer receives a commission from us relating to the purchase. When we receive the order, the order is processed electronically and drop shipped directly to the end consumer.

•	Key Solutions. Key Solutions is an internally developed software package that we provide to our customers to help them run their businesses more efficiently. The package includes point of sale capabilities with integrated access to our electronic parts catalog. The software also includes functions such as inventory controls, purchasing and receiving capabilities, accounts receivable management, accounts payable management, payroll management, accounting tools, a time card system, mailing lists, wireless inventory, and the ability to generate price labels.

Customers

We have a fragmented base of approximately 17,000 customers, with no customer comprising more than 1.5% of our net sales in 2003. Customers are principally small, independent, owner-operated businesses with annual revenues of less than $1.0 million and annual purchases from us of less than $250,000. Our customers merchandize products directly to consumers and install purchased products in installation bays. These businesses rely upon us to provide a broad range of products, rapid delivery, marketing support and technical assistance. While we generally do not have long-term contracts with our customers, our high customer retention rates underscore the strength of our customer loyalty. More than half of our top 100 customers have been with us for over ten years.

In addition to our traditional specialty retailer/installer customers, over the past few years, we have increased our sales to several large automotive parts retail chains. Large automotive retail chains typically stock 15,000 to 25,000 SKUs per retail location, and their distribution infrastructure and business models are optimized to deliver and merchandise high volume replacement parts. While the automotive retail chains currently have a small presence in the specialty equipment market, some retailers have sought to augment their product offerings and sales with increasingly popular specialty equipment. However, we believe these retailers face significant challenges in changing their business models to distribute specialty products, including: (i) purchasing from a different vendor base, (ii) maintaining a sizable inventory of slower-moving products, and (iii) setting up a delivery system to provide multi-day per week deliveries direct to stores. As a result, several large automotive parts retailers have established relationships with us to outsource their distribution of specialty equipment. As our geographic footprint has expanded, our sales to automotive parts retail chains have grown rapidly, but still only represented approximately 2% of our net sales in 2003. By purchasing products from us, these retailers avoid significant investments which would be required to develop the infrastructure necessary to achieve comparable product breadth and service.

Vendors

Throughout the growth of our company, we have built strong relationships with many of the industry’s leading manufacturers. We have a diversified vendor base of approximately 650 specialty manufacturers, with our largest vendor accounting for approximately 8% of net sales and our next largest vendor accounting for approximately 4% of net sales in 2003. In addition, the average length of our relationship with our top 100 vendors is over 14 years, demonstrating a stable, efficient and mutually beneficial partnership.

We provide a critical service to our vendors by stocking the full range of their products, managing the distribution of their products to our fragmented customer base, and providing marketing support to develop demand for their products. We believe that we enhance our importance to vendors by carrying a complete offering of a vendor’s products, unlike competitors which may only carry selected SKUs. As we have grown and expanded our vendor relationships, we have created a self-reinforcing cycle of adding new vendors, increasing inventory breadth and depth, attracting new customers due to increased product selection, and again attracting new vendors as the customer base increases.

We provide vendors with manufacturing efficiencies, inventory and working capital management, as well as effective new product distribution. Our inventory management system allows manufacturers to coordinate manufacturing schedules with us, thereby increasing manufacturing efficiencies. We utilize our size and scale to purchase products in large quantities to meet our commitment to provide customers with a full range of products while receiving volume discounts from our vendors. Vendors use us to generate demand, create innovative marketing support and distribute new products.

We believe that we represent a substantial share of the sales volume for many of our top vendors. Because of our broad access to customers, vendors also utilize our ongoing call center initiatives, customized marketing materials, customer event planning, and customer training programs. Vendors pay marketing fees to us to have their respective products and brands showcased in our catalogs, on our delivery vehicles and on our invoices. In addition, our vendors financially support other marketing promotions, such as the “Big Show,” the Keystone Cruise, a vendor-supported annual cruise and highly desired customer reward, and events we host at the “Keystone Nationals,” a nationally prominent drag race, where we host over 1,500 customers and their families.

Competition

Specialty equipment industry participants have a variety of supply choices. Vendors can deliver products to market via warehouse distributors and mail order catalogs, and/or directly to retailers and/or consumers. According to SEMA, the industry is comprised of over 850 warehouse distributors and numerous catalog companies. We believe that the principal competitive factors are product breadth and depth, rapid and dependable delivery, marketing initiatives, support services and price.

Employees

At January 3, 2004, we employed approximately 1,523 full-time salaried staff and hourly workers. Management believes that it has a positive working relationship with employees. We are not a party to any collective bargaining agreements with our employees.

Environmental Matters

While we do not conduct manufacturing, our distribution and retail operations and our properties, including our maintenance of a fleet of vehicles, are nonetheless subject to federal, state, local and foreign environmental protection and health and safety laws and regulations.

These environmental laws govern, among other things:

•	the emission and discharge of hazardous materials into the ground, air, or water;

•	the exposure to hazardous materials; and

•	the generation, handling, storage, use, treatment, identification, transportation and disposal of industrial by-products, waste water, storm water and hazardous materials.

We are also required to obtain certain permits from governmental authorities for some of our operations. If we violate or fail to obtain or comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators. We could also become liable if employees or other third parties are improperly exposed to hazardous materials.

We have made and will continue to make expenditures relating to environmental compliance. We cannot assure you, however, that we will at all times be in complete compliance with such requirements. Although we presently do not expect to incur any capital or other expenditures relating to environmental controls or other environmental matters in amounts that would be material to us, we may be required to make such expenditures in the future. Environmental laws are complex, change frequently and have tended to become more stringent over time. Accordingly, we cannot assure you that environmental laws will not change or become more stringent in the future in a manner that could have a material adverse effect on our business.

We operate distribution centers and retail locations and may be responsible under environmental laws for contamination resulting from our operations, such as the possible release of gasoline, motor oil, antifreeze, transmission fluid, CFCs from air conditioners or other hazardous materials. Contamination can migrate on-site or off-site which can increase the risk of, and the amount of, any potential liability for such contamination.

Many of our facilities are located on or near properties with a history of industrial use which may have involved hazardous substances. As a result, some of our properties could have contamination from historical operations. Some environmental laws hold the current operator of real property liable for the costs of cleaning up contamination, even if the operator did not know of and did not cause such contamination. Accordingly, we may be responsible under environmental laws for such historical contamination. These environmental laws also impose liability for cleanup costs and damages on persons who dispose of hazardous substances, regardless of whether the disposal site is owned or operated by such person. Third parties may also make claims against owners or operators of properties for personal injuries and property damage resulting from the release of hazardous substances.

While compliance with, or liabilities under, environmental laws have not had a material adverse effect on our financial position, results of operations or cash flows to date, we cannot guarantee that they will not materially adversely affect us in the future.

Properties

We are headquartered in Exeter, Pennsylvania, where our owned 165,000 square foot main office and 675,000 square foot warehouse distribution center are located. We also lease a 162,750 square foot warehouse distribution center in Kansas City, Kansas under a lease expiring in 2009. We also have recently leased a distribution facility in Corona, California. These distribution centers hold all of our inventory and regularly distribute inventory to 16 non-inventory stocking cross-dock locations strategically located throughout the United States and parts of Canada. We also have 24 A&A Auto Parts retail locations. Of these cross-docks and A&A retail stores, 34 facilities are leased. The leases for our leased facilities are scheduled to expire between 2004 and 2019. We believe our current facilities are generally well maintained and provide adequate warehouse and distribution capacity for future operations. We will grant mortgages on our principal real property to secure our senior credit facilities.

Intellectual Property

We own a number of trademarks and copyrights relating to the names of our products. In addition, our pool of proprietary information, consisting of know-how, trade secrets and unregistered copyrights relating to the design and operation of our electronic offerings, is considered particularly important and valuable. Accordingly we protect this proprietary information. While we consider our copyrights and trademarks to be important to our business, ultimately our established reputation and the service we provide to our vendors and customers are more important.

Legal Proceedings

We are not currently involved in any material legal proceedings. We have certain contingent liabilities arising from various pending claims and litigation matters. While the amount of liability that may result from these matters cannot be determined, we believe the ultimate liability will not materially affect our financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

Our directors, executive officers and other key employees are as follows:

Name	Age	Position
Robert Vor Broker	57	Chairman, Chief Executive Officer, President and Director
Bryant Bynum	41	Executive Vice President and Chief Financial Officer
Patrick Judge	57	Executive Vice President
Richard Piontkowski	51	Senior Vice President, Sales
Philip Avvisato	62	Vice President, Customer Development
Anthony Fordiani	57	Vice President, Logistics
Richard Kovalick	50	Vice President, Purchasing
Lawrence Montante	41	Vice President, Marketing
James Ruby	56	Vice President, Operations
Paul Edgerley	47	Director
David Gross-Loh	33	Director
Blair Hendrix	38	Director
Robert Taylor	45	Director
Stephen Zide	43	Director

Robert Vor Broker joined us in 2001 as Chief Executive Officer, Chairman and President. Prior to joining us and since 1997, Mr. Vor Broker was employed by Reyes Holdings LLC, where he was Chief Executive Officer of Zema Foods LLC from 1997 to 2000, and most recently held the position of Senior Vice President of U.S. Operations for the Martin-Brower Company, the worldwide distributor for the McDonald’s Corporation. From 1979 to 1996, he held various positions at Edward Don and Company, first as Vice President of Marketing, then as Divisional President and finally as President and Chief Operating Officer. In May 2000, Zema Foods filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code.

Bryant Bynum joined us in 1999 as Executive Vice President and Chief Financial Officer. Before joining us and since 1989 he was employed at Foodbrands America, Inc., NYSE:FDB, in a variety of positions, including Treasurer and ultimately Senior Vice President of Finance. Prior to joining Foodbrands, Mr. Bynum was a management consultant for Coopers & Lybrand.

Patrick Judge joined us in 1973, and became Executive Vice President in 1998. He has held various positions with us including general manager of A&A Auto Parts. He began his career with us as a manager of an A&A Auto Parts store. Mr. Judge currently manages the A&A Auto Parts stores and company-wide human resources, administration and real estate operations.

Richard Piontkowski joined us in 2001 as Senior Vice President, Sales. Prior to joining us and since 1998, he was Senior Vice President of Sales for AmeriServe Equipment, a subsidiary of AmeriServe. Prior to joining AmeriServe, Mr. Piontkowski held various positions with Edward Don and Company, including Regional Vice President of the Florida operation and regional manager. In January 2000, AmeriServe filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code.

Philip Avvisato has been with us since 1968. He currently holds the position of Vice President, Customer Development. He has held various positions with us including Vice President of Sales and sales manager. Mr. Avvisato was instrumental in growing our sales organization during the 1980s and 1990s and maintains strong industry relationships.

Anthony Fordiani joined us in 1973 and currently serves as Vice President, Logistics, where he is responsible for company-wide delivery logistics, including route planning and monitoring, truck acquisition and maintenance, and driver management. Prior to holding this position, Mr. Fordiani managed our human resources and operational accounting.

Richard Kovalick joined us in 1971 and became Vice President, Purchasing in 1998. Prior to that he was our director for marketing and merchandising and director of purchasing. Mr. Kovalick began his career with us as a manager of an A&A Auto Parts Store.

Lawrence Montante joined us in 1982 and became Vice President, Marketing in 1998. From 1987 to 1998, he served as our purchasing agent and director of marketing. Mr. Montante also worked in various capacities at Keystone and A&A Auto Parts.

James Ruby joined us in 1970 and currently serves as Vice President, Operations and is responsible for all operations at the Company’s three warehouse distribution centers, including receiving, stocking, inventory control, picking, shipping, billing and employee relations. He has held various positions with us including accounting manager.

Paul Edgerley became a director of our company upon consummation of the Transactions. Mr. Edgerley joined Bain Capital in 1988 and has been a Managing Director since 1990. Prior to joining Bain Capital, Mr. Edgerley spent five years at Bain & Company where he worked as a Consultant and Manager in the healthcare, information services, retail and automobile industries. Previously, Mr. Edgerley, a certified public accountant, worked at Peat Marwick, Mitchell & Company. Currently, Mr. Edgerley sits on the Board of Directors of Sealy Inc., Steel Dynamics Inc., Maxim Crane Works, Inc. and Walco International, Inc.

David Gross-Loh became a director of our company upon consummation of the Transactions. Mr. Gross-Loh has been an Associate at Bain Capital since 2000. Prior to joining Bain Capital, Mr. Gross-Loh was a Consultant with Bain & Company.

Blair Hendirx became a director of our company in 2004. Mr. Hendrix is a Vice President at Bain Capital. Prior to joining Bain Capital in 2000, Mr. Hendrix was an Executive Vice President and Chief Operating Officer of DigiTrace, Inc. and was a management consultant at Corporate Decisions, Inc. (now Mercer Management Consulting). Mr. Hendrix also serves on the Board of Directors of SMTC Corporation and Vivra Holdings, Inc.

Robert Taylor is a director of Keystone. Mr. Taylor is a Partner of Advent International Corporation which he joined in 1998. Mr. Taylor has 15 years of private equity experience covering a range of industries, including distribution, business services, healthcare services and financial services. Mr. Taylor is also a director of American Radiology Services, GFI Group Inc. and National PetCare Centers.

Stephen Zide became a director of our Company upon consummation of the Transactions. Mr. Zide has been a Managing Director of Bain Capital since 2001 and affiliated with the firm since 1997. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a private equity firm in Sydney, Australia, which is affiliated with Bain Capital. Prior to joining Bain Capital, Mr. Zide was a partner of the law firm of Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide is also a director of Broder Bros., Co., DDi Corp., Maxim Crane Works, Inc. and Alliance Laundry Systems, LLC.

Executive Compensation

The following summarizes, for the year indicated, the principal components of compensation for our Chief Executive Officer and the other four highest compensated executive officers (collectively, the “named executive officers”).

						Long-Term Compensation Awards
Name and Principal Position	Period	Salary	Bonus	Other Annual Compensation		Common Stock Underlying Options/SARs (#)	All Other Compensation
Robert Vor Broker Chairman, Chief Executive Officer and President	2003	$358,521	$7,807,867	$12,000	(1)	—	—
Bryant Bynum Executive Vice President and Chief Financial Officer	2003	256,666	3,408,054	65,805	(2)	—	—
Patrick Judge Executive Vice President	2003	200,906	820,996	9,840	(3)	—	—
Richard Piontkowski Senior Vice President, Sales	2003	184,339	1,220,826	8,280	(4)	—	—
Lawrence Montante Vice President, Marketing	2003	153,695	1,256,486	6,000	(5)	—	—

(1)	Includes a $12,000 automobile allowance paid to Mr. Vor Broker in 2003.
(2)	Includes a $8,280 automobile allowance paid to Mr. Bynum in 2003 and $57,525 in relocation expenses paid to Mr. Byrnum in 2003.
(3)	Includes a $9,840 automobile allowance paid to Mr. Judge in 2003.
(4)	Includes a $8,280 automobile allowance paid to Mr. Piontkowski in 2003.
(5)	Includes a $6,000 automobile allowance paid to Mr. Montante in 2003.

Option/SAR Grants During the Year Ended January 3, 2004

No stock options were granted to the named executive officers during the year ended January 3, 2004.

Aggregated Option/SAR Exercises During the Year Ended January 3, 2004 and 2003 Year-End Option/SAR Values

The following table summarizes exercises of stock options (granted in prior years) by the named executive officers during the year ended January 3, 2004, as well as the number and value of all unexercised options held by the named executive officers as of January 3, 2004.

	Shares Acquired on Exercise	Value Realized	Number of Securities Options/SARs at January 3, 2004		Value of Unexercised In-the-Money Options/SARs at January 3, 2004
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert Vor Broker	4,508,000	1,163,452	—	—	—	—
Richard Piontkowski	550,000	243,634	—	—	—	—

Executive Employment Agreements

Messrs. Vor Broker, Bynum, Judge, Piontkowski, Kovalick, Ruby, Fordiani, Avvisato and Montante entered into employment agreements with us. Under the employment agreements, Mr. Vor Broker is paid a base salary of $375,000 per year, Mr. Bynum is paid a base salary of $261,861 per year, Mr. Judge is paid a base salary of $203,528 per year, Mr. Piontkowski is paid a base salary of $200,000 per year, each of Messrs. Kovalick, Ruby,

Fordiani and Avvisato are paid a base salary of $187,460 per year and Mr. Montante is paid a base salary of $170,000. In each case, the employment agreement provides for the payment of bonuses equal to a specified percentage of the executive’s base salary if we achieve specific performance goals. Their employment agreements have a term of three years, subject to earlier termination by resolution of the board of directors, upon the death or permanent disability of the executive or upon the executive’s voluntary resignation. If any of the executives listed above are terminated without “cause,” or if they terminate their employment for “good reason,” as each term is defined in their employment agreement, we are obligated to make severance payments to such executive consisting of their then current salary for a one year period, together with a bonus in an amount equal to the bonus, if any, paid to such executive in the year prior to termination. These contracts also contain noncompete provisions which restrict the executives from being involved in, during the period of their employment and for two years thereafter, any business which is in competition with us; provided, that in the event of termination by us without cause, or by the executive for good reason, these restrictions will lapse after one year following the termination of employment. In addition, the employment agreements contain an express obligation of confidentiality in respect of our proprietary information and an agreement to assign intellectual property rights to us.

The named executive officers are each entitled to participate in an option plan under which an aggregate of approximately 15% of the common stock of Holdings will be available for grant to our employees. See “—Stock Option Plans—2003 Executive Stock Option Plan.”

Management Equity Agreements

In connection with the consummation of the Transactions, we entered into a contribution agreement with our named executive officers. Pursuant to such contribution agreement, our named executive officers acquired shares of Holdings’ common stock. Pursuant to the terms of a stockholders agreement, within 90 days following the later to occur of the seventh anniversary of the consummation of the Transactions (provided the executive is no longer employed with us at that time) or the termination of such executive’s employment due to death, disability, retirement, termination by us without cause or termination by the executive for good reason, the executive may, subject to any prohibitions contained in our senior credit facilities and the notes, require Holdings to repurchase his shares at a purchase price equal to 80% of the shares’ then fair market value.

Stock Option Plan

Upon the consummation of the Transactions, we adopted the 2003 Executive Stock Plan under which employees and directors of Keystone or its subsidiaries may be granted options to purchase shares of Holdings authorized but unissued Class A and Class L common stock. The plan is administered by the board of directors of Holdings, or to the extent permitted by law, a committee designated by Holdings’ board. A total of 14,971,572 shares of Class A common stock and 1,663,508 shares of Class L common stock (as adjusted pursuant to terms of the plan) are available for issuance under the Plan. As of January 3, 2004, no options are issued and outstanding.

Our Benefit Plans

We maintain a 401(k) defined contribution plan and are subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan provides for an employer matching contribution in an amount equal to $0.50 for every $1.00 contributed by the participant. The Company’s match is limited to a maximum of 2.0% of the employee’s annual compensation. In 2002 and 2003, employer matching contributions totaling $490,087 and $524,737, respectively, were made.

Compensation of Directors

We reimburse members of the board of directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, we may compensate future independent members of the board of directors for services provided in that capacity.

Transactions-Related Bonuses

Our Board of Directors adopted a bonus plan which provides for the payment of bonuses to certain current and former employees, and to certain current directors, to reward them for their service to Keystone which helped position our company to effect the merger. The named executive officers received approximately 51% of the total bonus amount, including approximately $7.6 million, $3.2 million, $1.1 million, $1.2 million and $0.7 million for Messrs. Vor Broker, Bynum, Piontkowski, Montante and Judge, respectively. These bonuses were paid at the closing of the Transactions. are subject to a number of conditions which we believe were met by all participants. Members of management also received a portion of the merger consideration based on their ownership of equity in Keystone prior to the Transactions. See “Certain Relationships and Related Transactions—The Merger Agreement.” Certain members of our management rolled over shares with a fair market value of approximately $5.3 million in exchange for Holdings’ equity at the closing of the Transactions.

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

Holdings owns 100% of our capital stock. The following table sets forth certain information with respect to the beneficial ownership of Holdings’ common stock as of January 3, 2004 by: (i) each person or entity who owns of record or beneficially 5% or more of any class of Holdings’ voting securities; (ii) each of our named executive officers and directors; and (iii) all of our directors and named executive officers as a group. Except as noted below, the address for each of the directors and named executive officers is c/o Keystone Automotive Operations, Inc., 44 Tunkhannock Avenue, Exeter, Pennsylvania 18643.

	Shares Beneficially Owned (1)
	Class A Common Stock		Class L Common Stock (2)
Name	Number of Shares	Percentage of Class	Number of Shares	Percentage of Class
Principal Shareholders:
Bain Capital Fund VII, L.P. and related entities (3)	70,482,857	78.3%	7,831,429	78.3%
Advent International Corporation (4)	10,285,714	11.4	1,142,857	11.4
Bear Stearns Merchant Capital II, L.P. (5)	5,142,857	5.7	571,429	5.7
Executive Officers and Directors:
Philip Avvisato	257,143	*	28,571	*
Bryant Bynum	360,000	*	40,000	*
Paul Edgerley (6)	—	—	—	—
Anthony Fordiani	257,143	*	28,571	*
David Gross-Loh (7)	—	—	—	—
Blair Hendrix (8)	—	—	—	—
Patrick Judge	668,571	*	74,286	*
Richard Kovalick	668,571	*	74,286	*
Lawrence Montante	257,143	*	28,571	*
Richard Piontkowski	257,143	*	28,571	*
James Ruby	257,143	*	28,571	*
Robert Taylor (9)	—	—	—	—
Robert Vor Broker	720,000	*	80,000	*
Stephen Zide (10)	—	—	—	—
Executive Officers and Directors as a group:
(14 Persons)	3,702,857	4.1	411,427	4.1

*	Represents less than 1%.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of closing of the offering are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
(2)	The Class L common stock is the same as the Class A common stock, except that the Class L common stock is entitled to a preference over the Class A common stock with respect to any distribution by Holdings to holders of its capital stock. After payment of such preference amount, each share of Class A common stock and Class L common stock will participate ratably in all distributions by Holdings to holders of its capital stock.
(3)	These shares are held by Bain Capital Fund VII, LLC (“BCF VII”), Bain Capital VII Coinvestment Fund, LLC (“BC Co-Invest”), BCIP Associates III, LLC (“BCIP III”), BCIP T Associates III, LLC (“BCIPT III”), BCIP Associates III-B, LLC (“BCIP III-B”), BCIP T Associates III-B, LLC (“BCIPT III-B”), Sankaty High Yield Partners II, LP (“Sankaty II”), Sankaty High Yield Partners III, LP (“Sankaty III” and, together with BCF VII, BC Co-Invest, BCIP III, BCIPT III, BCIP III-B, BCIPT III-B and Sankaty II, the “Bain Entities”). The address of the Bain Entities is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(4)	These shares are held by Global Private Equity IV Limited Partnership (“Global IV”), Advent Partners II Limited Partnership (“Advent II”) and Advent Partners GPE-IV Limited Partnership (“Advent GPE” and, together with Global IV and Advent II, the “Advent Entities”). Advent International Corporation serves as manager of the Advent Entities and exercises sole voting and investment power over these shares. The address of the Advent Entities is c/o Advent International Corporation, 75 State Street, 29th Floor, Boston, Massachusetts 02109.
(5)	These shares are held by Bear Stearns Merchant Banking Partners II, L.P. (“BSMBP II”), Bear Stearns Merchant Banking Investors II, L.P. (“BSMBI II”), Bear Stearns MB-PSERS II, L.P. (“BS MB-PSERS”), The BSC Employee Fund III, L.P. (“BSC Employee Fund III”), and BSC Employee Fund IV, L.P. (“BSC Employee Fund IV” and, together with BSMBP II, BSMBI II, BS MB-PSERS and BSC Employee Fund III, the “Bear Stearns Entities”). Bear Stearns Merchant Capital II, L.P. is the general partner of each of the Bear Stearns Entities and exercises voting and investment control over the shares held by the Bear Stearns Entities. The address of the Bear Stearns Entities is c/o The Bear Stearns Companies Inc., 383 Madison Avenue, New York, New York 10179.
(6)	Mr. Edgerley is a member and managing director of Bain Capital Investors, LLC (“BCI”), which is the general partner of Bain Capital Partners VII, L.P. (“BCP VII”), the sole member of Bain Capital Fund VII, LLC. BCP VII is also the general partner of Bain Capital VII Coinvestment Fund, L.P., the sole member of Bain Capital VII Coinvestment Fund, LLC. BCI also serves as managing partner of each of BCIP Associates III (the manager of BCIP Associates III, LLC), BCIP Trust Associates III (the manager of BCIP T Associates III, LLC), BCIP Associates III-B (the manager of BCIP Associates III-B, LLC) and BCIP Trust Associates III-B (the manager of BCIP T Associates III-B, LLC) (collectively the “BCIP Entities”). Mr. Edgerley or an entity affiliated with him is a partner of one or more of the BCIP Entities. Mr. Edgerley is also a limited partner of BCP VII. In such capacities, Mr. Edgerley may be deemed to have a beneficial ownership in certain securities held by the Bain Entities. Mr. Edgerley disclaims beneficial ownership of any shares held by the Bain Entities. However, in such capacities he has a pecuniary interest in certain of the shares held by the Bain Entities. Mr. Edgerley’s address is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.
(7)	Mr. Gross-Loh is a general partner of BCIP Associates III and BCIP Trust Associates III. In such capacities, Mr. Gross-Loh may be deemed to have a beneficial ownership in securities held by such entities. Mr. Gross-Loh disclaims beneficial ownership of any shares held by such entities. However, in such capacities he has a pecuniary interest in certain of the shares held by such entities. Mr. Gross-Loh’s address is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.
(8)	Mr. Hendrix is a general partner of BCIP Associates III and BCIP Trust Associates III. In such capacities, Mr. Hendrix may be deemed to have a beneficial ownership in securities held by such entities. Mr. Hendrix disclaims beneficial ownership of any shares held by such entities. However, in such capacities he has a pecuniary interest in certain of the shares held by such entities. Mr. Hendrix’s address is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.
(9)	Mr. Taylor is a Partner of Advent International Corporation and disclaims beneficial ownership of all shares held by the Advent Entities. Mr. Taylor’s address is c/o Advent International Corporation, 75 State Street, 29th Floor, Boston, Massachusetts 02109.
(10)	Mr. Zide is a managing director of BCI. Mr. Zide or an entity affiliated with him is a partner of one or more of the BCIP Entities. Mr. Zide is also a limited partner of BCP VII. In such capacities, Mr. Zide may be deemed to have a beneficial ownership in certain securities held by the Bain Entities. Mr. Zide disclaims beneficial ownership of any shares held by the Bain Entities. However, in such capacities he has a pecuniary interest in certain of the shares held by the Bain Entities. Mr. Zide’s address is c/o Bain Capital NY, LLC, 745 Fifth Avenue, New York, New York 10151.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Existing Agreements

Management Consulting Services Agreement

On March 6, 1998, we entered into a Management Consulting Services Agreement with Littlejohn & Co., LLC, Advent International Corporation and General Electric Capital Corporation, each of whom owned more than 5% of our outstanding capital stock prior to the consummation of the Transactions. Under this agreement, Littlejohn, Advent and GECC provided us and our subsidiaries with financial and management consulting services, for which we paid an annual fee of $300,000 to Littlejohn and $100,000 to each of Advent and GECC, plus each of their out-of-pocket expenses. This agreement was terminated upon the consummation of the Transactions.

Vehicle Lease Agreement

On December 14, 1998, we entered into a Master Lease Agreement with GECC, pursuant to which, from time to time, we lease a portion of our delivery truck fleet. GECC currently leases 29 trucks to us under this agreement, with lease terms ranging from 60 months to 84 months. At the end of each lease, we have the option to purchase the trucks on an as is basis at fair market value. Pursuant to this agreement, we paid GECC $0.1 million in each of 2001, 2002 and 2003.

Amato Racing 2002-2004 Sponsorship Program

We have a contract with Amato Racing with respect to two sponsorship programs. Joseph Amato, a shareholder and director of Keystone prior to consummation of the Transactions, is the sole stockholder of Amato Racing. Our agreement expires on December 31, 2004 and has a total commitment over the two year period ending on that date of $1.1 million. We paid $0.5 million, $0.6 million and $0.5 million to Amato Racing in 2001, 2002 and 2003, respectively. The program cost is expected to be $0.4 million in 2004.

Agreements Entered into in Connection with the Transactions

Merger Agreement

The merger agreement contains customary provisions for such agreements, including representations and warranties with respect to the condition and operations of the business, covenants with respect to the conduct of the business prior to the closing date of the merger and various closing conditions, including the execution of a registration rights agreement and stockholders agreement, the obtaining of financing, and the continued accuracy of the representations and warranties. The purchase price was subject to a post-closing working capital adjustment to the extent that working capital was more or less than the estimate of such amount at the closing of the Transactions. A portion of the merger consideration was deposited into escrow accounts, including $15.0 million to support indemnity obligations of the selling stockholders and $5.0 million to support the selling stockholders’ post-closing working capital adjustment obligation.

Merger Consideration

In connection with the Transactions, the named executive officers received their pro rata portion of the merger consideration with respect to the shares of common stock (including shares issuable upon exercise of options) owned by them (other than such shares that were rolled over at the closing of the Transactions in exchange for shares of Holdings’ common stock) as described under “Management—Executive Compensation.” In addition, Messrs. Judge and Avvisato owned 2,730 and 1,211 shares of preferred stock and were entitled to their pro rata portion of the merger consideration in exchange therefor (approximately $1,933 per share of preferred stock).

Holdings Term Loan

As part of the Transactions, Holdings obtained an unsecured loan from Bank of America, N.A. and UBS AG, Cayman Islands Branch (“UBS”). Holdings used the entire proceeds of the loan to make an equity contribution to us to pay the portion of the merger purchase price representing the value of the Transactions tax benefits. We will distribute this amount to Holdings (and Holdings, in turn, will repay the loan to Bank of America and UBS) when we realize certain future tax benefits, which is expected to occur no later than September 30, 2004. If we do not distribute this amount to Holdings by September 30, 2004, Bain Capital will be obligated to make an equity contribution to Holdings to enable Holdings to repay any outstanding amounts on the loan to Bank of America and UBS. The actual amount of Holdings term loan was $3.5 million at the closing of the Transactions.

Stockholders Agreement

In connection with the merger, Holdings and certain of its shareholders entered into a stockholders agreement pursuant to which each shareholder of Holdings agreed to vote in favor of members of the Board of Directors of Holdings designated by groups of Holdings’ shareholders who are parties to the stockholders agreement. Pursuant to the stockholders agreement:

•	Holdings has six directors;

•	Bain Capital designated four directors in its sole discretion; and

•	Advent designated one director in its sole discretion.

Pursuant to his employment agreement, Mr. Vor Broker is entitled to be nominated as the sixth director of Holdings.

In addition, the stockholders agreement provides that for so long as Bain Capital continues to hold at least 50% of the shares that it held upon the consummation of the Transactions, we may not take several significant corporate actions without the consent of Bain Capital.

Each party to the stockholders agreement has the right, subject to certain exceptions, to purchase its pro rata portion of any shares of stock that Holdings issues in the future. Furthermore, the stockholders agreement provides that Holdings will have a right of first refusal to purchase all or a part of any shares of stock proposed to be transferred by any stockholder not related to Bain Capital (including members of management). To the extent Holdings does not exercise this right, Bain Capital and its co-investors would have the right to purchase such shares, and if Bain Capital and its co-investors decline, the remaining stockholders (including members of management) (other than the person proposing to transfer shares) would have the option to purchase their pro rata portion of any shares proposed to be transferred. If Bain Capital proposes to transfer any shares of stock, our management and Bain Capital’s co-investors could elect to participate in such transfer on a pro rata basis. Finally, in the event of a sale by Bain Capital of its interest of Holdings to an unaffiliated third party, each stockholder will be obligated to sell their shares in connection with such transaction.

Bain Capital Advisory Agreement

In connection with the merger, we entered into an advisory agreement with Bain Capital pursuant to which Bain Capital agreed to provide:

•	general executive and management services;

•	assistance with the identification, support, negotiation and analysis of acquisitions and dispositions;

•	assistance with the support, negotiation and analysis of financial alternatives;

•	finance functions;

•	marketing functions;

•	human resource functions; and

•	other services agreed upon by us.

In exchange for these services, Bain Capital will receive:

•	an annual advisory services fee of $1.5 million through 2006 and, subject to the terms of the credit agreement governing the senior credit facilities, $3.0 million for each year thereafter, plus reasonable out-of-pocket fees and expenses; however, Bain Capital shall only be entitled to this advisory services fee in any given year to the extent that our Consolidated Adjusted EBITDA, as defined in the credit agreement, for that year would be greater than $52.7 million, after reducing such Consolidated Adjusted EBITDA by the amount of the fee (for example, if Consolidated Adjusted EBITDA were $53.7 million in a given year, Bain Capital would only be entitled to a $1.0 million advisory services fee for such year); provided, that if the advisory services fees payable for fiscal year 2004 are reduced as a result of the above, the pro-rated fees payable for fiscal year 2003 will be reduced in the same proportion; provided further that following fiscal 2007, this restriction will lapse if we generate a cumulative aggregate Consolidated Adjusted EBITDA of $158.0 million or more over any twelve consecutive fiscal quarters;

•	on the completion of any financing transaction, change in control transaction, material acquisition or divestiture by Holdings or its subsidiaries, a transaction fee equal to 1.0% of the total value of the transaction, plus reasonable out-of-pocket fees and expenses; and

•	a one-time transaction fee of $4.7 million on the completion of the merger, plus reasonable out-of-pocket fees and expenses.

The advisory agreement has an initial term ending on December 31, 2013, subject to automatic one-year extensions unless Keystone or Bain Capital provides written notice of termination; provided, however that if the advisory agreement is terminated due to a change in control or an initial public offering of the Company or Holdings prior to the end of its term, then Bain Capital will be entitled to receive the present value of the advisory services fee that would otherwise have been payable through the end of the term. Bain Capital receives customary indemnities under the advisory agreement.

Advent Advisory Agreement

In connection with the merger, we entered into an advisory agreement with Advent, pursuant to which Advent agreed to provide:

•	general executive and management services;

•	assistance with the identification, support, negotiation and analysis of acquisitions and dispositions;

•	assistance with the support, negotiation and analysis of financial alternatives; and

•	other services agreed upon by us.

In exchange for these services, Advent will receive an annual advisory services fee of $100,000; however, if there is a reduction in the advisory services fee paid to Bain Capital during the term of the advisory agreement, the advisory services fee payable to Advent will be ratably reduced based on the relative amounts then payable.

The advisory agreement has an initial term ending on December 31, 2004, subject to automatic one-year extensions unless Keystone or Advent provides written notice of termination. Advent receives customary indemnities under the advisory agreement.

Registration Rights Agreement

Each of Holdings, Bain Capital, members of management and certain other equity holders of Holdings entered into a registration rights agreement in connection with the merger. Under the registration rights agreement, Bain Capital will have the ability to cause Holdings to register securities of Holdings held by the parties to the registration rights agreement and Bain Capital, members of management and other equity holders to participate in registrations by Holdings of its equity securities.

Other Affiliate Transactions

An affiliate of Bain Capital is a lender under the credit agreement governing our senior credit facilities and purchased some of the old notes offered.

DESCRIPTION OF SENIOR CREDIT FACILITIES

The following description does not purport to be complete and is qualified in its entirety by reference to the credit agreement, which is available from us upon request.

The senior credit facilities consist of (i) a five-year $50.0 million revolving credit facility (containing a subfacility available for the issuance of letters of credit and a subfacility for the issuance of swing-line loans) and (ii) a six-year $115.0 million term loan facility. The credit agreement requires us to make annual amortization payments (payable in quarterly installments) of the term loan facility in annual amounts equal to $10.0 million in each of 2004, 2005 and 2006, $15.0 million in each of 2007 and 2008 and $55.0 million in 2009.

The term loan facility is required to be prepaid with, and after the repayment in full of such term loans, permanent reductions to the commitments under the revolving credit facility are required in an amount equal to, (a) 100% of the net cash proceeds of all asset sales and dispositions by Holdings and its subsidiaries, subject to certain exceptions, (b) 100% of the net cash proceeds from extraordinary receipts, subject to certain exceptions, (c) 100% of the net cash proceeds of issuances of certain debt obligations by Holdings and its subsidiaries, subject to certain exceptions, (d) 50% of the net cash proceeds from equity issuances by Holdings and its subsidiaries, subject to certain exceptions, and (e) 50% of Holdings’ annual excess cash flow (as defined in the credit agreement).

Voluntary prepayments and commitment reductions are permitted in whole or in part, without premium or penalty, subject to minimum prepayment or reduction requirements, provided that voluntary prepayments of eurodollar loans on a date other than the last day of the relevant interest period are subject to the payment of customary breakage costs, if any.

All of our obligations under the senior credit facilities are unconditionally guaranteed by Holdings and each existing and subsequently acquired or organized subsidiary that is not a “controlled foreign corporation” under the Internal Revenue Code. The obligations under the senior credit facilities (including the guarantees) are secured by substantially all of our present and future assets and all present and future assets of each guarantor, including but not limited to (i) a first-priority pledge of all of the outstanding capital stock owned by us or any guarantor in any domestic subsidiary, (ii) a first-priority pledge of 66% of the outstanding capital stock owned by us or any guarantor in any “controlled foreign corporation” and (iii) perfected first-priority security interests in all of our present and future assets and the present and future assets of each guarantor, subject to certain limited exceptions.

Loans under the senior credit facilities bear interest at a floating rate equal to the reserve adjusted LIBOR or the base rate (which is the higher of (i) Bank of America’s prime rate and (ii) the Federal Funds Rate plus 0.50%), plus a margin. The margin in respect of (x) term loans is 2.75% per year in the case of LIBOR loans and 1.75% per year in the case of base rate loans and (y) revolving loans is, for the first six months, 2.75% per year in the case of LIBOR loans and 1.75% per year in the case of base rate loans, and, thereafter, will be determined in accordance with a performance pricing grid based on our leverage ratio. In addition, the lenders under the revolving credit facility are paid a fee on unused commitments under that facility at a rate, for the first six months, equal to 0.75% per annum, and, thereafter, to be determined in accordance with a performance pricing grid based on our leverage ratio. During the existence of any default under the credit agreement, the margin on all obligations under the senior credit facilities shall increase by 2% per year.

The credit agreement documentation contains customary representations and warranties and customary covenants restricting our, Holdings’ and our subsidiaries’ ability to, among other things and subject to various exceptions, (i) declare dividends, make distributions or redeem or repurchase capital stock, (ii) prepay, redeem or repurchase other debt, (iii) incur liens or grant negative pledges, (iv) make loans and investments and enter into acquisitions and joint ventures, (v) incur additional indebtedness, (vi) amend or otherwise alter our organizational documents or the old note documents, (vii) make capital expenditures, (viii) engage in mergers, acquisitions and asset sales, (ix) conduct transactions with affiliates, (x) alter the nature of our businesses or (xi) change our fiscal quarter or our fiscal year. We and our subsidiaries also will be required to comply with specified financial covenants (including, without limitation, a leverage ratio, an interest coverage ratio and a fixed charge coverage ratio) and various affirmative covenants.

Events of default under the credit agreement include, but are not limited to, (i) failure to pay principal, interest, fees or other amounts under the credit agreement when due or after expiration of a grace period, (ii) any representation or warranty proving to have been materially incorrect when made, (iii) covenant defaults subject, with respect to certain covenants, to a grace period, (iv) bankruptcy events, (v) a cross default to certain other debt, (vi) unsatisfied final judgments over a threshold, (vii) a change of control, (viii) ERISA defaults and (ix) the invalidity or impairment of any loan document or any security interest.

In addition, the credit agreement includes customary provisions regarding breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding.

Borrowings under the senior credit facilities are subject to the accuracy of representations and warranties (including the absence of any material adverse change in our condition) and the absence of any defaults (including any defaults under the financial covenants).

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to Keystone Automotive Operations, Inc. and not to any of its subsidiaries.

The Company issued the Notes under an Indenture dated as of October 30, 2003 (the “Indenture”) among itself, the Guarantors and The Bank of New York, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

Brief Description of the Notes and the Guarantees

The Notes

The Notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Debt of the Company;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of the Company; and

•	are guaranteed by the Guarantors.

The Guarantees

The Notes are guaranteed by all of the Domestic Restricted Subsidiaries of the Company. As of the date of the Indenture, all of our subsidiaries will be “Domestic Restricted Subsidiaries.” In the future, we may have additional subsidiaries which are not “Domestic Restricted Subsidiaries” and do not guarantee the Notes. Claims of creditors of non-guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including holders of the Notes. Although the Indenture will limit the incurrence of Indebtedness and preferred stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the Indenture will not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture.

Each Guarantee of the Notes:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of the Guarantor; and

•	is pari passu in right of payment with any future senior subordinated Indebtedness of the Guarantor.

As of the date of the Indenture, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest

The Indenture provides for the issuance by the Company of Notes in an amount initially limited to $175 million. The Company may issue additional notes (the “Additional Notes”) from time to time after this offering in an unlimited amount, but subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on November 1, 2013.

Interest on the Notes will accrue at the rate of 9 3/4% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2004. The Company will make each interest payment to the Holders of record on the immediately preceding April 15 and October 15.

Interest on the Notes will accrue from October 30, 2003 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and additional interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or purchased pursuant to an offer to purchase.

No service charge will be imposed in connection with any transfer or exchange of any Note, but the Company may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Note Guarantees

The Guarantors will jointly and severally guarantee the Company’s obligations under the Notes on a full and unconditional basis. Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes—Fraudulent transfer statutes may limit your rights as a holder of the Notes.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale or other disposition complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any transaction permitted by the Indenture after which the Guarantor ceases to be a Restricted Subsidiary of the Company; provided that the sale or other disposition, if any, complies with the “Asset Sale” provisions of the Indenture; or

(2) upon satisfaction and discharge or defeasance of the Notes as provided below under “Legal Defeasance and Covenant Defeasance” and “Satisfaction and Discharge.”

Subordination

The payment of principal, interest and premium and additional interest, if any, on the Notes will be subordinated to the prior payment in full of all Senior Debt of the Company, including Senior Debt of the Company incurred after the date of the Indenture.

The holders of Senior Debt of the Company will be entitled to receive payment in full of all Obligations due in respect of Senior Debt of the Company (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of the Company) before the Holders of Notes will be entitled to receive any payment with respect to the Notes and any distribution to which Noteholders would be entitled but for these subordination provisions shall instead be made to holders of Senior Debt (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of the Company:

(1) in a liquidation or dissolution of the Company;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Company’s assets and liabilities.

The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) if:

(1) a payment default on Designated Senior Debt of the Company occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt of the Company that permits holders of that series of Designated Senior Debt of the Company to accelerate its maturity and the Trustee receives a notice of such default which specifies an election to effect a payment blockage (a “Payment Blockage Notice”) from the holders of such Designated Senior Debt of the Company (a “nonpayment default”).

Payments on the Notes may and shall be resumed:

(1) in the case of a payment default on Designated Senior Debt of the Company, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default, the earlier of the date on which such default is cured or waived, such payment blockage is waived or withdrawn in writing by the person who gave the notice or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of such Designated Senior Debt of the Company has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and additional interest, if any, on the Notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) in the case of the Trustee, it has actual knowledge that the payment is prohibited;

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the Company. Upon the proper written request of the holders of Senior Debt of the Company, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of the Company or their proper representative.

The Company must promptly notify holders of its Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of Notes may recover less ratably than other creditors of the Company, including those who are holders of Senior Debt of the Company.

Payments under the Note Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, including Senior Debt of such Guarantor incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the Notes by the Company to the prior payment in full of Senior Debt of the Company. See “Risk Factors—Risks Related to the Notes—Your right to receive payments on the Notes and the subsidiary guarantees is junior to all of our and the subsidiary guarantors’ senior indebtedness.”

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Permitted Junior Securities” means:

(1) Equity Interests in the Company or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under the Indenture.

“Senior Debt” means:

(1) all Indebtedness of the Company or any Guarantor outstanding under the Credit Agreement and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company or any Guarantor;

(2) any Indebtedness of the Company or any Guarantor to the Company or any of the Company’s Subsidiaries or other Affiliates (excluding Indebtedness under the Credit Agreement owed to such other Affiliates);

(3) any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of the Indenture.

Optional Redemption

At any time prior to November 1, 2006, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 109.750% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

Prior to November 1, 2008, the Notes will be redeemable, in whole, at any time, or in part, from time to time, at the option of the Company upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the sum of:

(1) 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, thereon to the redemption date; plus

(2) the Make-Whole Amount, if any.

The term “Make-Whole Amount” shall mean, in connection with any optional redemption of any Note, the excess, if any, of:

(1) the aggregate present value as of the date of such redemption of the redemption price of such Note on November 1, 2008 (as set forth in the table below) and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such Note through November 1, 2008 if such prepayment had not been made, determined by discounting, on a semiannual basis, such redemption price and interest at the Treasury Rate (determined on the business day preceding the date of such redemption) plus 0.5%, from the respective dates on which such redemption price and interest would have been payable if such payment had not been made; over

(2) the principal amount of the Note being redeemed.

“Treasury Rate” means, in connection with the calculation of any Make-Whole Amount with respect to any Note, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity, as compiled by and published in the most recent Statistical Release that has become publicly available at least two business days prior to the redemption date, equal to the period from the redemption date to November 1, 2008. If no maturity exactly corresponds to such period, yields for the published maturities occurring prior to and after such maturity most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination, then such other reasonably comparable index which shall be designated by the Trustee.

On or after November 1, 2008, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2008	104.875%
2009	103.250%
2010	101.625%
2011 and thereafter	100.000%

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and additional interest, if any, thereon, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The notice must include information concerning the Company, its Subsidiaries and the transaction that the Company in good faith believes will enable Holders to make an informed decision. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement will prohibit the Company from purchasing any Notes, and also provides that certain change of control events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of

Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the event of an Asset Sale involving assets or consideration in excess of $2.0 million, such fair market value is determined by the Company’s Chief Financial Officer and evidenced by an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of:

(x) cash or Cash Equivalents; and/or

(y) all or substantially all of the assets of, or the majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaging in, a Permitted Business or long-term assets that are used or useful in a Permitted Business.

For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a valid written assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of their receipt by the Company or such Restricted Subsidiary (to the extent of the cash received in that conversion); and

(c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) then outstanding, not to exceed the greater of (x) $10 million and (y) 2.5% of Total Assets at the time of receipt of such Designated Noncash Consideration with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaging in a Permitted Business;

(3) to make a capital expenditure in or that is used or useful in a Permitted Business;

(4) to acquire other long-term assets in or that are used or useful in a Permitted Business; and/or

(5) any combination of the foregoing.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

The Company’s Credit Agreement will prohibit the Company from purchasing any Notes and also provides that certain asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated in right of payment to the Notes or the Note Guarantees (excluding any Indebtedness owed to the Company or any Restricted Subsidiary), except (a) a payment of interest or principal at the Stated Maturity thereof or (b) payments of principal and interest in anticipation of satisfying a sinking fund obligation or final maturity within one year of the due date thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries on or after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (8), (10), (12), (13) and (14) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by the Company after the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c) to the extent that any Restricted Investment that was made after the date of the Indenture pursuant to this first paragraph is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d) an amount equal to the sum, for all Unrestricted Subsidiaries, of the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; plus

(e) 50% of the aggregate amount of cash dividends or distributions received from Unrestricted Subsidiaries after the date of the Indenture, to the extent such dividends or distributions were not included in Consolidated Net Income.

The preceding provisions will not prohibit the following, so long as, in the case of clauses (5), (7), (9), (11) or (14), no Default has occurred and is continuing or would be caused thereby:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 30 days thereof (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or a contribution to the common equity capital of the Company within 30 days thereof; provided that the amount of any such net cash proceeds or equity contributions that are utilized for any such Restricted Payment shall be excluded from clause (3) (b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of any class of its Equity Interests on a pro rata basis; provided that the Company and its Restricted Subsidiaries own at least a majority of the outstanding shares of such class of Equity Interests;

(5) the repurchase, redemption or other acquisition or retirement for value (or the distribution of amounts to Holdings to fund any such repurchase, redemption or other acquisition or retirement) of any Equity Interests of Holdings, any other direct or indirect parent of the Company or the Company held by any past, present or future employee, consultant (other than a Principal) or director of Holdings, any other direct or indirect parent of the Company or the Company (or any of its Restricted Subsidiaries) pursuant to any management equity, subscription agreement, stock option agreement, shareholders agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed:

(a) $2.0 million in any calendar year (with the period of time following the date of the Indenture through December 31, 2003 being deemed to constitute part of calendar year 2004), with unused amounts pursuant to this clause (a) in any calendar year being carried over to succeeding calendar years; plus

(b) the aggregate net cash proceeds received by the Company after the date of the indenture from any issuance of Equity Interests (other than Disqualified Stock) by Holdings, any other direct or indirect parent of the Company or the Company to employees, consultants (other than a Principal) or directors of the Company and its Restricted Subsidiaries; provided that the amount of any such net cash proceeds that are used to permit a repurchase, redemption, acquisition or retirement under this clause (5) shall be excluded from clause (3)(b) of the preceding paragraph and shall not have previously been included for purposes of determining whether a Restricted Payment was permitted under this covenant; plus

(c) the cash proceeds of any “key man” life insurance received (not included in Consolidated Net Income) that are used to make such redemptions, repurchases, redemptions, acquisitions or retirements;

(6) payments of the merger consideration to existing holders of the Company’s Equity Interests (including payments to dissenting shareholders and any post-closing purchase price adjustment), in each case pursuant to the Merger Agreement;

(7) the payment of dividends or the making of loans or advances by the Company to Holdings not to exceed $500,000 in any fiscal year (or, following an Initial Public Offering, $1.5 million) for general administrative costs and expenses incurred by Holdings to the extent attributable to its capacity as a holding company of the Company;

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the repurchase (or the distribution of amounts to Holdings or any other direct or indirect parent of the Company to fund any such repurchase) of Equity Interests of the Company or Holdings or any other direct or indirect parent of the Company constituting fractional shares in an aggregate amount not to exceed $100,000;

(10) for so long as the Company is a member of a group filing a consolidated or combined tax return with Holdings, payments to Holdings in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Restricted Subsidiaries (“Tax Payments”); provided that the aggregate Tax Payments made since the date of the Indenture shall not exceed the lesser of:

(a) the aggregate amount since the date of the Indenture of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Restricted Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and, if the Company is a limited liability company or a partnership, treating the Company as if it were a corporation; and

(b) the aggregate amount of the relevant tax that Holdings actually owes to the appropriate taxing authority after the date of the Indenture;

provided, further, that any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of Holdings’ receipt of such Tax Payments or refunded to the Company;

(11) the declaration and payment of regularly scheduled dividends to holders of Disqualified Stock of the Company or any Restricted Subsidiary issued in compliance with the covenant described below under “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(12) payments to Holdings (a) in an aggregate amount equal to the Tax Benefits; provided that the aggregate amount of such payments does not exceed the principal amount of the Holdings Term Loan on the date of the Indenture and (b) at such times as shall be necessary to permit Holdings to pay when due, and in aggregate amounts equal to, accrued and unpaid interest on such term loan;

(13) dividends, advances, loans or other distributions to enable Holdings or any other direct or indirect parent of the Company to make any payment of interest or principal on any Qualified Holdco Indebtedness; provided that any such dividend, advance, loan or other distribution is used promptly by Holdings or such other person solely to make such payment; and

(14) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (14) since the date of the Indenture, does not exceed $5.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that the Company or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock (including Acquired Stock), if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock issued at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any Restricted Subsidiary of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding and incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $165.0 million, less (a) the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to repay any Indebtedness under Credit Facilities (and, in the case of any revolving credit Indebtedness under a Credit Facility, to effect a corresponding commitment reduction thereunder) pursuant to the covenant “—Repurchase at the Option of Holders–Asset Sales” and (b) the aggregate amount by which the commitments under any Credit Facility are reduced or eliminated resulting from or relating to the formation of any Securitization Subsidiary or the consummation of any Permitted Receivables Financing; provided that the amount set forth above shall be increased to an amount not greater than $165.0 million (less any reduction thereof pursuant to clause (a)) to the extent of any increase in the commitments under any Credit Facility resulting from or relating to the termination of any such Permitted Receivables Financing or elimination of such Securitization Subsidiary;

(2) the incurrence by the Company and any Restricted Subsidiary of the Existing Indebtedness (other than Indebtedness described under clauses (6), (7), (8),(9), (11), (12) or (13) of this paragraph);

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(4) the incurrence by the Company or any Restricted Subsidiary of Indebtedness, including Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets), in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred under clause (5) to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $10.0 million at any time outstanding or (b) 2.5% of Total Assets (measured at the time of each incurrence of any such Indebtedness);

(5) the incurrence by the Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (10) or (14) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company;

shall be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);

(9) the guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that, in the case of a Guarantee by any Restricted Subsidiary that is not a Guarantor, such Restricted Subsidiary complies with the covenant described below under “Limitation on Issuance of Guarantees of Indebtedness”;

(10) Acquired Debt or Acquired Stock not incurred in connection with, or in contemplation of, a Person merging with or into, or becoming, a Restricted Subsidiary of the Company, provided that after giving effect to the incurrence thereof, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant;

(11) Indebtedness of the Company or any Restricted Subsidiary with respect to letters of credit (or reimbursement obligations in respect thereof) and bankers’ acceptances issued in the ordinary course of business and not supporting Indebtedness, including those relating to workers’ compensation, self insurance, performance, surety or appeal bonds;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(13) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that (a) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary in accordance with GAAP, other than in the footnotes in the case of a contingent obligation and (b) with respect to any such disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(14) the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred under clause (5) above to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $15.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify all or any portion of such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Additionally, all or any portion of any item of Indebtedness may later be reclassified in a manner that complies with this covenant as incurred under the first paragraph or under any clause of Permitted Debt. For purposes of this covenant, any Qualified Holdco Indebtedness incurred in reliance upon the Company’s ability to incur Permitted Debt will be deemed to be incurred by the Company for purposes of determining whether additional Permitted Debt can be incurred for so long as such Qualified Holdco Indebtedness remains outstanding.

The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness or payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock with the same terms will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of any Indebtedness supported by a letter of credit issued under a Credit Facility in accordance with clause (1) above shall not be deemed a separate incurrence of Indebtedness for purposes of this covenant to the extent of the stated amount of such letter of credit.

Limitation on Senior Subordinated Debt

The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Note Guarantee. This does not apply to distinctions between categories of Debt that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Debt or securing such Debt with greater or lesser priority or with different collateral.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those contained in such Existing Indebtedness, as in effect on the date of the Indenture;

(2) the Indenture, the Notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in contracts or licenses entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) customary restrictions imposed by a Permitted Receivables Financing;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Permitted Liens (or Indebtedness secured thereby) that limit the right of the debtor to dispose of the assets subject to such Lien;

(11) customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements otherwise permitted by the Indenture entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13) Indebtedness of any Restricted Subsidiary other than a Domestic Restricted Subsidiary incurred pursuant to clause (14) of the second paragraph of the covenant entitled “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that the Board of Directors of the Company determines in good faith at the time such dividend or other payment restrictions are created that they do not materially adversely affect the Company’s ability to fulfill its obligations under the Notes and the Indenture.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that if such Person is a limited liability company or partnership, a corporate Wholly Owned Restricted Subsidiary of such Person organized under the laws of the United States, any state thereof or the District of Columbia becomes a co-issuer of the Notes in connection therewith;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio that is better than the Fixed Charge Coverage Ratio of the Company without giving effect to the transaction;

provided, that clauses (3) and (4) do not apply (i) to the Merger, (ii) to the consolidation or merger of the Company with or into, or sale of assets to, a Wholly Owned Restricted Subsidiary or the consolidation or merger of a Wholly Owned Restricted Subsidiary with or into the Company or (iii) if, in the good faith determination of the Board of Directors of the Company, whose determination is evidenced by a board resolution delivered to the Trustee, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Company.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

For purposes of this covenant, the sale, assignment, transfer, conveyance or other disposition (including by way of merger or consolidation) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which property or assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition by the Company (other than by lease) of all or substantially all of the properties and assets of the Company, in accordance with this covenant, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes. In the event of any such transfer (other than a transfer of less than all of the properties and assets of the Company), the predecessor Company shall be released and discharged from all liabilities and obligations in respect of the Notes and the Indenture, and the predecessor Company may be dissolved, wound up or liquidated at any time thereafter.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors (if any); and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries or any Person that will become a Restricted Subsidiary as part of any such transactions;

(2) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company and customary indemnification agreements with directors and officers of the Company and its Restricted Subsidiaries;

(3) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments”;

(4) transactions or payments pursuant to any employee compensation or benefit plans or arrangements entered into in the ordinary course of business and approved by the Board of Directors;

(5) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(6) the issuance of Equity Interests (other than Disqualified Stock) of the Company to Holdings or any Principal;

(7) the payments of all fees and expenses related to the Merger described in this prospectus under “The Transactions” and “Certain Relationships and Related Transactions”;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party or on terms that are approved by the Company’s Board of Directors, including a majority of the disinterested directors;

(9) transactions entered into as part of a Permitted Receivables Financing;

(10) payments by the Company or any of its Restricted Subsidiaries to the Principals made for any financial advisory or consulting services in an aggregate amount (including payments (excluding annual management fees) made pursuant to any contract in effect on the date of the Indenture, including the Bain Advisory Agreement) not to exceed $2.0 million in any twelve-month period, which payments are approved in good faith by the Board of Directors; and

(11) transactions pursuant to any contract or agreement in effect on the date of the Indenture, in each case as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to the Company and its Restricted Subsidiaries than those in effect on the date of the Indenture.

Additional Note Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary on or after the date of the Indenture, then that newly acquired or created Domestic Restricted Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it was acquired or created.

Limitations on Issuances of Guarantees of Indebtedness

The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any Indebtedness of the Company or any other Restricted Subsidiary (other than a Guarantee or pledge by a Foreign Restricted Subsidiary securing Indebtedness of another Foreign Restricted Subsidiary) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of or pledge to secure such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Guarantee of the Notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt.

Notwithstanding the preceding paragraph, any Note Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption “—Note Guarantees.”

Limitation on Accounts Receivables Facilities

The Company and its Restricted Subsidiaries may sell, transfer or otherwise dispose of accounts receivable to a Securitization Subsidiary; provided that:

(1) the sale, transfer or other disposition is in connection with a Permitted Receivables Financing; and

(2) the aggregate consideration received in each such sale, transfer or other disposition is at least equal to the fair market value of the receivables sold.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Investment made as of the time of such designation and that designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, after the effectiveness of an Exchange Offer Registration Statement or Shelf Registration Statement, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Note Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiaries constitute a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or additional interest with respect to, the Notes whether or not prohibited by the subordination provisions of the Indenture;

(2) default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after written notice from the Trustee or holders of at least 25% of the Notes then outstanding to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal on such Indebtedness at final stated maturity prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days following entry of the final judgment or order (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(7) except as permitted by the Indenture, any Note Guarantee of any Significant Restricted Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Restricted Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Restricted Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon a declaration of acceleration, such principal and interest will become due and payable upon the earlier to occur of (x) the 5th day after notice thereof has been given to holders of Designated Senior Debt and (y) the date on which all of the Designated Senior Debt has been accelerated. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) of the preceding paragraph (excluding any resulting payment default under the Indenture or the Notes), the declaration of acceleration of the Notes shall be automatically annulled if the holders of all Indebtedness described in clause (5) have rescinded the declaration of acceleration in respect of such Indebtedness within 20 days of the date of such declaration, and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or additional interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or additional interest on, or the principal of, the Notes. The Holders of a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

A Holder may not institute any proceeding, judicial or otherwise, with respect to the Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture or the Notes, unless:

(1) the Holder has previously given to the Trustee written notice of a continuing Event of Default;

(2) Holders of at least 25% in aggregate principal amount of outstanding Notes have made written request to the Trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the Indenture;

(3) Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction that is inconsistent with such written request.

Notwithstanding anything to the contrary, the right of a Holder of a Note to receive payment of principal of or interest on its Note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that Holder.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable (to the extent permitted by law) upon the acceleration of the Notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and additional interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and additional interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default (other than one resulting solely from the borrowing of funds to provide such deposit) shall have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent (other than the expiration of the 123-day period referred to above) relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or additional interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or additional interest, if any, on the Notes;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(9) after the time a Change of Control Offer or Asset Sale Offer is required to have been made (including applicable grace periods), reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder;

(10) amend or modify any of the provisions of the Indenture or the related definitions affecting the contractual subordination or ranking of the Notes or any Note Guarantee in any manner adverse to the holders of the Notes or any Note Guarantee; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4) to provide for or confirm the issuance of Additional Notes;

(5) to evidence and provide for the acceptance of an appointment by a successor Trustee;

(6) to provide for any Guarantee of the Notes, to secure the Notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by the Indenture;

(7) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(8) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(9) to conform any provision to this “Description of the Notes.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default (other than one resulting solely from the borrowing of funds to provide such deposit) shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the Company, 44 Tunkhannock Avenue, Exeter, Pennsylvania 18643, Attention: Chief Financial Officer.

Global Notes

Global notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the Notes represented by such global note for all purposes under the Indenture and the Notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

Any beneficial interest in one global note that is transferred to a Person who takes delivery in the form of an interest in another global note will, upon transfer, cease to be an interest in such global note and become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions applicable to beneficial interests in such other global note for as long as it remains such an interest.

The Company will apply to DTC for acceptance of the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.

Payments of principal and interest under each global note will be made to DTC’s nominee as the registered owner of such global note. The Company expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. The Company also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of the Company, the Trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

Certificated Notes

If DTC notifies the Company that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by the Company within 90 days of such notice, or an Event of Default has occurred and the Trustee has received a request from DTC, the Trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC. In addition, beneficial interests in a global note may be exchanged for certificated notes upon request by or on behalf of DTC in accordance with customary procedures. Any such certificated note issued in exchange for a beneficial interest in the U.S. global note or the temporary offshore global note will bear the restricted legend set forth under “Notice to Investors” and accordingly will be subject to the restrictions on transfer applicable to certificated notes bearing such restricted legend. In the case of certificated notes issued in exchange for beneficial interests in the temporary offshore global note, such certificated notes may be exchanged for certificated notes that do not bear such restricted legend after the Restricted Period, subject to the certification requirements applicable to exchanges of beneficial interests in the temporary offshore global note for beneficial interests in the permanent offshore global note described under “—Global Notes.”

Same Day Settlement and Payment

The Indenture requires that payments in respect of the Notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to Notes in certificated form, the Company will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.

The Notes represented by the global notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Registration Rights; Additional Interest

The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as Holders of these Notes. See

“—Additional Information.”

The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement at the closing of the offering of the Notes. Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed to file with the Commission this Exchange Offer Registration Statement. Upon the effectiveness of the Exchange Offer Registration Statement, the Company and the Guarantors will offer to the Holders of Transfer Restricted Notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Notes for Exchange Notes.

If:

(1) the Company and the Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

(2) any Holder of Notes notifies the Company prior to the 20th day following consummation of the Exchange Offer that:

(a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

(b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company,

the Company and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

The Company and the Guarantors will use their commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

For purposes of the preceding, “Transfer Restricted Note” means each Note until:

(1) the date on which such Note has been exchanged in the Exchange Offer and is entitled to be resold to the public without complying with the prospectus delivery requirements of the Securities Act;

(2) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement;

(3) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act; or

(4) the date on which such Note is distributed by a broker-dealer pursuant to the “Plan of Distribution” contemplated in the Exchange Offer Registration Statement (including delivery of the prospectus contained in the Exchange Offer Registration Statement).

The Registration Rights Agreement provides:

(1) the Company and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the closing of the offering of the Notes;

(2) the Company and the Guarantors will use their commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 240 days after the closing of the offering of the Notes;

(3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Guarantors will

(a) commence the Exchange Offer; and

(b) issue Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration Statement, the Company and the Guarantors will file the Shelf Registration Statement with the Commission on or prior to 90 days after such filing obligation arises and use their commercially reasonable efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 240 days after such obligation arises.

If:

(1) the Company and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3) the Company and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Exchange Offer Registration Statement being declared effective; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the interest rate borne by the Notes shall be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default, and shall increase by an additional 0.25% per annum at the end of each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 1.0% per annum.

All accrued additional interest will be paid by the Company and the Guarantors on each Interest Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of additional interest will cease.

Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding additional interest set forth above. By acquiring Notes, a Holder will be deemed to have agreed to indemnify the Company and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquired Stock” means, with respect to any specified Person, Disqualified Stock or preferred stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Disqualified Stock or preferred stock is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenant described above under “Transactions with Affiliates,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights including by way of merger or consolidation; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale or lease of inventory or other assets or licensing of intellectual property in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) dispositions of accounts receivable and related assets to a Securitization Subsidiary in connection with a Permitted Receivables Financing;

(7) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”; and

(8) any foreclosure upon any assets of the Company or any Restricted Subsidiary; provided that such foreclosure does not otherwise constitute a Default under the Indenture.

“Bain Advisory Agreement” means the Advisory Agreement dated on or about the date of the Indenture between the Company and Bain Capital, LLC, as amended or modified from time to time; provided that such amendments or modifications do not increase the amount of fees payable by Holdings or any of its Subsidiaries thereunder.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars or money in other currencies received in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Credit Agreement (other than an Affiliate of the Company) or any other domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principals;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals, becomes the beneficial owner (as defined above), directly or indirectly, of 50% or more of the voting power of all classes of Voting Stock of the Company;

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company, as the case may be, outstanding immediately prior to such transaction is converted into or exchanged for, or remains outstanding as, Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Principals, becomes, directly or indirectly, the beneficial owner (as defined above) of 50% or more of the voting power of all classes of Voting Stock of the Company.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, including provision for payment of the Pennsylvania capital stock franchise tax, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than (i) the accrual of revenue consistent with past practice, and (ii) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Cash Flow pursuant to clause (3) of this definition, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof (and any net loss of such Person that is not a Restricted Subsidiary shall be included only to the extent funded in cash by the specified Person or a Restricted Subsidiary thereof);

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles shall be excluded;

(4) the Net Income (or loss (other than a loss that is funded in cash by the specified Person or one of its Subsidiaries)) of any Unrestricted Subsidiary shall be excluded, whether or not (in the case of Net Income) it is distributed to the specified Person or one of its Subsidiaries;

(5) in calculating Consolidated Net Income of the Company, any dividends or distributions to Holdings made pursuant to clauses (12) or (13) of the covenant described above under “Restricted Payments” shall be treated as an expense reducing Consolidated Net Income;

(6) non-cash compensation incurred in connection with any issuance of Equity Interests to any employee of such Person or any of its Restricted Subsidiaries will be excluded;

(7) inventory purchase accounting adjustments made as a result of the Merger or any future acquisition shall be excluded; and

(8) the Net Income of any Person acquired in a pooling of interests (or “as if pooling”) transaction for any period prior to the date of such acquisition shall be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Holdings or the Company, as applicable, who:

(1) was a member of such Board of Directors on the date of the Indenture following the Merger; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated on or about the date of the Indenture, by and among the Company, the guarantor subsidiaries named therein, Bank of America, N.A., as Agent and Banc of America Securities LLC and UBS Securities LLC, as Co-Lead Arrangers and the other Lenders named therein providing for up to $115 million in term loan borrowings and $50 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any refunding, replacement or refinancing thereof through the issuance of debt securities.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement or indentures) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term debt, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any refunding, replacement or refinancing thereof through the issuance of debt securities.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate executed by the Chief Financial Officer of the Company. Such Officers’ Certificate shall state the basis of such valuation. A particular item of Designated Noncash Consideration shall no longer be considered to be outstanding to the extent it has been sold or liquidated for cash (but only to the extent of the cash received).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia or that Guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private offer and sale of common stock (other than Disqualified Stock) of Holdings or any other direct or indirect parent of the Company (the proceeds of which are contributed to the Company as common equity) or the Company, the net proceeds of which exceed $10.0 million (other than pursuant to a registration statement on Form S-4 or Form S-8 (or any successor form thereto) or pursuant to Rule 701 under the Securities Act (or any successor rule thereto)).

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that (i) the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or preferred stock or (ii) any Qualified Holdco Indebtedness of any direct or indirect parent of the specified Person is incurred, assumed, repaid, repurchased or redeemed, in any case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations (including the Merger) and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act but without giving effect to clause (8) of the proviso set forth in the definition of Consolidated Net Income and, in connection with any acquisition (including the Merger), shall also be calculated giving pro forma effect to Pro Forma Cost Savings;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;

(4) Consolidated Cash Flow shall be calculated giving pro forma effect to the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries, as if such creation, designation or redesignation occurred on the first day of the four-quarter reference period; and

(5) if any Indebtedness being incurred bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations (but excluding the amortization or write-off of deferred financing fees relating to Indebtedness incurred on or prior to the date of the Indenture); plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (other than a pledge of Equity Interests of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary), whether or not such Guarantee or Lien is called upon; plus

(4) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (or any amortization thereof) payable by the Company or any Restricted Subsidiary in connection with a Permitted Receivables Financing; plus

(5) in the case of the Company, any dividends or distributions to Holdings or any other direct or indirect parent of the Company to the extent the proceeds thereof are used to pay interest on the Holdings Term Loan; plus

(6) in the case of the Company, any Fixed Charges of Holdings or any other direct or indirect parent of the Company to the extent related to Qualified Holdco Indebtedness; plus

(7) the product of (a) all dividends, whether paid or accrued (but, in the case of accrued, only in the case of preferred stock issued by any Restricted Subsidiary that is not a Guarantor or Disqualified Stock) and whether or not in cash, made on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the rules and regulations of the Commission (including Regulation S-K and Regulation S-X) and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets (other than a pledge of Equity Interests of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary) or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means:

(1) each direct or indirect Domestic Restricted Subsidiary of the Company in existence on the date of the Indenture; and

(2) any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns unless and until such Guarantors are released from the Note Guarantees pursuant to the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates; and

(3) other agreements or arrangements designed to manage, protect or hedge such Person against fluctuations in currency exchange rates or commodity prices.

“Holdings” means Keystone Automotive Holdings, Inc., a Delaware corporation, and its successors so long as such Person is the corporate parent of the Company.

“Holdings Term Loan” means the term loan agreement dated as of the date of the Indenture between Bank of America, N.A. and Holdings, including any related notes, instruments and agreements executed in connection therewith, as amended, restated, renewed, refunded, replaced or refinanced from time to time.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or a trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset (other than a pledge of Equity Interests of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary) of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(2) with respect to any Hedging Obligation, the net amount payable if such Hedging Obligation terminated at that time due to default by such Person;

(3) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(4) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Initial Public Offering” means the first underwritten public offering of Capital Stock (other than Disqualified Stock) by the Company or Holdings or any other direct or indirect parent of the Company, in either case pursuant to a registration statement (other than a registration statement on Form S-4 or S-8 or any successor form thereto) filed with the Commission in accordance with the Securities Act for aggregate net cash proceeds of at least $25.0 million.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company (including through a merger or consolidation) such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of an Investment will be determined at the time the Investment is made without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Merger” means the acquisition by Holdings of the capital stock of the Company through a merger of the Company and a Wholly Owned Subsidiary of Holdings pursuant to the terms of the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated August 29, 2003, among Holdings, the Company and the other parties thereto, as in effect on the date of the Indenture.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (without giving effect to the $1.0 million threshold in the definition thereof); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary, unusual or non-recurring benefit or cost, together with any related provision for taxes on such extraordinary, unusual or non-recurring item.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale (other than revolving credit Indebtedness to the extent that commitments are not correspondingly reduced) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP (with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash).

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), other than a pledge of the Equity Interests of such Unrestricted Subsidiary to support such Indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries

to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, other than a pledge of the Equity Interests of such Unrestricted Subsidiary to support such Indebtedness.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto or a reasonable extension or expansion thereof.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(6) Hedging Obligations;

(7) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) since the date of the Indenture, not to exceed $15.0 million; provided, however, that if an Investment pursuant to this clause (7) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and shall cease to have been made pursuant to this clause (7);

(8) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business, and endorsements for collection or deposit in the ordinary course of business;

(9) Investments in a Securitization Subsidiary that are necessary to effect a Permitted Receivables Financing; and

(10) Investments in any Person that is not the Company or a Restricted Subsidiary on the date of the Indenture, which Investments are outstanding on the date of the Indenture.

“Permitted Liens” means:

(1) Liens on the assets of the Company and any Guarantor securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

(2) Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(6) Liens on accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing;

(7) Liens existing on the date of the Indenture;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of bankers’ acceptances issued or created in the ordinary course for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(9) Liens securing Hedging Obligations that relate to Senior Debt that are otherwise permitted under the Indenture;

(10) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(11) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course or business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); and

(12) pledges of Equity Interests of an Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary.

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Company or any Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either (a) by the Company or any Guarantor or (b) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means Bain Capital Partners, LLC and its Affiliates.

“Pro Forma Cost Savings” means cost savings that the Company reasonably determines are probable based upon specifically identified actions to be taken within six months of the date of the acquisition (net of any reduction in Consolidated Cash Flow as a result of such cost savings that the Company reasonably determines are probable); provided that the Company’s chief financial officer shall have certified in an Officer’s Certificate delivered to the Trustee the specific actions to be taken, the cost savings to be achieved from each such action, that such savings have been determined to be probable and the amount, if any, of any reduction in Consolidated Cash Flow in connection therewith. Where specifically provided by the Indenture, the Company shall give pro forma effect to such Pro Forma Cost Savings as if they had been effected as of the beginning of the applicable period. In calculating the Fixed Charge Coverage Ratio on a pro forma basis giving effect to the Merger, Pro Forma Cost Savings shall include the cost savings reasonably determined to be probable as a result of the termination prior to the date of the indenture of certain sale-leaseback arrangements and the renegotiation prior to the date of the indenture of certain shipping, printing and communications contracts (each as described in the prospectus) as if such termination or renegotiation occurred at the beginning of the applicable period.

“Qualified Holdco Indebtedness” means any Indebtedness incurred by Holdings or any other direct or indirect parent of the Company to finance some or all of its acquisition of assets of another Person (whether through the direct acquisition of such assets or the acquisition of Capital Stock of any Person owning such assets) that is designated by the Chief Financial Officer of the Company as Qualified Holdco Indebtedness for purposes of the Indenture; provided that (i) such assets are used or useful in a Permitted Business and are contributed within five Business Days of the acquisition thereof to the Company or a Wholly Owned Restricted Subsidiary of the Company and (ii) at the time such Indebtedness is designated as Qualified Holdco Indebtedness, the Company could have incurred such Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or as Permitted Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Securitization Subsidiary” means a Subsidiary of the Company

(1) that is designated a “Securitization Subsidiary” by the Board of Directors,

(2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

(3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(A) is Guaranteed by the Company or any Restricted Subsidiary of the Company,

(B) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way, or

(C) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof,

(4) with respect to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Significant Restricted Subsidiary” means any Restricted Subsidiary, or group of Restricted Subsidiaries, that would, taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the date of the Indenture.

“Significant Subsidiary” means any Subsidiary, or group of Subsidiaries, that would, taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Tax Benefits” means an amount equal to the aggregate cash refund of, or cash reduction in, federal income taxes of the Company after the date of the Indenture but on or prior to September 30, 2004 as a result of the exercise of options or the sale of stock in connection with the Merger pursuant to the Merger Agreement and any bonuses paid by the Company or any of its Subsidiaries as a result of the consummation of the Merger.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as would be shown on the Company’s consolidated balance sheet in accordance with GAAP on the date of determination.

“Unrestricted Subsidiary” means (1) any Securitization Subsidiary and (2) any other Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent, in the case of clause (2), that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as would be permitted by the covenant described above under “Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted

Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for outstanding securities where such securities were acquired as a result of market-making activities or other trading activities. We will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale provided a broker-dealer has notified us either in the letter of transmittal or otherwise that it holds new securities as a result of market-making or other trading activities.

We will not receive any proceeds from any sale of new securities by brokers-dealers. New securities received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a reasonable period after the expiration date of the exchange offer, we will send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Prior to the exchange offer, there has not been any public market for the outstanding securities. The outstanding securities have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for new securities by holders who are entitled to participate in this exchange offer. The holders of outstanding securities, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to the outstanding securities. The new securities will constitute a new issue of securities with no established trading market. We do not intend to list the new securities on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of the shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the new securities or as to the liquidity of the trading market for the new securities. If a trading market does not develop or is not maintained, holders of the new securities may experience difficulty in reselling the new securities or may be unable to sell them at all. If a market for the new securities develops, any such market may be discontinued at any time.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion (including the opinion of counsel described below) is based upon current provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated or proposed thereunder, judicial authority, published administrative positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date of this document, and all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought. This discussion deals only with the exchange of old notes for exchange notes pursuant to the exchange offer and does not purport to deal with all aspects of United States federal income taxation that may be relevant to particular holders in light of their personal investment circumstances or status. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. We recommend that each holder consult such holder’s own tax advisor as to the particular tax consequences of exchanging such holder’s old notes for exchange notes, including the applicability and effect of any estate, state, local or foreign tax laws.

Kirkland & Ellis LLP, our counsel, has advised us that in its opinion, the exchange of the old notes for exchange notes pursuant to the exchange offer will not be treated as an “exchange” for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging the old notes for exchange notes pursuant to the exchange offer.

LEGAL MATTERS

The validity of the exchange notes and certain other legal matters will be passed upon for us by Kirkland & Ellis LLP, New York, New York (a limited liability partnership that includes professional corporations). Partners of Kirkland & Ellis LLP are partners in Randolph Street Partners IV, which owns shares of Holdings’ Class A common stock and Class L common stock. Kirkland & Ellis LLP has, from time to time, represented, and may continue to represent, Bain Capital and some of its affiliates (including Keystone and its subsidiaries) in connection with various legal matters. Certain matters under Pennsylvania law will be passed upon by Pepper Hamilton LLP. Certain matters under Nevada law will be passed upon by Kummer Kaempfer Bonner & Renshaw.

EXPERTS

The consolidated financial statements of Keystone as of January 3, 2004 and December 28, 2002 and for the periods October 31, 2003 to January 3, 2004 and December 29, 2002 to October 30, 2003 and the years ended December 28, 2002 and December 29, 2001 included in this prospectus, have been so included in reliance on the reports (which contain an explanatory paragraph relating to the Company’s change in basis of accounting as of October 30, 2003 as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We are subject to the periodic reporting and other informational requirements of the Exchange Act, as amended. Under the terms of the indenture, we agree that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the trustee and the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Information filed with the SEC may be read and copied by the public at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

INDEX TO FINANCIAL STATEMENTS

Page

Reports of Independent Auditors	F-2

Consolidated Balance Sheets as of January 3, 2004 and December 28, 2002	F-4

Consolidated Statements of Operations and Comprehensive Income for the Period October 31, 2003 to January 3, 2004, Period December 29, 2002 to October 30, 2003 and the Years Ended December 28, 2002 and December 29, 2001

F-5

Consolidated Statements of Changes in Shareholders’ Equity (Deficit) for the Period October 31, 2003 to January 3, 2004, Period December 29, 2002 to October 30, 2003 and the Years Ended December 28, 2002 and December 29, 2001

F-6

Consolidated Statements of Cash Flows for the Period October 31, 2003 to January 3, 2004, Period December 29, 2002 to October 30, 2003 and the Years Ended December 28, 2002 and December 29, 2001	F-7

Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholder of

Keystone Automotive Operations, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive income (loss), of changes in shareholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Keystone Automotive Operations, Inc. and its subsidiaries at January 3, 2004 and the results of their operations and their cash flows for the period from October 31, 2003 to January 3, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company was acquired on October 30, 2003 by Keystone Automotive Holdings, Inc. (“Holdings”) resulting in a change in the Company’s basis of accounting. The consolidated financial statements as of December 28, 2002 and for periods ended prior to October 30, 2003 are stated on the Predecessor’s basis of accounting. The consolidated financial statements for the periods subsequent to October 30, 2003 have been prepared on the basis of accounting arising from the acquisition by Holdings or the Successor basis of accounting.

/s/    PricewaterhouseCoopers LLP

Philadelphia, PA

April 2, 2004

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders of

Keystone Automotive Operations, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive income (loss), of changes in shareholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Keystone Automotive Operations, Inc. and its subsidiaries at December 28, 2002, and the results of their operations and their cash flows for the year ended December 29, 2001, for the year ended December 28, 2002, and for the period from December 29, 2002 to October 30, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company was acquired on October 30, 2003 by Keystone Automotive Holdings, Inc. (“Holdings”) resulting in a change in the Company’s basis of accounting. The consolidated financial statements as of December 28, 2002 and for periods ended prior to October 30, 2003 are stated on the Predecessor’s basis of accounting. The consolidated financial statements for the periods subsequent to October 30, 2003 have been prepared on the basis of accounting arising from the acquisition by Holdings or the Successor’s basis of accounting.

As discussed in Note 3 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” as of January 1, 2002.

/s/    PricewaterhouseCoopers LLP

Philadelphia, PA

April 2, 2004

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	Predecessor	Successor
	December 28, 2002	January 3, 2004
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$1,715	$7,552
Trade accounts receivable, net of allowance for doubtful accounts of $658 and $540, respectively	29,529	31,033
Inventories	60,823	69,407
Deferred tax assets	2,799	763
Prepaid expenses and other current assets	3,799	4,907

Total current assets	98,665	113,662
Property, plant and equipment, net	21,393	51,320
Deferred tax assets	41,918	—
Deferred financing costs	1,520	20,431
Goodwill	10,312	168,029
Capitalized software, net	5,085	2,750
Intangible assets	—	207,175
Other assets	435	327

Total assets	$179,328	$563,694

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Current maturities of long-term debt	$11,484	$10,000
Trade accounts payable	27,800	35,674
Accrued compensation	6,788	6,920
Accrued expenses	6,363	6,805
Interest rate swap	1,695	—

Total current liabilities	54,130	59,399
Long-term debt	104,230	280,000
Other long-term liabilities	1,118	1,319
Deferred tax liabilities	231	51,282

Total liabilities	159,709	392,000
Mandatorily redeemable and convertible preferred stock	104,853	—

Commitments and contingencies

Shareholders’ equity (deficit):
Common stock	113	—
Contributed capital	29,351	178,500
Accumulated deficit	(113,467)	(7,039)
Treasury stock	(96)	—
Unearned compensation	(29)	—
Accumulated other comprehensive income (loss)	(1,106)	233

Total shareholders’ equity (deficit)	(85,234)	171,694

Total liabilities and shareholders’ equity (deficit)	$179,328	$563,694

The accompanying notes are an integral part of these consolidated financial statements.

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Predecessor			Successor
	December 29, 2001	December 28, 2002	December 29, 2002 to October 30, 2003	October 31, 2003 to January 3, 2004
	(in thousands)
Net sales	$345,981	$371,014	$339,261	$64,423
Cost of sales	235,972	249,222	228,036	53,432

Gross profit	110,009	121,792	111,225	10,991
Selling, general and administrative expenses	81,154	82,336	95,691	18,165
Reorganization and other charges	3,077	1,436	6,244	—
Net (gain) on sale of property plant and equipment	(11)	(720)	(36)	(3)

Income (loss) from operations	25,789	38,740	9,326	(7,171)
Other (income) expense:
Interest (income)	(39)	(10)	(21)	(10)
Interest expense	13,274	9,926	5,501	4,104
Other (income) expense, net	306	(107)	73	35

Income (loss) before income tax expense	12,248	28,931	3,773	(11,300)
Income tax expense (benefit)	4,554	11,674	1,297	(4,261)

Net income (loss)	7,694	17,257	2,476	(7,039)
Other comprehensive income (loss):
Foreign currency translation, net of taxes	(126)	29	276	233
Change in fair value of derivatives, net of taxes	(2,298)	1,281	1,106	—

Comprehensive income (loss)	$5,270	$18,567	$3,858	($6,806)

The accompanying notes are an integral part of these consolidated financial statements.

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Common Stock (in value)	(Accumulated Deficit)	Contributed Capital	Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity (Deficit)
(in thousands)
Predecessor
Balance, December 31, 2000	$114	$(138,418)	$44,426	$(523)	$8	$—	$(94,393)

Issuance of common and restricted common stock	—		52	(52)			—
Restricted common stock forfeitures	(2)		(279)	281			—
Amortization of unearned compensation, net				123			123
Foreign currency translation adjustment, net of taxes of ($84)					(126)		(126)
Change in accounting principles (SFAS 133)					(333)		(333)
Change in fair value of derivatives, net of taxes ($1,310)					(1,965)		(1,965)
Net income		7,694					7,694
Dividend accretion of preferred shares			(6,462)				(6,462)

Balance, December 29, 2001	112	(130,724)	37,737	(171)	(2,416)	—	(95,462)

Issuance of common and restricted common stock	1		72	(52)			21
Amortization of unearned compensation, net				194			194
Purchase of Treasury Stock						(96)	(96)
Foreign currency translation adjustment, net of taxes of ($19)					29		29
Change in fair value of derivatives, net of taxes of ($854)					1,281		1,281
Net income		17,257					17,257
Dividend accretion of preferred shares			(8,458)				(8,458)

Balance, December 28, 2002	113	(113,467)	29,351	(29)	(1,106)	(96)	(85,234)

Issuance of common and restricted common stock			3				3
Amortization of unearned compensation, net				22			22
Change in fair value of derivatives, net of taxes of ($678)					1,106		1,106
Foreign currency translation adjustment, net of taxes of ($175)					276		276
Net income		2,476					2,476
Dividend accretion of preferred shares			(8,069)				(8,069)

Balance, October 30, 2003	$113	$(110,991)	$21,285	$(7)	$276	$(96)	$(89,420)

Successor
Capital contribution			178,500				178,500
Foreign currency translation adjustment, net of taxes of ($147)					233		233
Net income (loss)		(7,039)					(7,039)

Balance, January 3, 2004	$—	$(7,039)	$178,500	$—	$233	$—	$171,694

The accompanying notes are an integral part of these consolidated financial statements.

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor			Successor
	December 29, 2001	December 28, 2002	December 29, 2002 to October 30, 2003	October 31, 2003 to January 3, 2004
	(in thousands)
Cash flows from operating activities
Net income (loss)	$7,694	$17,257	$2,476	$(7,039)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,898	6,457	6,012	3,641
Amortization of unearned compensation	123	194	22	—
Net gain on sale of property plant and equipment	(11)	(720)	(36)	(3)
Deferred income taxes	4,445	6,063	3,023	(4,518)
Non cash charges related to inventory fair value adjustment	—	—	—	9,795
Net changes in assets and liabilities, net of Transaction-related items:
(Increase) in trade accounts receivable	(4,089)	(525)	(1,009)	(495)
Decrease/(increase) in inventory	12,979	(2,957)	(5,908)	844
Increase/(decrease) in accounts payable and accrued liabilities	(22,172)	(2,311)	8,807	(359)
Decrease/(increase) in other assets and liabilities	(295)	508	2,227	(8,910)

Net cash provided by operating activities	4,572	23,966	15,614	(7,044)

Cash flows used in investing activities
Purchase of Predecessor common and mandatorily redeemable and convertible preferred stock	—	—	—	(327,443)
Purchase of property, plant and equipment	(2,677)	(2,516)	(6,899)	(305)
Capitalized software costs	(1,182)	(996)	(551)	(129)
Proceeds from sale of equipment	—	1,103	2	—
Return of escrow from the purchase of American Specialty Equipment	—	—	445	—

Net cash used in investing activities	(3,859)	(2,409)	(7,003)	(327,877)

Cash flows from financing activities
Borrowings (repayments) under revolving line-of-credit, net	13,600	(6,400)	4,200	(26,200)
Repayments of Predecessor debt	(13,345)	(15,439)	(9,213)	(84,501)
Proceeds from issuance of Successor long-term debt	—	—	—	290,000
Payments for deferred financing costs	(317)	—	—	(20,875)
Capital contribution	—	—	—	178,500
Proceeds from stock options exercised	—	21	3	—
Treasury stock purchases	—	(96)	—	—

Net cash provided by (used) in financing activities	(62)	(21,914)	(5,010)	336,924

Net effects of exchange rates on cash	(126)	29	276	(43)

(Decrease) increase in cash	525	(328)	3,877	1,960
Cash and cash equivalents—beginning of the period	1,518	2,043	1,715	5,592

Cash and cash equivalents—end of period	$2,043	$1,715	$5,592	$7,552

Supplemental disclosures
Interest paid	$12,936	$10,026	$6,013	$770

Income taxes paid (refunded)	$1,016	$7,261	$1,640	$(2,477)

The accompanying notes are an integral part of these consolidated financial statements.

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Background and Basis of Presentation

Keystone Automotive Operations, Inc. and its wholly-owned subsidiaries (collectively “the Company”) are wholesale distributors and retailers of aftermarket automotive parts and accessories, operating in the eastern, central, and western regions of the United States and part of Canada. The Company sells and distributes over 650 lines of specialty automotive products, such as light truck/SUV accessories, car accessories and trim items, specialty wheels, tires and suspension parts, and high performance products to a fragmented base of approximately 17,000 customers. The Company’s wholesale operations include an electronic service strategy allowing its customers access to its proprietary electronic catalog, as well as the ability to view inventory and place orders. The Company also operates 24 retail stores in Pennsylvania. The Company’s corporate headquarters is located in Exeter, Pennsylvania.

The accompanying financial statements are presented under two different bases of accounting, as described below.

Prior to October 30, 2003, approximately 73.2% of the outstanding common stock was owned by Littlejohn & Co., LLC (“Littlejohn”), General Electric Capital Corporation (“GECC”) and Advent International Corporation and its affiliates (“Advent”). The accompanying balance sheet at December 28, 2002 and statements of operations and comprehensive income (loss), changes in shareholders’ equity (deficit) and of cash flows for the years ended December 29, 2001 and December 28, 2002, and the period from December 29, 2002 to October 30, 2003 are prepared using the historically owned (“Predecessor”) basis of accounting.

On October 30, 2003 in a series of transactions, a newly formed holding Company, Keystone Automotive Holdings, Inc. (“Holdings”), owned by Bain Capital Partners, LLC (“Bain Capital”), its affiliates, co-investors and management, acquired all of the Company’s outstanding capital stock for a purchase price of $440 million, subject to adjustment based upon working capital, as defined in the Purchase Agreement. The aggregate cash costs, together with funds necessary to refinance certain existing indebtedness of the Company and associated fees and expenses were financed by equity contributions of $179 million from Holdings, new senior credit facilities in the amount of $115 million, and the issuance and sale of $175 million of 9.75% senior subordinated notes due 2013. The purchase of the Company by Holdings is referred to as “the Transaction,” hereafter.

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The acquisition of our Company by Holdings was accounted for under the purchase method of accounting. Under purchase accounting, the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder being allocated to goodwill. This is referred to as the “Successor” basis of accounting. The following table reflects the allocation that has been recorded on the consolidated balance sheet at October 31, 2003. This purchase price allocation is preliminary, pending finalization of the working capital adjustments provided for in the terms of the Transaction.

(in thousands)
Aggregate enterprise value	$440,000
Plus: Transaction costs	4,125
Less: Remaining net assets acquired	123,611

Excess purchase price	$320,514

Inventory Fair Value Adjustment	$13,313
Property, Plant and Equipment Fair Value Adjustment	26,593

Retail Trade Name—A&A	3,000
eServices Trade Name—DriverFX.com	1,000
Wholesale Trade Name—Keystone	50,000
Vendor Agreements	60,000
Customer Relationships	95,000

Total Identifiable Intangible Assets	209,000
Goodwill	168,029
Less: Deferred Taxes	96,421

Excess Purchase Price	$320,514

The factors that contributed to the purchase price and resulting goodwill included the Company’s market positioning, distribution network and workforce. As a result of these factors, the majority of the goodwill has been assigned to the Distribution segment. The Company does not expect any of the goodwill recognized as a result of the Transaction to be deductible for income tax purposes.

The carrying value of inventory was increased by approximately $13.3 million. The effect of this increase is to increase the cost of sales and thereby reduce gross profit and gross margin in future periods when this inventory is sold. The Company expects to sell most of that inventory within five months after closing of the Transaction. During the two month period ended January 3, 2004 inventory sold included approximately $9.8 million of this increase in fair value, which was recognized through the cost of sales line on the statement of operations.

As a result of the Transaction, the Company recorded $26.6 million in bonuses and related payroll taxes to certain employees of the Company. This is included in the selling, general and administrative line of the October 30, 2003 Predecessor statement of operations. The Company also incurred one time charges related to this Transaction of $6.5 million which is included in the reorganization and other charges line item on the statement of operations for the period from December 29, 2002 to October 30, 2003.

The accompanying balance sheet at January 3, 2004 and statements of operations and comprehensive income (loss), changes in shareholders’ equity (deficit) and of cash flows for the period from October 31, 2003 to January 3, 2004 are prepared on the Successor basis of accounting for the Transaction described above.

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The unaudited, supplemental, pro forma financial information provided reflects the Transaction as if it had occurred on December 30, 2001 and December 29, 2002. Included in these pro forma adjustments are the consideration of fair values assigned to inventory; property, plant and equipment; and intangibles; and the additional deferred financing amortization and interest expense related to the new debt. Additionally, the unaudited, supplemental, pro forma financial information includes the impact of the Transaction-related bonuses and one-time charges in both years. The unaudited, supplemental pro forma financial information is not necessarily indicative of the actual results that would have been achieved had the Transaction actually been consummated as of December 30, 2001 or December 29, 2002, nor is it necessarily indicative of future results of operations.

	December 28, 2002	January 3, 2004
	(unaudited, in thousands)
Pro forma Net Sales	$371,014	$403,684
Pro forma Net Income (Loss)	$(9,184)	$(22,433)

2. Recent Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. With the rescission of SFAS No. 4 and 64, only gains and losses from extinguishments of debt that meet the criteria of Accounting Principles Board, or “APB,” Opinion No. 30 would be classified as extraordinary items. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. Upon adoption on January 1, 2003, gains or losses from extinguishments of debt are classified as income from continuing operations. Adoption of SFAS No. 145 has not had an impact on our consolidated financial statements.

In July 2002, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued. This standard addresses the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities, and is effective for exit or disposal activities initiated after December 31, 2002. Adoption of SFAS No. 146 has not had a material impact on our financial condition or results of operations, as the Company has not engaged in any exit or disposal activities subsequent to its adoption.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires a guarantor to recognize, at the inception of a qualified guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The guarantee disclosure requirements of FIN 45 became effective in the fourth quarter of 2002. The initial recognition and measurement requirements are effective on a prospective basis for qualified guarantees issued or modified after December 31, 2002. The adoption of FIN 45 has not had a material impact on our consolidated financial statements.

In November 2002, the FASB reached a consensus on EITF Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor (“EITF No. 02-16”). EITF No. 02-16 provides that cash consideration received from a vendor is presumed to be a reduction of the prices of the vendor’s products or services and should, therefore, be characterized as a reduction in cost of sales unless it is a payment for assets or services delivered to the vendor, in which case the cash consideration should be characterized as revenue, or it is a reimbursement of costs incurred to sell the vendor’s products, in which case the cash consideration should be characterized as a reduction of that cost. This consensus is generally effective

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

for new and modified agreements subsequent to November 2002. The Company was previously accounting for rebates in accordance with this consensus, and as a result, the adoption did not have any effect on the consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, which clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements. FIN 46 requires that a Company that has a controlling financial interest in a variable interest entity consolidate the assets, liabilities and results of operations of the variable interest entity in the Company’s consolidated financial statements. In December 2003, the FASB issued FIN 46R to address certain implementation issues encountered with FIN 46. Among other provisions, FIN 46R defers the effective date of application of FIN 46 for all entities, other than Special Purpose Entities (as defined), created before February 1, 2003 to the first interim period ending after March 15, 2004. FIN 46R also clarifies which types of entities, other than Special Purpose Entities, are within its scope and provides other computational guidance for applying the provisions of FIN 46. The Company has determined that it does not have any variable interests in Special Purpose Entities or other variable interests and thus, does not expect FIN 46R to have a material effect on our consolidated financial statements.

In May 2003, the FASB issued the first standard in connection with its larger scale project on liabilities and equity, SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 requires that certain instruments be classified as liabilities in statements of financial position, including certain financial instruments that, under previous guidance, issuers could account for as equity. The Company adopted the provisions of SFAS No. 150 effective June 29, 2003. The adoption of SFAS No. 150 had no effect on the Company’s consolidated financial statements, since mandatorily redeemable and convertible preferred stock did not qualify as a liability under SFAS No. 150.

3. Summary of Significant Accounting Policies

Principles of Consolidation and Fiscal Year

The consolidated financial statements include the accounts of Keystone Automotive Operations, Inc. and its wholly-owned subsidiaries. All inter-company balances and transactions have been eliminated in consolidation.

For periods subsequent to October 30, 2003, the consolidated financial statements also reflect the “push down” of the fair value adjustments recorded in conjunction with the Transaction. See Note 1, Background and Basis of Presentation for additional information related to the Transaction.

The Company changed its fiscal year as of January 1, 2001 and operates on a 52/53-week year basis with the year ending on the Saturday nearest December 31. Prior to 2001, the Company’s fiscal year ended on December 31.

Cash and Cash Equivalents

Short-term investments, with original maturities of three months or less are considered cash equivalents.

Inventory Valuation

Inventories consist primarily of new purchased packaged auto parts and accessories, are valued at the lower of cost or market and are stated on the average cost method. The Company’s reported inventory cost consists of

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

the cost of product and certain costs incurred to bring inventory to its existing condition and location, including freight-in, purchasing, receiving, inspection and other material handling costs.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and are being depreciated utilizing the straight-line method over the estimated useful life of the assets, which ranges from 15 to 40 years for building and improvements, 3 to 7 years for machinery and equipment, 7 to 10 years for office furniture and fixtures, and 3 to 5 years for transportation equipment. Improvements that significantly extend useful life are capitalized, while maintenance and repair costs are expensed as incurred. Upon retirement or other disposition, asset cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in current operations.

Goodwill

Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangibles. As a result of adopting SFAS No. 142, the Company no longer amortizes goodwill. Goodwill must be tested at least annually for impairment, including an initial test that was completed in connection with the adoption of SFAS No. 142. The test for impairment uses a fair-value based approach, whereby if the implied fair value of a reporting unit’s goodwill is less than its carrying amount, goodwill would be considered impaired. The Company did not incur any impairment charges in connection with the adoption of SFAS No. 142, or in connection with its annual impairment tests conducted as of December 28, 2002 and January 3, 2004.

The following table reconciles reported net income to net income adjusted to exclude the amortization of goodwill, after income taxes:

December 29, 2001
(in thousands)
Reported net income	$7,694
Goodwill amortization	319

Adjusted net income	$8,013

There was no change in the goodwill balance from December 29, 2001 to December 28, 2002. The change in the goodwill balance from December 28, 2002 to January 3, 2004 was an increase of $157.7 million. This net increase was due to the recording of $168.0 million as a result of the Transaction completed on October 30, 2003 and the write-off of $10.3 million of Predecessor-basis goodwill in purchase accounting.

Website Development Costs and Capitalized Software

All costs incurred that relate to the planning and post-implementation phases of development of the Company’s website or internal-use software are expensed. Direct costs incurred in the development phase are capitalized and are being amortized over the expected lives of the projects when they become operational, not to exceed 5 years.

Amortization of capitalized software and website development costs charged to operations was $2.2 million $3.1 million, $2.5 million and $0.5 million in 2001, 2002, for the period from December 29, 2002 to October 30, 2003 and for the period from October 31, 2003 to January 3, 2004, respectively.

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such an asset are less than its carrying value.

Fair Value of Financial Instruments

The Company’s financial instruments recorded on the balance sheet include cash and cash equivalents, accounts receivable, accounts payable, debt and an interest rate swap. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value. Prior to the Transaction, all of the Company’s long-term debt was denominated at short-term variable rates; therefore the carrying value approximated fair market value as of December 28, 2002. Subsequent to the Transaction, the Company has floating and fixed rate borrowings. The fair value of the Company’s $290.0 million in debt outstanding as of January 3, 2004 was $305.2 million.

The Company’s interest rate swap, a derivative financial investment, is reported at fair value at December 28, 2002. Effective January 1, 2001, the Company adopted the SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires that all derivative instruments be recorded on the balance sheet at fair value.

Deferred Financing Costs

The Company incurs financing fees in conjunction with the issuance of new debt. These fees are capitalized and amortized, using the interest method, over the life of the related debt.

Federal and State Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

The Company accounts for income tax contingencies in accordance with SFAS No. 5, Accounting for Contingencies.

Stock-Based Compensation

The Company accounts for stock-based compensation using the intrinsic value method described in Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. As permitted by SFAS No. 123, Accounting for Stock Based Compensation, and in accordance with APB 25, compensation cost for stock options is recognized in income based on the excess, if any, of the fair market value of the stock at the date of grant over the amount an employee must pay to acquire the stock. Additionally, the Company has adopted the disclosure provision of SFAS No. 148, Accounting for Stock Based Compensation—Transition and Disclosure. Had compensation costs for the Company’s option program been determined under SFAS No. 123, based on fair value at grant date, the Company’s pro forma net income would have approximated reported net income for the years ended December 29, 2001 and December 28, 2002 and for

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

the period December 29, 2002 to October 30, 2002. All outstanding stock options were acquired as part of the Transaction and no new options were issued and outstanding as of January 3, 2004.

Revenue Recognition

Revenue is recognized when title and risk of loss are transferred to the customer, which occurs upon receipt by the customer when shipped on Company-owned vehicles and upon shipment of the product to the customer when shipped via common carrier. Revenue includes selling price of the product, promotional items and fees, and all shipping and handling costs paid by the customer. All shipping and handling costs paid for by the Company are included in cost of sales.

Revenue is reduced at the time of the sale for estimated sales returns based on historical experience. The Company reviews sales returns and maintain a reserve for sales returns based on the historical trends. If returns were to increase, additional reserves could be required.

Foreign Currency Translation

The functional currency of the Company’s Canadian subsidiary is the local currency. The financial statements of this subsidiary are translated to United States dollars using year-end rates of exchange for assets and liabilities and average rates of exchange for the year for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income as a component of shareholders’ equity (deficit).

Advertising

The Company publishes numerous advertising circulars and an annual catalog for which it receives revenue from resellers and manufacturers under vendor cooperative advertising agreements. Advertising revenue and publication costs are recognized over the period of benefit.

Use of Estimates

The presentation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities and assets at the financial statement date, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts reported in the prior year financial statements and notes thereto have been reclassified to conform to the January 3, 2004 classifications.

4.    Reorganization and Other Charges

In conjunction with the acquisition by Holdings on October 30, 2003, the Company incurred $6.5 million of Transaction-related costs, primarily for accounting, legal and banking services. These costs were partially offset by an adjustment of $0.3 million related to resolution of a contingency related to a prior year divestiture.

During 2002, the Company incurred a charge to settle litigation brought by a group known as Coalition For A Level Playing Field, LLC. This was a lawsuit alleging claims under the Robinson-Patman Act. The Company denied all charges of any wrongdoing and settled these charges prior to trial for an amount which the Company

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

believed would have been less than the legal costs of a trial. As part of the settlement, the Company obtained a full release from the claims.

In April 2002, the Company disposed of all five of American Specialty Equipment’s “ATV” retail stores to existing customers. These customers continue to rely on us to provide inventory. As a result, the Company was able to eliminate the expense of operating these stores while continuing to generate net sales. Additionally, this on-going supply of the former “ATV” retail stores and continued servicing of the same customer base precluded recognition of the disposal as a discontinued operation. This resulted in expenses of $0.5 million in 2002.

During 2001, the Company incurred $3.1 million in costs related to changes in management and organizational restructuring in an effort to consolidate warehouses and eliminate duplicate costs. Reorganization and other charges recorded in the consolidated statement of operations and comprehensive income (loss) include severance and other payments to the former Chief Executive Officer of the Company and the hiring-related costs related to his replacement. The Company also entered into a sublease for unoccupied office space formerly planned for the corporate headquarters resulting in additional loss. Other costs incurred related primarily to severance payments and lease termination costs for the integration of the American Specialty warehouse into Keystone Northeast, the restructuring of the Midwest distribution center and closing of the Dallas satellite warehouse location. The amount included in accrued liabilities in the accompanying consolidated balance sheet at December 31, 2001 was $0.5 million.

5.    Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	Predecessor	Successor
	December 28, 2002	January 3, 2004
	(in thousands)
Income tax receivable	$2,950	$3,013
Other current assets	849	1,894

Total	$3,799	$4,907

6.    Property, Plant and Equipment

Property, plant and equipment at December 28, 2002 and January 3, 2004 consist of the following:

	Predecessor	Successor
	December 28, 2002	January 3, 2004
	(in thousands)
Land	$4,542	$4,164
Buildings and improvements	21,109	30,531
Machinery and equipment	14,606	3,906
Office furniture and fixtures	2,262	2,279
Transportation equipment	8,897	11,300

Total	51,416	52,180
Less: Accumulated depreciation	(30,023)	(860)

Net property, plant and equipment	$21,393	$51,320

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Property, plant and equipment balances as of January 3, 2004 have been adjusted to fair value as a result of the Transaction.

Depreciation expense for the years ended December 29, 2001, December 28, 2002, the period from December 29, 2002 to October 30, 2003 and the period from October 31, 2003 to January 3, 2004 amounted to $2.6 million, $2.8 million, $3.0 million, and $0.9 million, respectively.

7.    Intangible Assets

The Transaction was accounted for as a purchase in accordance with SFAS No. 141, Business Combinations. In accordance with SFAS No. 141, the estimated acquisition consideration was allocated to the Company’s assets and liabilities, including identified intangible assets with finite lives, which will be amortized over those lives. Any remaining consideration was allocated to goodwill.

These fair value adjustments, which are reflected in our financial statements, were based upon an assessment of value by management and an independent third party appraisal firm of our intangible assets. The fair values of the trade names, vendor agreements and customer relationships were determined from an analysis of the discounted future cash flows to be realized by the Company from each of these identifiable intangible assets. The fair values allocated represent amounts related to royalties avoided by the Company since the trade names are not licensed from a third party, the additional discount the Company enjoys from its vendors due to its position in the industry, and the excess earnings generated by the Company due to the retention of customers.

The estimated useful lives for the vendor agreements and customer relationships resulted from studies of the rate of attrition of vendors and customers performed by the third party independent appraisers. The 17 year useful life for each represents the average remaining useful life. The estimated useful lives for the tradenames were determined by considering the total life of vendor and customer relationships, which is approximately 30 years; the useful life of the DriverFX tradenames was determined to be 15 years due to its shorter time in use and the technological nature of the Company’s e-service initiatives.

The purchase price allocation included the following intangible assets being reflected in our financial statements at January 3, 2004:

	Fair Value	Life	Accumulated Amortization	Balance at January 3, 2004
	(in thousands)
Retail trade name—A & A	$3,000	30	$(17)	$2,983
eServices trade name—DriverFX.com	1,000	15	(11)	989
Wholesale trade name—Keystone	50,000	30	(278)	49,722
Vendor agreements	60,000	17	(588)	59,412
Customer relationships	95,000	17	(931)	94,069

Total intangibles, net	$209,000		$(1,825)	$207,175

The estimated annual amortization expense related to these intangible assets for each of the five succeeding fiscal years is estimated to be $11.0 million per year.

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

8.    Accrued Expenses

Accrued expenses consist of the following:

	Predecessor	Successor
	December 28, 2002	January 3, 2004
	(in thousands)
Accrued interest payable	$1,594	$3,321
Other accrued expense	4,769	3,484

Total accrued expense	$6,363	$6,805

Accrued interest is higher as of January 3, 2004, due to the debt issued to finance the Transaction.

The Company is self-insured, up to certain retention levels, for workers’ compensation, automotive and general liability claims. As of January 3, 2004, the Company estimated its liability for these claims to be $1.0 million, of which $0.6 million is classified in other accrued expenses and $0.4 million is classified in other long-term liabilities.

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

9.    Debt

As part of the Transaction, the Company entered into a secured Credit Agreement that provides for a Revolving Credit Facility and a Term Loan Facility with a group of lenders. The terms of the secured Credit Agreement include restrictions on investments, capital expenditures and dividends and certain other payments and require the Company to meet certain financial covenants. All of the Company’s assets are pledged as collateral under the secured Credit Agreement.

The Revolving Credit Facility provides for borrowings of up to $50 million for working capital needs and for permitted acquisitions. The Revolving Credit Facility bears an interest rate on borrowings of LIBOR plus 3.25 percent. The Revolving Credit Facility expires in 2008 and carries a commitment fee of 0.75 percent per year when the Company’s Leverage Ratio is greater than 4.25 to 1.0 and 0.5 percent per year when the Leverage Ratio is equal to or less than 4.25 to 1.0. The Company’s Leverage Ratio calculation, based on our current credit agreement, is 5.10 at January 3, 2004. There was no balance outstanding on the Revolving Credit Facility as of January 3, 2004.

Borrowings under the Term Loan Facility provide for quarterly principal and interest payments. Borrowings under the Term Loan Facility bear interest rates of LIBOR plus 2.75 percent (3.91 percent at January 3, 2004), and mature in 2009.

The Company also issued $175 million of Senior Subordinated Notes due 2013. These bonds bear interest at a fixed rate of 9.75%. The Senior Subordinated Notes have been guaranteed by all of the Company’s subsidiaries. The subsidiary guarantors are wholly-owned subsidiaries of the Company and the subsidiary guarantees are full and unconditional and joint and several. The Company has no independent assets or operations. As a result of the foregoing, condensed consolidating financial information regarding the Company and subsidiary guarantors is not presented. Additionally, the indenture for the Senior Subordinated Notes imposes a number of restrictions on the Company, including its ability to incur additional indebtedness, to make certain restrictive payments (including dividends to Holdings), to make certain asset dispositions, to incur additional liens and to enter into other significant transactions. The indenture for the Senior Subordinated Notes does not impose any restrictions on the flow of dividends, loans, advances or other assets to the Company or any of the subsidiary guarantors.

Debt balances at December 28, 2002 and January 3, 2004 are as follows:

	Predecessor	Successor
	December 28, 2002	January 3, 2004
	(in thousands)
Term loan facility	$—	$115,000
Senior subordinated notes due 2013	—	175,000
Term A loan facility	13,380	—
Term B loan facility	57,200	—
Senior subordinated notes due 2008	22,500	—
Revolving credit facility	22,000	—
Notes payable	634	—

	115,714	290,000
Less: current portion	11,484	10,000

Total long-term debt	$104,230	$280,000

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

At December 28, 2002 and January 3, 2004, the Company was in compliance with all required financial covenants.

Maturities of long-term debt are as follows:

(in thousands)
2004	$10,000
2005	10,000
2006	10,000
2007	15,000
2008	15,000
Thereafter	230,000

$290,000

The balance of the amount includes principal repayments under the Company’s Term A Loan Facilities. The Company believes that it has the ability to obtain additional financing, if necessary, to ensure repayment of these amounts.

The secured Credit Agreement includes a provision that requires the Company to prepay a portion, or all, of its borrowings under the Term Loan Facility with the proceeds received from certain events, including the sale of assets, the issuance of debt, equity or obtaining replacement financing. The secured Credit Agreement also requires a prepayment if the Company has “excess cash flow” as defined in the agreement. The Company did not need to make a prepayment for the period ended January 3, 2004.

10. Income Taxes

For the years ended December 29, 2001 and December 28, 2002, period from December 29, 2002 to October 30, 2003 and period from October 31, 2003 to January 3, 2004, income tax expense is comprised of the following components:

	Predecessor			Successor
	December 29, 2001	December 28, 2002	December 29, 2002 to October 30, 2003	October 31, 2003 to January 3, 2004
		(in thousands)
Current:
Federal	$—	$5,151	$(2,729)	$—
State	109	453	253	111
Foreign	—	7	750	146

Total current	109	5,611	(1,726)	257

Deferred:
Federal	6,942	4,946	3,182	(3,829)
State	(2,497)	1,095	(162)	(694)
Foreign	—	22	3	5

Total deferred	4,445	6,063	3,023	(4,518)

Total income tax expense	$4,554	$11,674	$1,297	$(4,261)

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The differences between the tax expense from earnings reflected in the financial statements and the amounts calculated at the federal statutory income tax rate are as follows:

	Predecessor			Successor
	December 29, 2001	December 28, 2002	December 29, 2003 to October 30, 2003	October 31, 2003 to January 3, 2004
		(in thousands)
Income taxes at federal statutory rate	$4,164	$10,126	$1,321	$(3,955)
State and Canadian provincial income tax, net of federal benefit	505	1,026	(22)	(382)
Items not deductible for tax	—	489	—	—
Transaction-related non-deductible expenses	—	—	750	—
Transaction-related stock compensation tax benefit	—	—	(736)	—
Other	(115)	33	(16)	76

Total income tax expense	$4,554	$11,674	$1,297	$(4,261)

As of January 3, 2004, the Company has a federal net operating loss carryforward of $2.0 million and state net operating loss carryforwards of $25.4 million that begin to expire in 2024 and 2005, respectively.

The following are the significant components of the Company’s deferred income tax assets and liabilities at December 28, 2002 and January 3, 2004:

	Predecessor	Successor
	December 28, 2002	January 3, 2004
	(in thousands)
Deferred tax assets:
Accounts receivable	$188	$168
Inventory	691	—
Net operating losses	207	1,787
Accrued expenses	1,248	1,210
Differences between book and tax basis goodwill	41,705	38,633
Other comprehensive income	678	—
Other	—	132

	44,717	41,930

Deferred tax liabilities:
Property, plant and equipment	(209)	(10,620)
Inventory	—	(621)
Intangible assets	—	(81,061)
Other comprehensive income	—	(147)
Other	(22)	—

	(231)	(92,449)

Net deferred tax asset (liability)	$44,486	$(50,519)

Deferred income taxes for differences between book and tax basis goodwill as of December 28, 2002 and January 3, 2004 relate to the Company’s leveraged recapitalization transaction in March 1998 and represents tax

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

deductible goodwill not included in the Company’s balance sheet. Net deferred tax liabilities for inventory property, plant and equipment, and intangible assets as of January 3, 2004 are primarily related to differences between book and tax bases as a result of the Transaction.

11. Common Stock

As of January 3, 2004, the 1,000 shares of the Company’s common stock issued and outstanding was owned by Holdings. The Company’s common stock has a par value of $0.01 per share. In conjunction with the Transaction, Holdings contributed $179.0 million of capital to the Company. Of the $179.0 million, $3.5 million, which was used to pay a portion of the purchase price, is related to the value of certain future tax benefits associated with the Transaction. The $3.5 million is expected to be repaid to Holdings, if the Transaction-related tax benefits are realized by the Company.

As of January 3, 2004, Holdings had 89,999,999 shares of Class A and 9,999,999 shares of Class L common stock issued and outstanding. Class A and Class L common stock are the same, except that Class L common stock is entitled to a preference over Class A common stock with respect to any distribution by Holdings to holders of its capital stock. After payment of such preference amount, each share of Class A common stock and Class L common stock will participate ratably in all distributions by Holdings to holders of its capital stock.

Prior to the Transaction, the Company had 29.8 million shares of Common Stock authorized, with 11,262,081 shares issued and outstanding as of December 28, 2002. Common Stock has a par value of $0.01 per share. These shares were purchased and cancelled as part of the Transaction.

12. Mandatorily Redeemable and Convertible Preferred Stock

Prior to the Transaction, the Company had 200,000 shares of preferred stock authorized. Each share of preferred stock had a stated value of $649.99 plus accrued dividends and was senior to common stock as to dividends and liquidation rights and was redeemable either by the Company or the holder depending on certain conditions. Dividends accrue in an amount equal to 7 percent of the stated value from the date of issue and are cumulative. Effective March 6, 2002, the dividend rate automatically increased to 9 percent.

Each share of the preferred stock was also convertible to common stock prior to a sale of common stock in a registered underwritten public offering provided that the holders representing a majority of the outstanding shares of preferred stock elected to convert all of the issued and outstanding shares. Upon the election to convert, each and every share of preferred stock will be deemed automatically convertible to common stock equal to the number obtained by dividing the stated value of the preferred stock by the offering price per share. The preferred stock did not have any voting rights.

The Company had 114,983 shares of preferred stock issued and outstanding at December 28, 2002. These shares were purchased and cancelled as part of the Transaction.

13. Segment Information

Based on the nature of the Company’s reportable operations, facilities and management structure, the Company considers its business to constitute two segments for financial reporting purposes, Distribution and Retail, as described below:

Distribution

The Distribution segment aggregates five operating segments that are economically similar, share a common class of customers, and distribute the same products. This segment of our business is our hub-and-spoke distribution network. This segment distributes specialty automotive equipment for vehicles to specialty retailers/installers and our network is designed to meet the availability and rapid delivery needs of our customers. This network is comprised of: (i) three inventory stocking warehouse distribution centers, which are located in Exeter, Pennsylvania; Kansas City, Kansas; and Corona, California; (ii) 16 non-inventory stocking cross-docks located throughout the East Coast, Midwest, and parts of Canada; and (iii) our fleet of over 270 trucks that provide multi-day per week delivery and returns along over 250 routes which cover 40 states and parts of Canada. The Exeter, Kansas City, and Corona warehouse distribution centers hold our entire inventory and distribute merchandise to cross-docks in their respective regions for next-day or second-day delivery to customers. The Distribution segment supplies the Retail Operations segment; these inter-company sales are included in the amounts reported as net sales for the Distribution Segment in the table below, and are eliminated to arrive at net sales to third parties.

Retail Operations

The Retail Operations segment of our business operates 24 retail stores in Pennsylvania under the A&A Auto Parts name. A&A Stores sell replacement parts, as well as specialty parts, to consumers and are primarily located in stand-alone facilities. A&A Stores are visible from high traffic areas and provide customers ease of access and drive-up parking. While a small part of our business, the Company believes that our retail operations allow us to stay close to end-consumer and product merchandising trends. Due to many of the A&A Stores’ close proximity to the Exeter warehouse distribution center, the full range of SKU’s carried at Exeter are delivered within 24 hours to any of our retail locations. A&A Stores purchase their inventory from the Distribution segment.

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The financial information for the two reportable segments is as follows:

	Predecessor			Successor
	December 29, 2001	December 28, 2002	December 29, 2003 to October 30, 2003	October 31, 2003 to January 4, 2004
		(in thousands)
Net Sales
Distribution	$337,916	$363,216	$332,727	$63,394
Retail	26,087	26,012	22,547	4,096
Elimination	(18,022)	(18,214)	(16,013)	(3,067)

Total	$345,981	$371,014	$339,261	$64,423
Interest income
Distribution	$(38)	$(10)	$(21)	$(10)
Retail	(1)	—	—	—

Total	$(39)	$(10)	$(21)	$(10)
Interest expense
Distribution	$13,274	$9,926	$5,501	$4,104
Retail	—	—	—	—

Total	$13,274	$9,926	$5,501	$4,104
Depreciation & amortization
Distribution	$5,883	$6,516	$5,913	$3,609
Retail	138	135	121	32

Total	$6,021	$6,651	$6,034	$3,641
Income tax expense (benefit)
Distribution	$3,131	$10,360	$1,633	$(4,186)
Retail	1,423	1,314	(336)	(75)

Total	$4,554	$11,674	$1,297	$(4,261)
Net income (loss)
Distribution	$9,747	$19,441	$4,489	$(6,689)
Retail	(2,053)	(2,184)	(2,013)	(350)

Total	$7,694	$17,257	$2,476	$(7,039)

	Predecessor			Successor
	December 29, 2001	December 28, 2002	December 29, 2003 to October 30, 2003	October 31, 2003 to January 3, 2004
		(in thousands)
Capital Expenditures
Distribution	$2,663	$2,454	$6,694	$305
Retail	14	62	205	—

Total	2,677	2,516	6,899	305

For the years ended December 29, 2001, December 28, 2002, the period from December 29, 2002 to October 30, 2003 and the period from October 31, 2003 to January 3, 2004, net sales in the United States

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

represent approximately 93% of sales. At December 28, 2002 and January 3, 2004, approximately 98% of long-lived assets are in the United States.

No customer accounted for more than 1.5% of sales for the years ended December 29, 2001, December 28, 2002, for the period from December 29, 2003 to October 30, 2003, or for the period from October 31, 2003 to January 3, 2004.

14. Employee Benefits

The Company maintains a contributory pension plan qualifying under I.R.C. Section 401(k). The employer contributes 50 percent of the employee’s contribution. The employer contribution is capped at 2 percent of the employee’s compensation. The employee may contribute up to statutory limits of their compensation. All employees are eligible to participate after one year of service. The total Company contributions for 2001, 2002, for the period from December 29, 2002 to October 30, 2003 and for the period from October 30, 2003 to January 3, 2004 were $0.5 million, $0.5 million, $0.4 million and $0.1 million, respectively.

On October 30, 2003, the Company adopted our 2003 Executive Stock Option Plan under which employees and directors, of Keystone or its subsidiaries may be granted options to purchase shares of Holdings authorized but unissued Class A and Class L common stock. The plan is administered by the Board of Directors of Holdings, or to the extent permitted by law, a committee designated by Holdings’ board. A total of 14,971,572 shares of Holdings’ Class A common stock and 1,663,508 shares of Holdings’ Class L common stock (as adjusted pursuant to terms of the plan) have been approved for issuance under the Plan. As of January 3, 2004, no options were issued or outstanding.

15. Related Party Transactions

In connection with the Transaction, the Company entered into advisory agreements with Bain Capital and Advent. The Bain Capital agreement is for general executive and management services, merger, acquisition and divestiture assistance, analysis of financing alternatives and finance, marketing, human resource and other consulting services. In exchange for these advisory services, Bain will receive a contingent annual advisory services fee of $1.5 million through 2006 and $3.0 million for 2007 through 2013, plus reasonable out-of-pocket fees and expenses, which is contingent on the Company achieving consolidated Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), as defined in the Company’s credit agreement, of $52.7 million for a given year, including the impact of the Bain Capital advisory services fee. Adjusted EBITDA is defined as EBITDA adjusted for certain items including sale leaseback transactions, legal fees and litigation settlements, operating cost reductions, franchise taxes, losses and other charges related to the disposal of the ATV retail business, racing sponsorship fees and management relocation costs. Pro-rata reductions, if any, on the annual advisory fees for fiscal 2003 and 2004, based on the Adjusted EBITDA criteria, may be recaptured in periods subsequent to fiscal 2007, if Adjusted EBITDA is $158 million or more on a cumulative basis over any twelve consecutive fiscal quarters. Additionally, Bain Capital is entitled to transaction fees of 1.0% of the total value of the transaction, plus reasonable out-of-pocket fees and expenses, related to the completion of any financing or material acquisition or divestiture by Holdings. Bain Capital received a $4.7 million one-time fee for obtaining equity and debt financing for the Transaction, plus reasonable out-of-pocket fees and expenses, which is included as part of the purchase price and deferred financing costs, related to the Transaction. The Bain Capital annual advisory services agreement has an initial term ending on December 31, 2013, subject to automatic one-year extensions unless the Company or Bain Capital provides written notice of termination; provided, however that if the advisory agreement is terminated due to a change in control or an initial public offering of the Company or Holdings prior to the end of its term, then Bain Capital will be entitled

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

to receive the present value of the advisory services fee that would otherwise have been payable through the end of the term. Bain Capital will receive customary indemnities under the advisory agreement.

The Advent advisory agreement covers general executive and management services, assistance with acquisition and divestitures, assistance with financial alternatives and other services. The Advent annual advisory services fee is $100,000, subject to pro-rata reduction, should the Bain Capital annual advisory services fee be reduced pursuant to the Adjusted EBITDA criteria outlined above.

The Company has transactions in the normal course of business with one of its new principal stockholders affiliated companies. Included in selling, general and administrative expense for 2003 is approximately less than $0.1 million for office supplies. Included in the accounts payable at January 3, 2004 is less than $0.1 million due to the affiliates.

In March 1998, the Company entered into a Management Consulting Services Agreement with Littlejohn, Advent and GECC, each of whom owned more than 5% of our outstanding capital stock prior to the consummation of the Transaction. Under this agreement, Littlejohn, Advent and GECC provided us and our subsidiaries with financial and management consulting services, for which the Company paid an annual fee of $0.3 million to Littlejohn and $0.1 million to each of Advent and GECC, plus each of their out-of-pocket expenses. This agreement expired by its terms upon the consummation of the Transaction.

Prior to the Transaction, the Company had transactions in the normal course of business with one of its principal stockholders and its affiliated companies. Included in selling, general and administrative expense for periods ended December 29, 2001, December 28, 2002 and for the period from December 29, 2002 to October 30, 2003 is approximately $0.1 million of rental expense each period under an operating lease agreement for transportation equipment and approximately $1.1 million, $0.9 million and $0.7 million, respectively, for repairs and rentals of delivery trucks. For the period from October 31, 2003 to January 3, 2004 there was less than $0.1 million and $0.1 million for these operating leases for transportation equipment and repairs and rental of delivery trucks, respectively. Amounts included in accounts payable at December 28, 2002 and January 3, 2004 payable to these affiliates were immaterial.

The Company participates in a sponsorship program on behalf of Amato Racing, an organization whose sole stockholder was a shareholder and Director of the Company through October 30, 2003. For the periods ended December 29, 2001, December 28, 2002, for the period from December 29, 2002 to October 30, 2003 and the period from October 31, 2003 to January 3, 2004, the Company expensed $0.5 million, $0.6 million $0.4 million and $0.1 million, respectively in connection with this program. Included in accounts payable at December 28, 2002 is $0.2 million and at January 3, 2004 is an immaterial amount due to Amato Racing.

16. Leases

The Company leases certain warehouse facilities, retail stores, transportation equipment and machinery under various non-cancelable operating lease agreements. Lease terms generally range from 2 to 10 years, with options to renew at various times.

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Future minimum payments by year and in the aggregate, under non-cancelable operating leases with initial or remaining terms of one year or more consisted of the following as of January 3, 2004:

Years
2004	$3,499
2005	2,679
2006	2,331
2007	1,575
2008 and thereafter	1,331

$11,415

Rental expense for all operating leases was $5.7 million, $4.7 million, $2.5 million and $0.5 million for the periods ended December 29, 2001, December 28, 2002, for the period from December 29, 2002 to October 30, 2003 and for the period from October 31, 2003 to ended January 3, 2004, respectively.

17. Derivative Financial Instruments

As of January 3, 2004 the Company does not have any derivative instruments.

Prior to the Transaction in October 2003, the Company’s derivative financial instrument, which constituted an interest rate swap agreement, was utilized by the Company to manage variable interest rate exposure on its long-term debt. This transaction was accounted for as a cash-flow hedge with changes in fair value reported in other comprehensive income. The fair value of the interest rate swap agreement was reported as a current liability in the balance sheet at December 28, 2002.

The notional amount of the Company’s interest rate swap was $75 million and the agreement expired March 31, 2003. The Company paid a fixed rate of interest of 6.07 percent and received a floating rate of interest, which was equal to the three-month LIBOR. This swap was replaced by another interest rate swap agreement with a notional value of $45.1 million and a fixed rate of 1.3375%. This swap was terminated as part of the Transaction.

The adoption of SFAS No. 133 on January 1, 2001 resulted in transition losses of $0.6 million ($0.3 million net of income taxes) included in the accumulated other comprehensive income line of the shareholders’ equity. The change in fair value of the Company’s interest rate swap during the years resulted in a decrease of $3.3 million ($2.0 million net of income taxes) in the period ended December 29, 2001, an increase of $2.1 million ($1.2 million net of income taxes) in the period ended December 28, 2002 and a decrease of $1.7 million ($1.0 million net of income taxes) for the period from December 29, 2002 to October 30, 2003 included in the accumulated other comprehensive income line of the shareholders’ equity.

18. Commitments and Contingencies

The Company is subject to various legal proceedings and claims which have arisen in the ordinary course of its business. Management does not expect the outcome of such matters to have a material effect, if any, on the Company’s consolidated financial position, results of operations or cash flows.

$175,000,000

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

Exchange Offer for

9 3/4% Senior Subordinated Notes due 2013

PROSPECTUS

            , 2004

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until             , 2004, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

(a) Keystone Automotive Operations, Inc. is a corporation organized under the laws of the State of Pennsylvania.

Section 4-19 of Keystone Automotive Operations, Inc.’s Bylaws provides that:

Liability of Directors. To the fullest extent permitted by Pennsylvania law, now in effect and as amended from time to time, a director of the corporation shall not be personally liable for monetary damages for any action taken or any failure to take any action.

Section 9-04 of Keystone Automotive Operations, Inc.’s Bylaws provides that:

(a) Third Party Actions. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

(b) Derivative Actions. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

(c) Procedure for Effecting Indemnification. Indemnification under Section 9-04(a) or (b) hereof shall be automatic and shall not require any determination that indemnification is proper, except that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

(d) Advancing Expenses. Expenses incurred by a person who may be indemnified under Section 9-04(a) or (b) hereof shall be paid by the corporation in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation.

(e) Indemnification of Employees, Agents and Other Representatives. The corporation may, at the discretion and to the extent determined by the Board of Directors of the corporation, (i) indemnify any person who neither is nor was a director or officer of the corporation but who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and whether brought by or in the right of the corporation), by reason of the fact that the person is or was an employee, agent or other representative of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action, suit or proceeding and (ii) pay such expenses in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking of the kind described in Section 9-04(d) hereof if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

(f) Rights to Indemnification. Any amendment or modification of these Bylaws that has the effect of limiting a person’s rights to indemnification with respect to any act or failure to act occurring prior to the date of adoption of such amendment or modification shall not be effective as to that person unless he consents in writing to be bound by the amendment or modification. The indemnification and advancement of expenses provided by or granted pursuant to these Bylaws shall inure to the benefit of the heirs, executors and administrators of such person.

(b) Keystone Automotive Operations of Canada, Inc. is a corporation organized under the laws of the State of Delaware.

Article VIII of Keystone Automotive Operations of Canada, Inc.’s Bylaws provides that:

8.1 Actions by Third Parties. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, if itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

8.2 Actions by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 Expenses of Successful Defense. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 8.1 and 8.2 of these Bylaws, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

8.4 Determination that Indemnification is Proper. Any indemnification under Sections 8.1 and 8.2 of these Bylaws, (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 8.1 and 8.2 of these Bylaws. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

8.5 Advances. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

8.6 Provisions Not Exclusive. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

8.7 Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising our of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

8.8 Constituent Corporation. For purposes of this Article VIII, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify the directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

8.9 Other Enterprises; Fines; Services. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the corporation” as referred to in this Article VIII.

8.10 Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(c) Keystone Automotive Operations Midwest, Inc., f/k/a APW Acquisition Corp., is a corporation organized under the laws of the State of Delaware.

Article VII of APW Acquisition Corp.’s Certificate of Incorporation provides that:

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Article VIII of Keystone Automotive Operations Midwest, Inc.’s Bylaws provides that:

8.1 Actions by Third Parties. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, if itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

8.2 Actions by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 Expenses of Successful Defense. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 8.1 and 8.2 of these Bylaws, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

8.4 Determination that Indemnification is Proper. Any indemnification under Sections 8.1 and 8.2 of these Bylaws, (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 8.1 and 8.2 of these Bylaws. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

8.5 Advances. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

8.6 Provisions Not Exclusive. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

8.7 Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising our of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

8.8 Constituent Corporation. For purposes of this Article VIII, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify the directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

8.9 Other Enterprises; Fines; Services. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the corporation” as referred to in this Article VIII.

8.10 Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(d) Key Comp, Inc. is a corporation organized under the laws of the State of Pennsylvania.

Article VIII of Key Comp, Inc.’s Bylaws provides that:

8.1 Actions by Third Parties. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, if itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

8.2 Actions by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 Expenses of Successful Defense. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 8.1 and 8.2 of these Bylaws, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

8.4 Determination that Indemnification is Proper. Any indemnification under Sections 8.1 and 8.2 of these Bylaws, (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 8.1 and 8.2 of these Bylaws. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

8.5 Advances. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

8.6 Provisions Not Exclusive. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

8.7 Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising our of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

8.8 Constituent Corporation. For purposes of this Article VIII, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify the directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

8.9 Other Enterprises; Fines; Services. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the corporation” as referred to in this Article VIII.

8.10 Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(e) A&A Auto Parts Stores, Inc. is a corporation organized under the laws of the State of Pennsylvania.

Article VIII of A&A Auto Parts Stores, Inc.’s Bylaws provides that:

8.1 Actions by Third Parties. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, if itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

8.2 Actions by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 Expenses of Successful Defense. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 8.1 and 8.2 of these Bylaws, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

8.4 Determination that Indemnification is Proper. Any indemnification under Sections 8.1 and 8.2 of these Bylaws, (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 8.1 and 8.2 of these Bylaws. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

8.5 Advances. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

8.6 Provisions Not Exclusive. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

8.7 Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising our of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

8.8 Constituent Corporation. For purposes of this Article VIII, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify the directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

8.9 Other Enterprises; Fines; Services. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the corporation” as referred to in this Article VIII.

8.10 Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(f) Keystone Automotive Distributors, Inc. is a corporation organized under the laws of the State of Pennsylvania.

Article VIII of Keystone Automotive Distributors, Inc.’s Bylaws provides that:

8.1 Actions by Third Parties. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, if itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

8.2 Actions by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 Expenses of Successful Defense. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 8.1 and 8.2 of these Bylaws, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

8.4 Determination that Indemnification is Proper. Any indemnification under Sections 8.1 and 8.2 of these Bylaws, (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 8.1 and 8.2 of these Bylaws. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

8.5 Advances. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

8.6 Provisions Not Exclusive. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

8.7 Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising our of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

8.8 Constituent Corporation. For purposes of this Article VIII, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify the directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

8.9 Other Enterprises; Fines; Services. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the corporation” as referred to in this Article VIII.

8.10 Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) American Specialty Equipment Corp. is a corporation organized under the laws of the State of New York.

(h) KAO Management Services, Inc. is a corporation organized under the laws of the State of Nevada.

Article VIII of KAO Management Corp.’s Bylaws provides that:

8.1 Actions by Third Parties. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, if itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

8.2 Actions by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 Expenses of Successful Defense. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 8.1 and 8.2 of these Bylaws, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

8.4 Determination that Indemnification is Proper. Any indemnification under Sections 8.1 and 8.2 of these Bylaws, (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 8.1 and 8.2 of these Bylaws. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

8.5 Advances. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

8.6 Provisions Not Exclusive. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

8.7 Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising our of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

8.8 Constituent Corporation. For purposes of this Article VIII, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify the directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

8.9 Other Enterprises; Fines; Services. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the corporation” as referred to in this Article VIII.

8.10 Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(i) Keystone Marketing Services, Inc. is a corporation organized under the laws of the State of Nevada.

Article VIII of Keystone Marketing Services, Inc.’s Bylaws provides that:

8.1 Actions by Third Parties. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, if itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

8.2 Actions by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 Expenses of Successful Defense. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 8.1 and 8.2 of these Bylaws, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

8.4 Determination that Indemnification is Proper. Any indemnification under Sections 8.1 and 8.2 of these Bylaws, (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 8.1 and 8.2 of these Bylaws. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

8.5 Advances. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

8.6 Provisions Not Exclusive. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

8.7 Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising our of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

8.8 Constituent Corporation. For purposes of this Article VIII, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify the directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

8.9 Other Enterprises; Fines; Services. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the corporation” as referred to in this Article VIII.

8.10 Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(j) DriverFx.com, Inc., f/k/a DriverFx1.com, Inc., is a corporation organized under the laws of the State of Delaware.

Article VII of DriverFx1.com, Inc.’s Certificate of Incorporation provides that:

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 24 of DriverFx.com, Inc.’s Bylaws provides that:

24.1 Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), including without limitation Proceedings by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expenses, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such right shall be a contract right and shall include the right to be paid by the corporation for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such Proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this section or otherwise.

24.2 Right of Claimant to Bring Suit: If a claim under Section 1 is not paid in full by the corporation within ninety (90) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant had not met the applicable standard of conduct.

24.3. Non-Exclusivity of Rights: The rights conferred by Sections 1 and 2 shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

24.4 Insurance: The corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against any such expense, liability or loss, under the General Corporation Law of the State of Delaware.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

See Exhibit Index.

(b) Financial Statement Schedule.

All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake:

(d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Exeter, in the State of Pennsylvania on May 14, 2004.

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

By:	*
Name:	Robert S. Vor Broker
Title:	Chairman, Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Capacity

* Robert S. Vor Broker	Chairman, Chief Executive Officer, President and Director (principal executive officer)

/S/ BRYANT BYNUM Bryant Bynum	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

* Paul Edgerley	Director

* David Gross-Loh	Director

* Stephen M. Zide	Director

*By:	/S/ BRYANT BYNUM Bryant Bynum Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Exeter, in the State of Pennsylvania on May 14, 2004.

KEYSTONE AUTOMOTIVE OPERATIONS OF CANADA, INC.

By:	/S/ BRYANT BYNUM
Name:	Bryant Bynum
Title:	President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Capacity
/S/ BRYANT BYNUM Bryant Bynum	President and Treasurer (principal executive, financial and accounting officer)

* Robert S. Vor Broker	Vice President, Assistant Secretary and Director

* David Gross-Loh	Director

*By:	/S/ BRYANT BYNUM Bryant Bynum Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Exeter, in the State of Pennsylvania on May 14, 2004.

KEYSTONE AUTOMOTIVE OPERATIONS MIDWEST, INC.

By:	/S/ BRYANT BYNUM
Name:	Bryant Bynum
Title:	President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Capacity
/S/ BRYANT BYNUM Bryant Bynum	President and Treasurer (principal executive, financial and accounting officer)

* Robert S. Vor Broker	Vice President, Assistant Secretary and Director

* David Gross-Loh	Director

*By:	/S/ BRYANT BYNUM Bryant Bynum Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Exeter, in the State of Pennsylvania on May 14, 2004.

KEY COMP, INC.

By:	/S/ BRYANT BYNUM
Name:	Bryant Bynum
Title:	President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Capacity
/S/ BRYANT BYNUM Bryant Bynum	President and Treasurer (principal executive, financial and accounting officer)

* Robert S. Vor Broker	Vice President, Assistant Secretary and Director

* David Gross-Loh	Director

*By:	/S/ BRYANT BYNUM Bryant Bynum Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Exeter, in the State of Pennsylvania on May 14, 2004.

A&A AUTO PARTS STORES, INC.

By:	*
Name:	Patrick Judge
Title:	President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Capacity
* Patrick Judge	President and Secretary (principal executive officer)

/S/ BRYANT BYNUM Bryant Bynum	Chief Financial Officer and Treasurer (principal financial and accounting officer)

* Robert S. Vor Broker	Vice President, Assistant Secretary and Director

* David Gross-Loh	Director

*By:	/S/ BRYANT BYNUM Bryant Bynum Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Exeter, in the State of Pennsylvania on May 14, 2004.

KEYSTONE AUTOMOTIVE DISTRIBUTORS, INC.

By:	/S/ BRYANT BYNUM
Name:	Bryant Bynum
Title:	President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Capacity
/S/ BRYANT BYNUM Bryant Bynum	President and Treasurer (principal executive, financial and accounting officer)

* Robert S. Vor Broker	Vice President, Assistant Secretary and Director

* David Gross-Loh	Director

*By:	/S/ BRYANT BYNUM Bryant Bynum Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Exeter, in the State of Pennsylvania on May 14, 2004.

AMERICAN SPECIALTY EQUIPMENT CORP.

By:	/S/ BRYANT BYNUM
Name:	Bryant Bynum
Title:	President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Capacity
/S/ BRYANT BYNUM Bryant Bynum	Chairman of the Boards of Directors, President and Treasurer (principal executive, financial and accounting officer)

* Robert S. Vor Broker	Vice President, Assistant Secretary and Director

* David Gross-Loh	Director

*By:	/S/ BRYANT BYNUM

Bryant Bynum Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Exeter, in the State of Pennsylvania on May 14, 2004.

KAO MANAGEMENT SERVICES, INC.

By:	/S/ BRYANT BYNUM
Name:	Bryant Bynum
Title:	President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Capacity
/S/ BRYANT BYNUM Bryant Bynum	President and Treasurer (principal executive, financial and accounting officer)

* David Gross-Loh	Director

* Kristine Eppes	Director

*By:	/S/ BRYANT BYNUM

Bryant Bynum Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Exeter, in the State of Pennsylvania on May 14, 2004.

DRIVERFX.COM, INC.

By:	/S/ BRYANT BYNUM
Name:	Bryant Bynum
Title:	President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature		Capacity
/S/ BRYANT BYNUM Bryant Bynum		President and Treasurer (principal executive, financial and accounting officer)

* Robert S. Vor Broker		Vice President, Assistant Secretary and Director

* David Gross-Loh		Director

*By:	/S/ BRYANT BYNUM

Bryant Bynum Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Exeter, in the State of Pennsylvania on May 14, 2004.

KEYSTONE MARKETING SERVICES, INC.

By:	/S/ BRYANT BYNUM
Name:	Bryant Bynum
Title:	President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Capacity
/S/ BRYANT BYNUM Bryant Bynum	President and Treasurer (principal executive, financial and accounting officer)

* David Gross-Loh	Director

* Kristine Eppes	Director

*By:	/S/ BRYANT BYNUM

Bryant Bynum Attorney-in-fact

Report of Independent Auditors on

Financial Statement Schedules

Board of Directors of

Keystone Automotive Operations, Inc.

Our audits of the consolidated financial statements as of December 28, 2002 and for the years ended December 29, 2001 and December 28, 2002 and for the period from December 29, 2002 to October 30, 2003 referred to in our report dated April 2, 2004 (which contains an explanatory paragraph related to the Company’s change in basis of accounting as of October 30, 2003 as discussed in Note 1 to the consolidated financial statements) included in this Registration Statement on Form S-4 of Keystone Automotive Operations, Inc. also included an audit of the financial statement schedule on page S-3 of this Registration Statement on Form S-4. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/S/    PRICEWATERHOUSECOOPERS LLP

Philadelphia, PA

April 2, 2004

Report of Independent Auditors on

Financial Statement Schedules

Board of Directors of

Keystone Automotive Operations, Inc.

Our audit of the consolidated financial statements as of January 3, 2004 and for the period from October 31, 2003 to January 3, 2004 referred to in our report dated April 2, 2004 (which contains an explanatory paragraph related to the Company’s change in basis of accounting as of October 30, 2003 as discussed in Note 1 to the consolidated financial statements) included in the Registration Statement on Form S-4 of Keystone Automotive Operations, Inc. also included an audit of the financial statement schedule on page S-3 of this Registration Statement on Form S-4. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/S/    PRICEWATERHOUSECOOPERS LLP

Philadelphia, PA

April 2, 2004

Schedule II

KEYSTONE AUTOMATIVE OPERATIONS, INC.

Valuation and Qualifying Accounts

	Successor	Predecessor
	2003	2002	2001
		(in thousands)
Allowances for doubtful accounts:
Balance at beginning of year	$658	$416	$735
Additions charged to earnings	796	1,088	509
Charge-offs, net of recoveries	(914)	(846)	(828)

Balance at end of year	$540	$658	$416

Sales and Returns Reserve
Balance at beginning of year	$1,302	$807	$773
Additions	420	495	34
Write-offs	—	—	—

Balance at end of year	$1,722	$1,302	$807

Exhibit Index

1.1	Purchase Agreement dated as of October 23, 2003, by and among Keystone Merger Sub, Inc., Banc of America Securities LLC and UBS Securities LLC*

1.2	Assumption Agreement dated as of October 30, 2003, by Keystone Automotive Operations, Inc. and the Assuming Guarantors named therein.*

3.1	Amended and Restated Articles of Incorporation of Keystone Automotive Operations, Inc.*

3.1a	Articles of Amendment of Keystone Automotive Operations, Inc.*

3.1b	Articles of Amendment of Keystone Automotive Operations, Inc.*

3.1c	Articles of Amendment of Keystone Automotive Operations, Inc.*

3.2	Certificate of Incorporation of Keystone Automotive Operations of Canada, Inc.*

3.3	Certificate of Incorporation of Keystone Automotive Operations Midwest, Inc.*

3.3a	Certificate of Amendment of Keystone Automotive Operations Midwest, Inc.*

3.4	Certificate of Incorporation of Driverfx.com, Inc.*

3.4a	Certificate of Amendment of Driverfx.com, Inc.*

3.5	Certificate of Incorporation of American Specialty Equipment Corp.*

3.5a	Certificate of Amendment of American Specialty Equipment Corp.*

3.5b	Certificate of Amendment of American Specialty Equipment Corp.*

3.6	Certificate of Incorporation of Keystone Automotive Distributors, Inc.*

3.7	Certificate of Incorporation of Key Comp, Inc.*

3.8	Certificate of Incorporation of A&A Auto Parts Stores, Inc.*

3.9	Certificate of Incorporation of KAO Management Services, Inc.*

3.10	Certificate of Incorporation of Keystone Marketing Services, Inc.*

3.11	By-laws of Keystone Automotive Operations, Inc.*

3.12	By-laws of Keystone Automotive Operations of Canada, Inc.*

3.13	By-laws of Keystone Automotive Operations Midwest, Inc.*

3.14	By-laws of Driverfx.com, Inc.*

3.15	By-laws of American Specialty Equipment Corp.*

3.16	By-laws of Keystone Automotive Distributors, Inc.*

3.17	By-laws of Key Comp, Inc.*

3.18	By-laws of A&A Auto Parts Stores, Inc.*

3.19	By-laws of KAO Management Services, Inc.*

3.20	By-laws of Keystone Marketing Services, Inc.*

4.1	Indenture dated as of October 30, 2003, by and among Keystone Automotive Operations, Inc., the Guarantors party thereto and The Bank of New York, as Trustee.*

4.2	Registration Rights Agreement dated as of October 30, 2003, by and among Keystone Automotive Operations, Inc., the subsidiaries of the Company party thereto, Banc of America Securities LLC and UBS Securities LLC.*

4.3	Form of Exchange Note (Included in Exhibit 4.1 hereto).*

5.1	Opinion of Kirkland & Ellis LLP.*

5.2	Opinion of Pepper Hamilton LLP.*

5.3	Opinion of Kummer Kaempfer Bonner & Renshaw.*

8.1	Opinion of Kirkland & Ellis LLP regarding federal tax consequences.*

10.1	Agreement and Plan of Merger dated August 29, 2003, by and among Keystone Automotive Holdings, Inc., Keystone Merger Sub, Inc., Keystone Automotive Operations, Inc., and LAGE LLC.*

10.2	Credit Agreement dated as of October 30, 2003, by and among Keystone Automotive Holdings, Inc., Keystone Automotive Operations, Inc., each Lender party thereto, and Bank of America, N.A., as Administrative Agent.*

10.3	Guarantee and Security Agreement dated as of October 30, 2003, by and among Keystone Automotive Operations, Inc., the Guarantors party thereto and Bank of America, N.A., as Administrative Agent.*

10.4	Holdings Term Loan Agreement dated as of October 30, 2003, by and among Keystone Automotive Holdings, Inc., Bank of America, N.A. and UBS Loan Finance LLC.*

10.5	Stockholders Agreement dated as of October 30, 2003, by and among Keystone Automotive Holdings, Inc. and each of the Stockholders party thereto.*

10.6	Registration Rights Agreement dated as of October 30, 2003, by and among Keystone Automotive Holdings, Inc. and each of the Stockholders party thereto.*

10.7	Employment Agreement dated as of October 30, 2003, by and between Keystone Automotive Holdings, Inc. and Robert Vor Broker.*

10.8	Employment Agreement dated as of October 30, 2003, by and between Keystone Automotive Holdings, Inc. and Bryant Bynum.*

10.9	Employment Agreement dated as of October 30, 2003, by and between Keystone Automotive Holdings, Inc. and Patrick Judge.*

10.10	Employment Agreement dated as of October 30, 2003, by and between Keystone Automotive Holdings, Inc. and Richard Piontkowski.*

10.11	Employment Agreement dated as of October 30, 2003, by and between Keystone Automotive Holdings, Inc. and Philip Avvisato.*

10.12	2003 Transaction Bonus Plan of Keystone Automotive Operations, Inc.*

10.13	2003 Executive Stock Option Plan of Keystone Automotive Holdings, Inc.*

10.14	Advisory Agreement dated as of October 30, 2003 by and between Keystone Automotive Operations, Inc. and Bain Capital, LLC.*

10.15	Advisory Agreement dated as of October 30, 2003, by and between Keystone Automotive Operations, Inc. and Advent International Corporation.*

10.16	Contribution Agreement dated as of October 30, 2003, by and among Keystone Automotive Holdings, Inc., Keystone Merger Sub, Inc., and the Contributors named therein.*

10.17	Voting Agreement and Irrevocable Proxy dated as of August 29, 2003, by and among Keystone Automotive Holdings, Inc., Keystone Automotive Operations, Inc., and the Shareholders named therein.*

10.17a	First Amendment to Voting Agreement and Irrevocable Proxy dated as of October 30, 2003, by and among Keystone Automotive Holdings, Inc., Keystone Automotive Operations, Inc., and the Shareholders named therein.*

12.1	Statement re computation of ratio of earnings to fixed charges.†

21.1	Subsidiaries of the registrant.*

23.1	Consent of PricewaterhouseCoopers LLP.†

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).*

23.3	Consent of Pepper Hamilton LLP (included in Exhibit 5.2).*

23.4	Consent of Kummer Kaempfer Bonner & Renshaw (included in Exhibit 5.3).*

23.5	Consent of Kirkland & Ellis LLP with respect to opinion regarding federal tax consequences (included in Exhibit 8.1).*

25.1	Statement re Eligibility of Trustee.†

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Tender Instructions.*

*	Filed previously.
†	Filed herewith.